                            SCHEDULE 14A INFORMATION



           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. 1)



Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]      Preliminary Proxy Statement

[  ]     Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))

[  ]     Definitive Proxy Statement

[  ]     Definitive Additional Materials

[  ]     Soliciting Material Proxy Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                         Paravant Computer Systems, Inc.
                (Name of Registrant as Specified In Its Charter)
  ----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]     No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1)      Title of each class of securities
                  to which transaction applies:      Common Stock

         (2)      Aggregate number of securities to
                  which transaction applies:         3,950,000 Shares

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                  Consideration for acquisition:

                           Cash                       $ 8,700,000
                           Notes                        4,800,000
                           Shares                       7,900,000 (*)
                                                      -----------
                                                      $21,400,000
                                                      -----------
                                                      -----------

                  (*) 3,950,000 shares of the Registrant valued at $2 per share, the Nasdaq reported closing price for April 24, 1998.

         (4)      Proposed maximum aggregate value of transaction: $21,400,000

         (5)      Total fee paid:   $4,280


[X]      Fee paid previously with preliminary materials.


[ ]      Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:
         ----------------------------------------------------------------------

         (2)      Form, Schedule or Registration Statement No.:
         ----------------------------------------------------------------------

         (3)      Filing Party:
         ----------------------------------------------------------------------

         (4)      Date Filed:
         ----------------------------------------------------------------------

                         PARAVANT COMPUTER SYSTEMS, INC.
                            1615A West Nasa Boulevard
                            Melbourne, Florida 32901

                   NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS

                                 August 20, 1998


                              To the Shareholders:


         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Paravant Computer Systems, Inc. (the "Company") will be held at the Melbourne Beach Hilton Oceanfront Hotel, 3003 U.S. Highway A1A, Indialantic, Florida 32903, on August 20, 1998 at 10:00 A.M. (local time) for the following purposes:


         1. To consider and vote upon approval and adoption of an amendment to the articles of incorporation to change the name of the Company from Paravant Computer Systems, Inc. to Paravant Inc.;

         2. To consider and vote upon approval of the acquisition by the Company of all of the capital stock of Engineering Development Laboratories, Incorporated ("EDL") and substantially all of the business and assets of Signal Technology Laboratories, Inc. ("STL") under the terms of the Acquisition Agreement dated March 31, 1998 (the "Acquisition Agreement") between the Company, EDL, STL, and the shareholders of EDL and STL; and

         3. To transact such other business as may properly be brought before the meeting or any adjournment thereof.


         The Board of Directors has fixed June 25, 1998 as the record date for the determination of the shareholders entitled to notice of and to vote at such meeting or any adjournments or postponements thereof, and only shareholders of record at the close of business on that date are entitled to notice of and to vote at such meeting.


         You are cordially invited to attend the meeting. Whether or not you plan to attend, you are urged to complete, date and sign the enclosed proxy and return it promptly. If you receive more than one form of proxy, it is an indication that your shares are registered in more than one account, and each such proxy must be completed and returned if you wish to vote all of your shares eligible to be voted at the meeting.

                                            By Order of the Board of Directors,


                                            William R. Craven
                                            Secretary
Melbourne, Florida

July 23, 1998




                             YOUR VOTE IS IMPORTANT.

THE ATTACHED PROXY STATEMENT SHOULD BE READ CAREFULLY. SHAREHOLDERS ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY GIVING WRITTEN NOTICE TO THE COMPANY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON THOUGH YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

                                                 TABLE OF CONTENTS

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS.................................................1
VOTING SECURITIES AND SECURITY OWNERSHIP............................................................1
                  Record Date and Voting Securities.................................................1
                  Voting of Proxies.................................................................1
                  Solicitation of Proxies...........................................................2
                  Principal Shareholders of the Company.............................................2
                  Shareholder Agreements............................................................3
PROPOSAL 1: NAME CHANGE TO PARAVANT, INC............................................................3
                  Reasons for the Proposal..........................................................3
                  Approval by Shareholders..........................................................4
                  Recommendation of the Company's Board of Directors................................4
PROPOSAL 2: APPROVAL OF THE ACQUISITION.............................................................4
                  Reasons for the Proposal..........................................................4
                  Approval by Shareholders..........................................................5
                  Recommendation of the Company's Board of Directors................................5
                  Pro Forma Book Value and Earnings Per Share.......................................5
         Summary of the Acquisition.................................................................6
                  The Parties to the Transaction....................................................6
                  How the Acquisition Will Be Completed.............................................7
                  Fairness Opinion..................................................................8
                  Financing the Acquisition.........................................................8
                  Federal Income Tax Consequences of the Acquisition................................8
                  Accounting Treatment of the Transaction...........................................9
                  Resales of Common Stock...........................................................9
                  Absence of Dissenters' Rights.....................................................9
                  NASD Requirement for Shareholder Approval.........................................9
                  Markets and Prices for the Shares of the Parties and Related
                  Shareholder Matters...............................................................9
         Risk Factors Applicable to the Acquisition................................................10
         The Acquisition...........................................................................12
                  Background.......................................................................12
                  Reasons for the Acquisition......................................................14
                  Fairness Opinion.................................................................15
                  Acquisition Financing............................................................17
                  Promissory Notes.................................................................17
                  Resales of Common Stock..........................................................17
                  Lock-up of Common Stock..........................................................18
                  Interest of Certain Persons in the Acquisition...................................18
         The Acquisition Agreement.................................................................19
                  General..........................................................................19
                  Acquisition of the EDL Common Stock, the STL Purchased Assets and
                           the STL Shareholder Non-Competition Agreements..........................19
                  STL Shareholder Non-Competition Agreements.......................................20
                  Employment Agreements............................................................20
                  Cash Earn-Out....................................................................21
                  Representations and Warranties of the Parties....................................22
                  Additional Covenants of the Parties..............................................22
                  Indemnification Provisions.......................................................24
                  Liquidated Damages...............................................................24
                  Termination and Waiver...........................................................25
                  Conditions Precedent to the Obligation of the Parties to Consummate
                            the Acquisition........................................................25


                  Conditions of the Closing............................................................25
         Description of the Company....................................................................26
                  General..............................................................................26
                  Products.............................................................................27
                  Customization Services...............................................................27
                  Supply and Manufacturing.............................................................27
                  Warranty and Customer Service........................................................27
                  Marketing and Sales..................................................................28
                  Customers............................................................................28
                  Competition..........................................................................28
                  Research and Development.............................................................29
                  Intellectual Property................................................................29
                  Government Regulations and Contracts.................................................29
                  Employees............................................................................30
                  Property.............................................................................31
                  Legal Proceedings....................................................................31
         Description of EDL and STL....................................................................31
                  EDL..................................................................................31
                  STL..................................................................................33
         Exceptional Recent Earnings History of EDL and STL............................................35
FINANCIAL STATEMENTS...................................................................................36
         Unaudited Pro Forma Consolidated Financial Statements.........................................36
                  Unaudited Pro Forma Consolidated Financial Information...............................37
                  Unaudited Pro Forma Consolidated Balance Sheet (March 31, 1998)......................38
                  Unaudited Pro Forma Consolidated Income Statement (Six Month Period ended
                      March 31, 1998)..................................................................39
                  Unaudited Pro Forma Consolidated Income Statement (September 30, 1997)...............40
                  Notes and Management's Assumptions to Unaudited Pro Forma Consolidated Financial
                      Statements.......................................................................41
                  Management's Discussion and Analysis of Operations...................................43
         Paravant Computer Systems, Inc. Financial Statements for the Years Ended September 30, 1997
            and 1996...................................................................................46
                  Independent Auditor's Report.........................................................47
                  Financial Statements:
                           Balance Sheets..............................................................48
                           Statements of Income........................................................49
                           Statements of Changes in Stockholders' Equity...............................50
                           Statements of Cash Flows....................................................51
                  Notes to Financial Statements........................................................52
                  Management's Discussion and Analysis of Operations...................................62
         Paravant Computer Systems, Inc. Unaudited Condensed Financial Statements
            for the Quarters Ended March 31, 1998 and 1997.............................................65
                  Financial Statements - (Unaudited):
                  Condensed Balance Sheet - March 31, 1998.............................................66
                  Condensed Statements of Operations for the three months ended
                     March 31, 1998 and 1997...........................................................67
                  Condensed Statements of Operations for the six months ended
                     March 31, 1998 and 1997...........................................................68
                  Condensed Statements of Cash Flows for the six months ended
                     March 31, 1998 and 1997...........................................................69
                  Notes to Condensed Financial Statements..............................................70
                  Management's Discussion and Analysis of Operations...................................72
         Engineering Development Laboratories Inc. and Subsidiary Consolidated Financial
            Statements for the Nine Month Period Ended October 4, 1997 and the Year Ended
            December 28, 1998..........................................................................76
                  Independent Auditor's Report.........................................................77
                  Financial Statements:
                          Consolidated Balance Sheets..................................................78
                          Consolidated Statements of Income............................................79
                          Consolidated Statements of Changes in Stockholders' Equity...................80
                          Consolidated Statements of Cash Flows........................................81
                  Notes to Consolidated Financial Statements...........................................82
                  Management's Discussion and Analysis of Operations...................................92
         Engineering Development Laboratories, Inc. and Subsidiary Unaudited Consolidated Condensed
            Financial Statements for the Six Months Ended March 21, 1998 and March 22, 1997............94
            Financial Statements - (Unaudited):
                  Condensed Consolidated Balance Sheet - March 21, 1998................................95
                  Condensed Consolidated Statements of Income for the six months ended March 21, 1998 and March 22, 1997...........................................96
                  Condensed Consolidated Statements of Cash Flows for the six months ended March 21, 1998 and March 22, 1997...........................................97
                  Notes to Condensed Consolidated Financial Statements.................................98
                  Management's Discussion and Analysis of Operations...................................99
ADDITIONAL INFORMATION.................................................................................101
                  Cautionary Statement concerning Forward-Looking Statements...........................101
                  Additional Information About the Company.............................................101
INFORMATION CONCERNING INDEPENDENT AUDITORS............................................................101
SHAREHOLDER PROPOSALS..................................................................................102
OTHER MATTERS..........................................................................................102

                         PARAVANT COMPUTER SYSTEMS, INC.

                            1615A West Nasa Boulevard
                            Melbourne, Florida 32901

                          P R O X Y   S T A T E M E N T
                       FOR SPECIAL MEETING OF SHAREHOLDERS


                                 August 20, 1998

         This Proxy Statement is being furnished to shareholders by the Board of Directors of Paravant Computer Systems, Inc. (the "Company" or "PCS"), in connection with the solicitation of the accompanying proxy (each a "Proxy" and collectively, "Proxies") for use at the special meeting to be held at the time and place shown in the attached Notice of Special Meeting of Shareholders and at any adjournments or postponements thereof (the "Special Meeting"). This Proxy Statement and the accompanying Proxy will first be sent or given to shareholders on approximately July 23, 1998.


                    VOTING SECURITIES AND SECURITY OWNERSHIP

Record Date and Voting Securities


         The record date for the determination of holders of common stock, par value $0.015 per share, of the Company ("Common Stock") who are entitled to notice of and to vote at the Special Meeting is June 25, 1998 (the "Record Date"). As of the Record Date ___________ shares of Common Stock were outstanding. Holders of record of Common Stock as of the Record Date will be entitled to one vote for each share held on each matter to be acted upon. A majority of all shares of Common Stock issued, outstanding and entitled to vote at the Special Meeting, present in person or represented by proxy, shall constitute a quorum. For purposes of determining the presence of a quorum for transacting business, abstentions and broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares on a particular matter with respect to which brokers or nominees do not have discretionary power) will be treated as shares that are present but have not voted.


Voting of Proxies

         Shares represented by properly executed Proxies, if returned in time and not revoked, will be voted in accordance with the directions contained therein. If no direction is given in the Proxy, the shares represented thereby will be voted: (i) for approval of the amendment to the articles of incorporation to change the name of the Company to Paravant Inc. (the "name change"); (ii) for approval of the acquisition under the terms of the Acquisition Agreement (the "Acquisition"); and (iii) on any other matter that may properly be brought before the Special Meeting in accordance with the judgment of the person or persons voting such Proxies.

         The execution of a Proxy will in no way affect a shareholders's right to attend the Special Meeting and to vote in person. Any Proxy executed and returned by a shareholder may be revoked at any time thereafter if written notice of revocation is given to the Secretary of the Company prior to the vote to be taken at the Special Meeting, or if the shareholder attends the Special Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation. Any later dated Proxies will revoke Proxies submitted earlier.

Solicitation of Proxies

         The cost of solicitation of the Proxies being solicited on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mail, proxy solicitation may be made by telephone, telegraph and personal interview by officers, directors and regular employees of the Company. The Company will, upon request, reimburse brokerage houses and persons holding Common Stock in the names of their nominees for their reasonable expenses in sending soliciting material to their principals.

Principal Shareholders of the Company


         The following table sets forth, as of June 12, 1998, the beneficial ownership of shares of Common Stock by (i) each person who is known to the Company to own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company and each executive officer of the Company who served as the Company's Chief Executive Officer in its last fiscal year, the year ended September 30, 1997, and each of the other four most highly compensated executive officers of the Company who were serving as executive officers at the end of the last fiscal year and (iii) all of the Company's officers and directors as a group:

                                                                                                   Percentage of
                                                                Amount and Nature of             Outstanding Shares
Name and Address of Beneficial Owners(1)                       Beneficial Ownerships(2)              Owned(3)
----------------------------------------                       ------------------------              --------
Krishan K. Joshi(4)(5)                                                  1,938,237                     23.2%
Richard P. McNeight(5)                                                  1,031,145                     12.1%
William R. Craven(5)                                                      511,984                      6.0%
Michael F. Maguire(5)                                                      46,500                       * %
John P. Singleton(5)                                                       69,000                       * %
Lary J. Beaulieu(5)                                                       226,202                      2.7%
Kevin J. Bartczak(5)                                                       45,000                        *%
All officers and directors as a group (7 persons) (4)(5)                3,719,451                     42.4%

------------------------------
*        Less than 1%

(1) The address of each such person is c/o Paravant Computer Systems, Inc., 1615A West Nasa Blvd., Melbourne, Florida 32901.

(2) A person is deemed the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Proxy Statement upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date of this Proxy Statement have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(3) Based on 8,340,238 shares of Common Stock outstanding on June 12, 1998, and with respect to each holder of options or warrants exercisable within 60 days, the shares represented by such options or warrants. If the Acquisition is approved and consummated 3,950,000 additional shares of Common Stock will be issued as consideration for the Acquisition which would have the effect of increasing the outstanding shares by 47.4%, to an aggregate of 12,290,238 shares, correspondingly reducing the percentage ownership of the persons listed in the table, resulting in the ownership of more than 5% of the then outstanding Common Stock by each of four shareholders of the entities being acquired, and increasing the then total ownership by the then officers and directors of the Company to approximately 50%. See "Summary of the Acquisition - Parties to the Transaction - EDL/STL Shareholders Who Will Become More Than 5% Shareholders."

(4) Includes 1,448,775 shares of Common Stock held by UES Florida, Inc. ("UES Florida"), a wholly owned subsidiary of UES, Inc. ("UES"). Mr. Joshi, Chairman and Chief Executive Officer of the Company, is the Chairman and a director of UES, of which he owns 58% of the shares of its common stock and which, as a result, he controls. Both UES and UES Florida have offices at 4402 Dayton-Xenia Road, Dayton, OH 45432.

(5) Includes options obtained from UES Florida covering 148,617 shares for Mr. Craven. Includes options granted under the Company's Incentive Stock Option Plan, as amended (the "Incentive Plan"), covering 193,334 shares for Mr. McNeight, 53,334 shares for Mr. Craven, 40,000 shares for Mr. Beaulieu and 45,000 shares for Mr. Bartczak, options for 5,032 shares of Common Stock granted to each of Mr. Craven and Mr. Beaulieu under a nonqualified stock option plan which plan has been terminated, options granted under the Nonemployee Directors' Stock Option Plan (the "Directors' Plan") covering 22,500 shares for Mr. Maguire and 15,000 shares for Mr. Singleton, other nonqualified special stock options covering 8,000 shares for each of Messrs. Maguire and Singleton granted on November 20, 1997, all of which options are currently exercisable and warrants held by Mr. Singleton which are presently exercisable for 25,000 shares. Excludes options granted under the Incentive Plan covering 84,666 shares for Mr. McNeight, 59,666 shares for Mr. Craven, 38,000 shares for Mr. Beaulieu, 25,000 shares for Mr. Bartczak and 30,000 shares for other officers and directors, all of which options are not exercisable within 60 days of the date of this Proxy Statement.


Shareholder Agreements


         Each of Messrs. Joshi, McNeight and Craven have separately agreed with Company to vote the shares of Common Stock as to which each of them has voting control (which in the case of Mr. Joshi includes the shares held by UES Florida) in favor of the Acquisition to be presented at the Special Meeting. Each of them has also indicated to the Company his intention to vote in favor of the name change proposal which is also to be considered at the Special Meeting. As of June 12, 1998 the shares under the voting control of Messrs. Joshi, McNeight and Craven aggregated 3,081,049, or 36.9% of the outstanding Common Stock.


                    PROPOSAL 1: NAME CHANGE TO PARAVANT INC.

         The Board of Directors has approved, and recommends to the shareholders for approval, an amendment to the articles of incorporation which would change the corporate name of the Company from Paravant Computer Systems, Inc. to Paravant Inc.

Reasons for the Proposal

         Consistent with the long range plans of the Board of Directors to further diversify the business activities of the Company in the defense, communications and related electronics industry, the Board has recommended a change in the name of the Company from Paravant Computer Systems, Inc. to Paravant Inc. in order to present a corporate identity which is not limited solely to the Company's present core business. Currently, the Company's core business consists of design, manufacture, repair and sale of rugged and customized computer systems and medical computer assemblies. The Board plans to diversify the Company's business activities through expansion or acquisition. For example, if the acquisition proposal which is to be acted upon at the Special Meeting is approved and implemented, the Company will expand its activities by acquisition to include design, modification and marketing of avionics equipment for military use and design, modification and marketing of digital signal processing equipment for government intelligence and related operations. The proposal for the name change is not contingent upon approval of the acquisition proposal. It is the intention of the Board to pursue the diversification of the Company's business through acquisition or expansion whether or not the present proposal is approved.

         The Board has selected and recommends to the shareholders approval of the proposed name, Paravant Inc., based upon the Board's judgment that Paravant Inc. will present an identity which retains the Company's established reputation for quality and performance in its current core business while, at the same time, not limiting its corporate identity to its present business. The trading symbols for the Company's securities, "PVAT" for the Common Stock, and "PVATW" for the Common Stock warrants would not be affected by the proposed change in the name of the Company and the currently outstanding share certificates bearing the name Paravant Computer Systems, Inc. would continue to represent shares of the Company following the change in its name to Paravant Inc. If the proposal to change the name of the Company is approved by the shareholders, the name change will be implemented by filing a name change amendment to the Company's articles of incorporation within thirty days after the Special Meeting.

Approval by Shareholders

         The affirmative vote of a majority of the shares of Common Stock represented at the Special Meeting and entitled to vote thereon is required to approve the amendment to the articles of incorporation to change the name of the Company from Paravant Computer Systems, Inc. to Paravant Inc. Shares of Common Stock that are designated to "abstain" and shares which are subject to broker non-votes with respect to approval of the name change will not be considered as votes cast with respect to approval of the name change.

Recommendation of the Company's Board of Directors

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE NAME CHANGE.

      YOUR PROXY WILL BE VOTED "FOR" APPROVAL UNLESS YOU SPECIFY OTHERWISE.

                     PROPOSAL 2: APPROVAL OF THE ACQUISITION

         The Board of Directors has approved, and recommends that the shareholders approve, the acquisition (the "Acquisition") by the Company of all of the capital stock (the "EDL Common Stock") of Engineering Development Laboratories, Incorporated ("EDL") and substantially all of the business and operating assets (the "STL Purchased Assets") of Signal Technology Laboratories, Inc. ("STL") under the terms of the Acquisition Agreement dated as of March 31, 1998 (the "Acquisition Agreement") between the Company, EDL, STL, and the shareholders of EDL and STL, James E. Clifford, Edward W. Stefanko, C. David Lambertson, C. Hyland Schooley, Leo S. Torresani and Peter Oberbeck (Messrs. Clifford, Stefanko, Lambertson, Schooley and Torresani and Dr. Oberbeck, collectively, the "EDL/STL Shareholders"). The acquisitions of the EDL Common Stock and STL Purchased Assets will occur simultaneously at the closing under the Acquisition Agreement (the "Closing") and neither of such acquisitions will occur without the other.

         Shareholders of the Company should read the information concerning the Acquisition which is included in this Proxy Statement following the statement of the recommendation of the Board of Directors before deciding how to vote on the Acquisition proposal. See "Summary of the Acquisition," "Risk Factors Applicable to the Acquisition," "The Acquisition," "The Acquisition Agreement," "Description of EDL and STL," "Unaudited Pro Forma Consolidated Financial Information," and "Additional Information."

Reasons for the Proposal

         The Board of Directors is committed to further diversify the business activities of the Company in the defense, communications and related electronics industry in the belief that such diversification can provide increased revenues and profitability and reduce the Company's dependence on revenues generated solely from its present customer base. The Board has further determined that any such diversification is a logical expansion into a larger market which is distinguishable from, but compatible with its existing defense related business. After its review of the business and prospects of EDL and STL during the initial negotiations, and subsequently during the Company's due diligence investigation, the Board unanimously approved the Acquisition. The Board believes that the Acquisition will result in a major expansion of the Company's customer base, increase the Company's revenues and profits, diversify the business of the Company and provide a basis for further related growth which will be in the best interests of the Company and its shareholders.

Approval by Shareholders

         The affirmative vote of a majority of the shares of Common Stock represented at the Special Meeting and entitled to vote thereon is required to approve the Acquisition Agreement and the acquisitions provided for therein (collectively, the "Acquisition"). Shares of Common Stock that are designated to "abstain" and shares which are subject to broker non-votes with respect to approval of the Acquisition will not be considered as votes cast with respect to approval of the Acquisition.

Recommendation of the Company's Board of Directors

         THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE ACQUISITION AGREEMENT, AND THE ACQUISITION PROVIDED FOR THEREIN, BY THE UNANIMOUS WRITTEN CONSENT OF ALL OF THE DIRECTORS AND HAS DETERMINED THAT THE TERMS OF THE ACQUISITION AGREEMENT ARE FAIR TO, AND THAT THE ACQUISITION IS IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE ACQUISITION.

      YOUR PROXY WILL BE VOTED "FOR" APPROVAL UNLESS YOU SPECIFY OTHERWISE.

                   Pro Forma Book Value and Earnings Per Share




The following table sets forth certain historical per share data of Paravant and EDL and combined per share data on an unaudited pro forma basis after giving effect to the Acquisition as a purchase transaction and assuming that 3,950,000 shares of Paravant Common Stock will be issued under the Acquisition for all the EDL Common Stock outstanding. This data should be read in conjunction with the separate historical financial statements of Paravant and separate historical consolidated financial statements of EDL included herein. The unaudited pro forma financial data is not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the period presented and should not be construed as representative of future operations.

                                                                                SEPTEMBER 30, 1997    MARCH 31, 1998
                                                                                ------------------    --------------
                                                                                    PER SHARE           PER SHARE
                                                                                ------------------    --------------
Historical - Paravant
     Basic net income per share                                                     $     0.14         $     0.066
     Diluted net income per share                                                   $     0.09         $     0.043
     Book Value per share(1)                                                        $     1.03         $     1.126

Historical - EDL
     Basic net income per share                                                     $ 9,188.46         $ 9,338.717
     Diluted net income per share                                                   $ 9,188.46         $ 9,338.717
     Book Value per share(1)                                                        $ 5,659.04         $11,715.317

Pro forma combined net income per share(2)
     Basic pro forma net income per share                                           $     0.65         $     0.522
     Diluted pro forma net income per share                                         $     0.48         $     0.403
     Equivalent pro forma net income per EDL share(3)                               $ 3,832.37         $ 3,236.808

Pro forma combined book value per share(4)
     Pro forma book value per Paravant share                                                           $      3.78
     Equivalent pro forma book value per EDL share(3)                                                  $ 30,329.01

------------
(1) The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of the period.

(2) Basic net income per share is computed by dividing the pro forma net income by the pro forma weighted average number of shares outstanding. Diluted net income per share is computed by dividing the pro forma net income by the pro forma weighted average number of shares outstanding and dilutive potential shares outstanding. The pro forma weighted average number of shares outstanding has been calculated as if the shares issued for the EDL Acquisition (3,950,000) were issued and outstanding at the beginning of each period presented.

(3) The equivalent EDL pro forma share amounts are calculated by multiplying the combined pro forma per share amounts by the conversion Ratio of 8,028.46 shares of Paravant Common Stock for each share of EDL Common Stock.

(4) The pro forma book value per share data is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the date indicated. The pro forma number of shares outstanding was calculated as if the shares to be issued for the Acquisition were outstanding at March 31, 1998.

Summary of the Acquisition

The Parties to the Transaction


         The Company. Paravant Computer Systems, Inc. will be the purchaser of the EDL Common Stock and STL Purchased Assets under the terms of the Acquisition Agreement. The Company is a Florida corporation, which is engaged in the business of design, manufacture, repair and sale of ruggedized, portable computers and communications interfaces utilized in outdoor and medical settings, customized computer systems and medical computer assemblies. The Company sells its products, directly or indirectly, to the U.S. and foreign military establishments, large aerospace and military contractors, government agencies regulating environmental, geologic and forestry matters, certain state departments of transportation, forest products companies, and medical device manufacturers. See "The Acquisition - Description of the Company."


         In the Acquisition, through its acquisition of the EDL Common Stock, the Company will acquire EDL as a wholly owned subsidiary. After the Acquisition EDL will be operated as a wholly owned subsidiary of the Company. On January 30, 1998 the Company caused the incorporation of STL of Ohio, Inc. ("STL Ohio"), as an Ohio corporation and a wholly owned subsidiary of the Company, for the purpose of receiving the STL Purchased Assets in the Acquisition. In the Acquisition the STL Purchased Assets will be acquired by STL Ohio. After the Acquisition, STL Ohio will be operated as a wholly owned subsidiary of the Company.

         The principal executive offices of the Company are located at 1615A West Nasa Boulevard, Melbourne, Florida 32901 and its telephone number is (407) 727-3672.



         EDL. EDL is an Ohio corporation which is engaged in the business of design, modification, and marketing avionics equipment for military use. EDL also owns approximately 56% of the capital stock of STL. See "The Acquisition - Description of EDL and STL."

         EDL is a privately held corporation. The EDL Common Stock is owned by Messrs. Clifford, Stefanko and Lambertson. Mr. Clifford is a former director of the Company. Under the terms of the Acquisition Agreement the EDL Common Stock will be sold to the Company by Messrs. Clifford, Stefanko and Lambertson. The principal executive offices of EDL are located at 4391 Dayton-Xenia Road, Dayton, Ohio 45432 and its telephone number is (937) 429-7411.

         STL. STL is an Ohio corporation which is engaged in the business of design, modification, and marketing digital signal processing equipment for government intelligence and related operations. See "The Acquisition - Description of EDL and STL."

         STL is a privately held corporation. EDL owns approximately 56% of the capital stock of STL and the other shares are owned by Messrs. Schooley, Torresani and Dr. Oberbeck. Under the terms of the Acquisition Agreement, the STL Purchased Assets will be sold to the Company by STL and transferred to the Company's subsidiary, STL Ohio. In accordance with the Acquisition Agreement, and prior to the Acquisition, the shares of STL owned by EDL will be distributed to the shareholders of EDL. The principal executive offices of STL are located at 4393 Dayton-Xenia Road, Dayton, Ohio 45432 and its telephone number is (937) 429-7472.

         The EDL/STL Shareholders. Each of the EDL/STL shareholders are parties to the Acquisition Agreement. Under the terms of the Acquisition Agreement, upon the Closing, the EDL/STL Shareholders will enter into the employment agreements with the Company provided for in the Acquisition Agreement (the "Employment Agreements"), Messrs. Schooley, Torresani and Dr. Oberbeck will also enter into the separate long-term non-competition agreements with the Company provided for in the Acquisition Agreement (the "STL Shareholder Non-Competition Agreements"), and Messrs. Clifford, Schooley and Stefanko will be appointed to the Company's Board of Directors.

         EDL/STL Shareholders Who Will Become Directors. The following paragraphs set forth information with regard to Messrs. Clifford, Schooley and Stefanko, who will be appointed as directors of the Company following the Closing under the terms of the Acquisition Agreement.

         Mr. Clifford, age 61, has served as President of EDL since 1989. From 1983 to 1989 he served as a vice president at Systems Research Laboratories. After 23 years of service specializing in Special Operations Forces, he retired from the U.S. Air Force at the rank of Colonel in 1983. Mr. Clifford holds Bachelor's and Master's of Science degrees in electrical engineering from Oklahoma State University. He served as a director of the Company from 1995 until December, 1997. For the Acquisition, Mr. Clifford will receive 882,166 shares of Common Stock. Mr. Clifford currently owns 13,500 shares of Common Stock.

         Mr. Schooley, age 64, has served as President of STL since 1990. From 1962 to 1990 he served in various engineering and management capacities at Systems Research Laboratories. Mr. Schooley holds a Bachelor of Science degree in Electrical Engineering from the University of Missouri (Columbia). Mr. Schooley will receive 651,750 shares of Common Stock for the Acquisition. Mr. Schooley currently owns 1,000 shares of Common Stock.

         Mr. Stefanko, age 57, has served as Executive Vice President, Secretary and Treasurer of EDL since 1988. From 1990 to 1998 he served as Secretary and Treasurer of STL. Mr. Stefanko holds a Bachelor of Science degree in Physics and a Master of Business Administration from the University of Dayton. For the Acquisition, Mr. Stefanko will receive 882,167 shares of Common Stock.


EDL/STL Shareholders Who Will Become More Than 5% Shareholders.

        As consideration for the Acquisition the Company will issue an aggregate of 3,950,000 shares of Common Stock, 2,646,500 shares of which will be divided equally among Messrs. Clifford, Stefanko and Lambertson as EDL Common Stock Sale Consideration and 1,303,500 shares of which will be divided among Messrs. Schooley and Torresani and Dr. Oberbeck, 1/2, 1/4 and 1/4, respectively, as STL Shareholder Non-Competition Agreement Consideration. As a result of the issuance of the 3,950,000 shares for the Acquisition, and assuming that the otherwise outstanding shares of Common Stock as of that date was the same as the 8,340,238 shares which were outstanding on June 12, 1998, Messrs. Clifford, Lambertson, Stefanko and Schooley would then each become holders of more than 5% of the then outstanding Common Stock. Each of such persons would then hold the following number of shares and percentage of total outstanding shares: (i) Mr. Clifford, 895,616 shares (including 13,500 shares owned prior to the Acquisition), 7.3%;
(ii) Mr. Lambertson, 882,166 shares, 7.2%; (iii) Mr. Stefanko, 882,166 shares, 7.3%; Mr. Stefanko, 882,166 shares, 7.2%; and (iv) Mr. Schooley, 652,750 shares (including 1,000 shares owned prior to the Acquisition), 5.3%. Messrs. Clifford, Stefanko and Schooley, the EDL/STL Shareholders who will be named as directors of the Company as a result of the Acquisition would hold an aggregate of 2,430,533 shares, which together with the 3,719,451 shares held by the current officers and directors of the Company would aggregate 6,149,984 shares, or approximately 50% of the total then outstanding shares of the Company.


How the Acquisition Will Be Completed

     At the Closing, the following will take place:

              Messrs. Clifford, Stefanko and Lambertson will deliver the EDL Common Stock to the Company in exchange for the EDL Common Stock Sale Consideration consisting of the following:

              An aggregate of $4,650,000 in cash;

              Promissory notes in the aggregate amount of $3,238,000; and

              An aggregate of 2,646,500 shares of Common Stock;

              STL will deliver the STL Purchased Assets to the Company in exchange for the STL Purchased Assets Consideration consisting of the following:


              The Assumption by the Company of the liabilities designated in the Acquisition Agreement as the "Assumed Liabilities," which as of June 12, 1998 were estimated to be nominal in amount;


              $1,700,000 in cash; and

              The contingent future payment of the "Cash Earn-Out" as defined in the Acquisition Agreement.

              Messrs. Schooley and Torresani and Dr. Oberbeck will deliver the STL Shareholder Non-Competition Agreements to the Company in exchange for the STL Shareholder Non-Competition Agreement Consideration consisting of the following:

              An aggregate of $2,350,000 in cash;

              Promissory notes in the aggregate amount of $1,562,000; and

              An aggregate of 1,303,500 shares of Common Stock.

              The Company and the EDL/STL Shareholders will enter into and deliver the Employment Agreements.

Fairness Opinion

         In deciding to approve the Acquisition, the Company's Board of Directors considered, among other things, opinions from RAS Securities Corp., members of the National Association of Securities Dealers, Inc. (the "NASD") and the American Stock Exchange, Inc. concerning the value of the Common Stock to be issued as a portion of the consideration for the Acquisition and the fair market value of the businesses and assets of EDL and STL to be acquired in the Acquisition. See "The Acquisition - Fairness Opinion."

Financing the Acquisition

         The Company intends to finance the cash portion of the consideration to be paid by it in the Acquisition. See "The Acquisition - Acquisition Financing."

         The balance of the consideration to be paid by the Company for the Acquisition will consist of promissory notes and Common Stock and the Cash Earn-Out to be paid from the revenues of the Company.

Federal Income Tax Consequences of the Acquisition

         The goodwill recorded by the Company for the acquisition of the STL Purchase Assets is deductible over a fifteen year period. The goodwill recorded by the Company for the acquisition of the EDL Common Stock is not deductible for tax purposes. The cost of the STL Shareholder Non-Competition Agreements is deductible over fifteen years.

Accounting Treatment of the Transaction

         The Acquisition will be accounted for using the purchase method under generally accepted accounting principles for accounting and financial reporting purposes. The amounts allocated to the assets acquired are based on management's estimate of their fair values with the excess of purchase price over fair value allocated to goodwill. The value of the Common Stock issued in connection with the Acquisition will be based on a separate valuation of the shares taking into consideration the effect of price fluctuations, quantities of shares traded and issuance costs. Additional compensation expense may be recorded by the Company for the Cash Earn-Out for the fiscal years ended September 30, 2000 to September 30, 2003 contingent upon the achievement of specified pre-tax earnings. Goodwill will be amortized over a fifteen year period.

Resales of Common Stock

         All of the shares of Common Stock to be issued in the Acquisition will be considered "restricted securities" under federal securities laws and will be subject to the "lock-up" provision of the Acquisition Agreement. Consequently, the transferability of such shares by their holders will be limited following the Closing. See "The Acquisition-Resales of Common Stock" and "The Acquisition
- Lock-Up of Shares."

Absence of Dissenters' Rights

         The Company is incorporated in the State of Florida, and accordingly, is governed by the provisions of the Florida Business Corporation Act (the "FBCA"). Shareholders of the Company are not entitled to dissenters' rights to dissent from and obtain payment of the fair value of their shares under the FBCA with respect to the Acquisition.

NASD Requirement for Shareholder Approval

         The By-Laws of the NASD require that the Company obtain the approval of its shareholders in connection with a transaction, other than a public offering, involving the sale or issuance by the Company of Common Stock (or securities convertible into, or exercisable for, Common Stock) equal to twenty percent or more of the Common Stock, or twenty percent or more of the voting power of the Company's securities, which were outstanding before the issuance of the Common Stock in the Acquisition. As a result, even though the Acquisition is not required to be approved by the shareholders of the Company under the terms of the FBCA, such shareholder approval is required under the terms of the By-Laws of the NASD to which the Company is subject.

Markets and Prices for the Shares of the Parties and Related Shareholder Matters

         The shares of Common Stock commenced trading on the Nasdaq Stock Market National Market under the symbol "PVAT" on June 3, 1996. The range of high and low reported closing sales prices for the Common Stock as reported by Nasdaq (reflecting inter dealer prices, without retail mark-up, markdown or commission and not necessarily representing actual transactions) since the commencement of trading were as follows:


                                                                       High           Low
                                                                       ----           ---
     June 3, 1996 to June 30, 1996(1).............................    $5-3/8         $1-7/8
     July 1, 1996 to September 30, 1996(1)........................    $6-3/8         $4-5/8
     October 1, 1996 to December 31, 1996.........................    $8             $4-15/16
     January 1, 1997 to March 31, 1997............................    $7-3/8         $5
     April 1, 1997 to June 30, 1997...............................    $7             $3
     July 1, 1997 to September 30, 1997...........................    $6-5/8         $3
     October 1, 1997 to December 31, 1997.........................    $5-3/32        $3-3/8
     January 1, 1998 to March 31, 1998............................    $4             $2-11/16
     April 1, 1998 to June 12, 1998...............................    $2-31/32       $1-15/16

-------------------------
(1) On July 25, 1996, the Company effected the Stock Split. Following the Stock Split, each holder of record of Common Stock on July 22, 1996 received two additional shares of Common Stock for each share held on such date. In connection with the Stock Split, each outstanding Warrant to purchase one share of Common Stock at an exercise price of $6.00 per share was converted into three Warrants, each to purchase one share of Common Stock at an exercise price of $2.00 per share. All share prices listed above are after giving effect to the Stock Split.

         On March 30, 1998, the last trading day prior to the public announcement of the Acquisition, the sale prices for the Common Stock as reported by Nasdaq ranged from a high of $3 per share to a low of $2-11/16 per share.

         On June 12, 1998, as reported by the Company's transfer agent, shares of Common Stock were held by 93 record holders, including several holders who are nominees for an undetermined number of beneficial owners. Based upon past requests by nominee holders for materials to be forwarded to beneficial owners, the Company estimates that there are more than 1,200 beneficial owners of Common Stock.

         The Company has not paid any dividends on its shares of Common Stock and intends to follow a policy of retaining any earnings to finance the development and growth of its business. Accordingly, it does not anticipate the payment of cash dividends in the foreseeable future. However, the payment of dividends, if any, rests within the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, its capital requirements and its overall financial condition.

         EDL and STL are each privately held corporations and there is no public trading in the shares of either of such corporations.

                   Risk Factors Applicable to the Acquisition

         Each shareholder of the Company should carefully consider and evaluate the following factors, among others, before voting on the Acquisition proposal.


               Exceptional Earnings of EDL and STL. During recent periods, including the periods consisting of the fiscal year ended September 30, 1997 and the interim fiscal six months period ended March 31, 1998, the revenues and earnings of EDL and STL were materially higher than those of earlier periods. Management of the Company has attempted to realistically and fairly evaluate results of operations for these recent periods in relation to those of prior periods and reasonable expectations for periods following the Closing in determining to pursue the Acquisition and in determining the consideration to be paid for the Acquisition. Management's evaluation of the results of recent periods may not have been adequately discounted with the result that the Acquisition could be less favorable to the Company and its shareholders than anticipated by management when formulating its recommendation for approval.


               Ability to Transition Business of STL. After the Closing, it is the intention of the parties to refer and transition customers and business of STL to STL Ohio. A major part of such business may not be transferable from STL without the consent of the other contracting party. There is no assurance that such consent will be granted.

               Dependence Upon Acquired Management. The continuing successful operation of the businesses to be acquired in the Acquisition is largely dependent upon the retention of the EDL/STL Shareholders and other key management personnel of EDL and STL as employees of EDL and STL Ohio following the Closing. Because the businesses being acquired represent a diversification of the Company's business functionally and geographically, the loss from a key management position of one or more of the EDL/STL Shareholders or of any other key management personnel from EDL or STL Ohio could have an adverse effect on one or both of the acquired businesses and upon the realization of the benefits anticipated from the Acquisition.


               Integration of Operations: Management of Growth. In determining that the Acquisition is in the best interests of the Company, the Company's Board of Directors has assumed the continuation of the business of EDL, after it becomes a subsidiary of the Company, and the continuation of the business of STL after it is transferred to STL Ohio, and that such business can be assimilated into the operations of the Company with relative ease. Under the terms of the Employment Agreements to be entered into at the Closing, the Company will employ the EDL/STL Shareholders to continue their management of the acquired operations in a largely autonomous manner and with minimal direct oversight by the Company's Board of Directors and executive officers. The Employment Agreements are intended to provide consistent management of the acquired operations, however, the difficulties of assimilation may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. The process of combining the acquired businesses may cause an interruption of, or a loss of momentum in, the Company's business, which could have an adverse effect on the revenues and operating results of the combined Company. There is no assurance that the combined entity will be able to retain all of its key management and other operating personnel or that the combined entity will realize any of the other anticipated benefits of the Acquisition.

               Dilution; Voting Control. The Company will issue an aggregate of 3,950,000 shares of Common Stock as consideration for the Acquisition which would represent approximately 47.4% of the number of shares of Common Stock outstanding as of June 12, 1998. Accordingly, the Acquisition will have the effect of substantially reducing the percentage voting interest in the Company prior to the Acquisition. The substantial ownership of Common Stock by the EDL/STL Shareholders, as a group, after the Acquisition will provide them with the ability to exercise substantial influence in the election of directors and other matters submitted for approval by the Company's shareholders. Following the Acquisition, the ownership of Common Stock by the EDL/STL Shareholders who will become directors together with the present officers and directors of the Company and their affiliates will then represent approximately 50% of the outstanding shares of the Company. Such concentrations of ownership of the Common Stock may make it difficult or impossible for other shareholders of the Company to successfully advocate or oppose matters which may be submitted for shareholder action. Such ownership may also have the effect of delaying, deterring or preventing a change in control of the Company without the consent of such major shareholders. In addition, sales of Common Stock by such major shareholders could result in a change in control of the Company.

               Pro Forma Effect on Book Value and Earnings Per Share. On a pro forma basis, the Acquisition will have a dilutive effect on book value per share of the Company as of March 31, 1998 while increasing earnings per share. See "Pro Forma Book Value and Earnings Per Share." The extent of dilution or enhancement to the Company's shareholders with respect to future book value and earnings per share will depend on the actual results achieved by the Company following the Acquisition as compared with the results that could have been achieved by the Company on a stand-alone basis over the same period in the absence of the Acquisition transactions. There is no assurance as to such future results, and, accordingly, as to whether the Acquisition will ultimately be dilutive or accretive to the Company's future book value per share or earnings per share.

               Resales of Common Stock and Market Volatility. The Company will issue and deliver an aggregate of 3,950,000 shares of Common Stock as consideration for the Acquisition. Such additional shares would represent, in the aggregate, approximately 47.4% of the number of shares outstanding as of June 12, 1998. The shares to be issued in the Acquisition will be considered "restricted securities" under applicable securities laws, thereby limiting the resale of such shares into the public market. All of such shares will, however, become eligible for sale in the public market in accordance with SEC Rule 144 or 145 ("Rule

              144 or 145") one year following the Closing with certain volume and manner of sale limitations continuing for only one year thereafter (except as to shares held by persons deemed to be affiliates of the Company). In addition, the Company has agreed o file a registration to register the shares with the SEC within twelve months after the Closing. Because such shares are also restricted by the lock-up provisions of the Acquisition Agreement, it is not anticipated that such shares would be offered for sale until at least 18 months after the Closing. As of June 12, 1998, approximately 5,047,019 shares, or 60.5% of the outstanding shares of Common Stock, is held by nonaffiliates of the Company. Trading in the Common Stock has historically been limited, and there can be no assurance that a more active trading market for the Common Stock will develop or be sustained. Because of the limited trading liquidity in the Common Stock, the market price of the Common Stock has been vulnerable to significant fluctuations in response to very limited market trading in such shares. The market price of the Common Stock will remain subject to significant fluctuations in response to such factors as well as in response to operating results and other factors affecting the stock market generally. The stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of the issuers. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the Common Stock in the future.

               Government Regulation and Contracts. Commercial enterprises engaged primarily in supplying equipment and services, directly or indirectly, to the United States government (including the Company, EDL and STL) are subject to special risks such as dependence on government appropriations, termination without cause, contract renegotiation and competition for the available Department of Defense ("DoD") business. In the opinion of the respective managements of the Company, EDL and STL, none of their respective entities has a material amount of its business as DoD contracts that are subject to renegotiation in the foreseeable future and none of them is aware of any proceeding to terminate material DoD contracts in which their respective entities may be indirectly involved. Some of the Company's contracts provide for the right to audit its cost records and are subject to regulations providing for price reductions.

               Continuing Dependence Upon a Limited Customer Base; Competition. The Acquisition is expected to result in a diversification of the Company's business and a major expansion of its customer base. The respective businesses of EDL and STL are distinguishable from the Company's existing defense-related business, however, because the respective businesses of EDL and STL are also concentrated primarily in military and government-related business, the business of the Company after the Acquisition, although more diversified with an expanded customer base will continue to be subject to the risks related to such business and the competition for such business from other sources. See "the Acquisition - description of EDL and STL."

                                 The Acquisition

 Background

         In order to increase the Company's access to capital markets and enhance opportunities for further growth, the Company undertook and completed an initial public offering of Common Stock in June, 1996. In connection with its determination to undertake the public offering, the Board of Directors determined to pursue, as a long-range goal, further expansion and diversification of the Company's business in the defense, communications and related electronics industry. The Board concluded that such diversification would most likely be achieved through the Company's acquisition of one or more established businesses. Any such businesses should be engaged in activities which would be distinguishable from, but compatible with, the existing business of the Company and should represent a logical expansion of the Company's business. It was also the intention of the Board that a significant portion of the acquisition price for any such acquisition should consist of Common Stock and that incentives be provided to retain the proven management personnel of any such business.

         During the second quarter of 1997, Krishan K. Joshi, Chairman of the Board of Directors of the Company, and Mr. Clifford, who at that time was a member of the Board of Directors of the Company, began to explore the mutual opportunities that might result from the acquisition by the Company of EDL. Mr. Clifford was, and is, a member of the Board of Directors, executive officer, and major shareholder of EDL. Mr. Clifford serves as President of EDL and is the owner of 1/3 of the EDL Common Stock. Because of his association with Mr. Clifford as a director of the Company and his long personal and business friendship with Mr. Clifford, Mr. Joshi was generally knowledgeable about the business of EDL. Similarly, the other members of the Board of Directors of the Company, because of their association with Mr. Clifford as a director of the Company, had some knowledge concerning the business of EDL. In addition to his position as Chairman of the Board and Chief Executive Officer of the Company, Mr. Joshi's principal occupation is Chairman of the Board and Chief Executive Officer of UES, Inc., an Ohio corporation ("UES"). Mr. Joshi maintains his office in the principal executive offices of UES which are located at 4401 Dayton-Xenia Road, Dayton, Ohio 45432. Mr. Clifford maintains his office in the principal executive offices of EDL, which are also located in the same building.

         After initial discussions between Messrs. Joshi and Clifford, and between other members of the Board of the Company and Mr. Clifford, the Board concluded that the possible acquisition of EDL might be consistent with the diversification and expansion goals of the Board and that possible acquisition should be pursued further. STL is a majority owned subsidiary of EDL, which owns approximately 56% of the STL capital stock. During subsequent discussions Messrs. Joshi and Clifford suggested that consideration also be given to the acquisition of minority interest in STL, which is owned by Messrs. Schooley and Torresani and Dr. Oberbeck. The principal executive offices of STL are located in the same building as those of EDL and UES and Messrs. Joshi and Clifford were well acquainted with the management and operations of STL. After initial discussions between Mr. Joshi, Mr. Clifford and Messrs. Schooley and Torresani and Dr. Oberbeck, Mr. Joshi recommended, and the Company's Board of Directors agreed, to pursue the possible acquisition of the businesses of both EDL and STL.

         On November 20, 1997 the Company's Board of Directors adopted a resolution authorizing negotiations with EDL, STL and all of the EDL/STL Shareholders for the purpose of pursuing the terms of a letter of intent providing for the acquisition by the Company, after completion a satisfactory due diligence investigation by the parties. Mr. Clifford, as a director of the Company, abstained from the vote taken by the Company's Board of Directors. Following the November 20, 1997 meeting of the Company's Board, Mr. Joshi and the other executive officers of the Company devoted a substantial amount of time and effort in conducting an initial due diligence investigation of EDL and STL and in the formulation of an initial acquisition proposal. During this period, the Company and EDL and STL mutually exchanged preliminary due diligence information. In order to assure a candid consideration of the merits of the proposed acquisitions, and to avoid any possible conflict with Mr. Clifford's duties as a member of the Company's Board in connection with the Board's consideration of the proposed acquisitions, Mr. Clifford resigned as a director of the Company on December 30, 1997.

         Mr. Clifford has continued to serve as a director and President of EDL and was directly involved in the formulation of EDL's negotiations with the Company toward the development of the initial and subsequent letters of intent and EDL's agreement to the terms of the Acquisition Agreement. Mr. Clifford, as an EDL/STL Shareholder, is also a party to the Acquisition Agreement and, as such, will be entitled to his pro rata share of the consideration to be paid for the Acquisition, and will enter into an Employment Agreement with the Company upon consummation of the Acquisition transaction. After his resignation as a director of the Company, Mr. Clifford's negotiations directly with the Company concerning the proposed acquisitions were comparable to those of the other EDL/STL Shareholders. Edward W. Stefanko, a director, Executive Vice President, and a shareholder of EDL, served as the principal negotiator for EDL, STL and the EDL/STL Shareholders in the negotiations with the Company concerning the Acquisition.

         On September 19, 1997, the Board of Directors of the Company approved and agreed to the terms of a non-binding letter of intent providing for the drafting of a definitive acquisition agreement for the acquisition of EDL and STL. During the period from September 19, 1997 until January 23, 1998 several drafts of acquisition agreements were proposed by the parties and negotiations between the Company and EDL and STL continued. An amended letter of

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intent was signed by the Company and the representative of EDL and STL on
January 23, 1998. A further amended letter of intent was signed on February 13, 1998. Following telephone conference meetings of the Board members and the executive officers of the Company, during which the executive officers provided the directors with information concerning the negotiations and discussions, due diligence and other information with respect to the determination of management's recommendation for approval, the Company's Board of Directors, in a unanimous action by written consent, approved the acquisition agreement which was executed by the parties on March 31, 1998. On March 31, 1998 the Company issued a press release announcing the proposed Acquisition. On April 23, 1998 the parties amended and restated the acquisition agreement as the Acquisition Agreement dated as of March 31, 1998 (the "Acquisition Agreement"). As of
June 17, 1998 the parties further amended the Acquisition Agreement to change the latest closing date for the Acquisition transaction until September 30, 1998. The parties have continued to exchange information and coordinate activities to prepare for the Company's Special Meeting of shareholders and for the anticipated consummation of the Acquisition.


     After approximately September 1, 1997, the Company was assisted by outside legal counsel in its negotiations with EDL, STL and the EDL/STL Shareholders, and in the formulation and drafting of the letters of intent and the Acquisition Agreement. The Board of Directors also engaged the services of RAS Securities Corp. to conduct a financial analysis of the proposed acquisitions and to render an opinion as to the fairness of the terms of the proposed acquisition to the Company and its shareholders from a financial point of view.

     During the period from September 19, 1997 through the signing of the Acquisition Agreement, EDL and STL were represented in negotiations with the Company by the direct involvement of their respective executive officers and the EDL/STL Shareholders. As noted above, Mr. Clifford was instrumental in the initial consideration of the proposal and Mr. Stefanko subsequently served as the principal negotiator for EDL and STL and their respective shareholders. EDL and STL have been assisted by outside legal counsel throughout the negotiations.

Reasons for the Acquisition

     The Board of Directors and executive officers of the Company believe that the terms of the Acquisition are fair to, and in the best interests of, the Company and the shareholders of the Company. In reaching its determination to approve the Acquisition, the Board identified and analyzed the following factors and potential benefits, among others, relating to the Acquisition:

     alternatives for growth in the defense and related electronics industry, including internal development, which the Board viewed as less advantageous due to the current full commitment of the Company's management to current business activities, concentration of the Company's management experience in the Company's current business activities, the Company's limited development resources and the uncertainty of the success of such development efforts, none of which appeared to present the opportunity that the acquisition of EDL and STL presented;

     the strategic value of diversifying the business activities of the Company by adding the military avionics business of EDL and the digital signal processing business of STL;

     the expectation that the businesses of EDL and STL will be compatible with, and complementary to, the Company's computer related business and that the Acquisition may be viewed favorably by investors as a logical expansion and diversification of the Company's business;

     information concerning the Company's, EDL's and STL's respective prospects, financial performance, financial condition, assets and operations;

     the financial terms of the Acquisition and its possible effect on future earnings;

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     the opinion of RAS Securities Corp. that the value of the EDL Common Stock,
     STL Purchased Assets, and the STL Shareholder Non-Competition Agreements is in excess of the value of the cash, promissory notes and Common Stock to be paid by the Company as consideration for the Acquisition; and

     a review with the Company's outside legal counsel of the terms of the Acquisition Agreement.

     Following its deliberations concerning such factors, the Company's Board concluded that the Acquisition may increase the long-term prospects of the Company for continued growth, may increase stockholder value, and is in the best interests of the Company and its shareholders financially and strategically.

     The Company's Board also considered a variety of potentially negative factors in its deliberations concerning the Acquisition, including (i) the recognition that the revenues and profits of EDL and STL in recent periods are probably in excess of those that may be expected after the Acquisition (ii) the possible dilutive effect of the issuance of the Common Stock in the Acquisition;
(iii) the additional debt of the Acquisition Financing to be incurred by the Company to carry out the Acquisition; (iv) the transaction costs and costs of integrating the businesses to be acquired in the Acquisition; (v) the risk that, despite the obtaining of the Employment Agreements, key personnel of EDL and/or STL may not be retained by the Company causing an adverse effect on the continuing business operation acquired in the Acquisition; (vi) the risk that key business contracts or relationships of STL may not be transferred to STL Ohio in connection with the Acquisition reducing the realization of the value sought to be obtained by the Acquisition; and (vii) the risk that other benefits sought to be obtained by the Acquisition might not be obtained.

     Given the variety of factors, both positive and negative, considered by the Company's Board, the Board did not quantify or otherwise assign relative weights to the specific factors considered. In addition, individual members of the Company's Board may have given different weights to the various factors considered. The Board of Directors was unanimous in its approval of the Acquisition under the terms of the Acquisition Agreement.

Fairness Opinion


     RAS Securities Corp. ("RAS") was requested by the Company to render its opinion (the "Common Stock Value Opinion") as to the value and fairness (from a financial point of view) of the Common Stock which will be issued as a portion of the consideration to be paid by the Company in the Acquisition for the acquisition of the EDL Common Stock, the STL Purchased Assets, and the STL Shareholder Non-Competition Agreements under the terms of the Acquisition Agreement. The Company also requested the opinion (the "EDL/STL Value Opinion") of RAS as to the value and fairness (from a financial point of view) of the proposed acquisition of the EDL Common Stock, the STL Purchased Assets, and the STL Shareholder Non-Competition Agreements. The Company selected RAS from among a list of ten or more firms assimilated from recommendations of the Company's independent financial services firm and from research undertaken by the Company's executive officers. Based upon responses from among several of the listed firms solicited by the Company, management selected RAS based upon its experience in valuations through its own debt and/or equity public underwritings and private placement offerings of its own clients, in providing valuations for offerings in the capacity of a qualified independent underwriter for several public underwriting offerings by another underwriter, and in the providing of fairness opinions for merger transactions.

     In arriving at its Common Stock Value Opinion, RAS reviewed the Company's Form 10-KSB for the fiscal year ended September 30, 1997 and the Company's Form 10-QSB for the quarter ended December 31, 1997; reviewed the preliminary unaudited financial statements of EDL/STL for the year ended December 31, 1997 and unaudited financial statements of EDL/STL for the year ended December 28, 1996 (the "EDL/STL financial statements"); reviewed the acquisition agreement dated March 31, 1998 (the "Agreement"); reviewed all trading activity and the market maker activity for the Common Stock for the period from June 3, 1996 through March 15, 1998; and reviewed and analyzed companies and trading activity and transactions similar to the Acquisition. In rendering its opinion, RAS relied upon and assumed, without independent verification or investigation, the accuracy and completeness of the foregoing information, as well as the accuracy and completeness of all information provided to it by the Company and its employees, representatives and agents.

     Based upon its review and its analysis of the foregoing information and based upon the average closing bid price of the Common Stock for the sixty day period ending March 15, 1998, RAS expressed its opinion that the Common Stock to be paid as a portion of the purchase price for the Acquisition, ascribing to it a value in the range of 40% to 50% of such average closing bid price, has a value of $1.40-1.76 per share, or approximately $1.58 per share. Such estimation

                                       15





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takes into consideration, amongst other material things, (i) its illiquid and unregistered state; (ii) the relatively thin volume in the Common Stock compared to the 3,950,000 shares to be issued for the Acquisition; (iii) the few large and consistent market-makers in the shares; and (iv) the restrictive nature of the shares in that none of the 3,950,000 shares will be free trading prior to the end of the eighteen month "lock-up."

     In arriving at its EDL/STL Value Opinion, RAS reviewed the Agreement; reviewed the EDL/STL financial statements; reviewed and analyzed transactions and companies similar to the Acquisition; reviewed comparable company acquisitions; the financial projections for EDL/STL (which were prepared by the Company consistent with the EDL/STL financial statements); and reviewed performance and valuations of small defense electronic companies that are publicly held. In rendering its opinion, RAS relied upon and assumed, without independent verification or investigation, the accuracy and completeness of the foregoing information, as well as the accuracy and completeness of all information provided to it by the Company and its employees, representatives and agents.

     RAS identified public companies that are similar in the type of business and operation to EDL/STL (i.e., small defense electronic companies) ("comparable companies") and calculated implied values from the harmonic mean averages of the comparable companies using the market capitalization approach (i.e., the market value of the equity, plus long and short term debt, less cash and cash equivalents). The harmonic mean gives equal investment weight to each of the comparable companies. (For example, the harmonic mean of the comparable companies' price/earnings ratios ("p/e") is calculated as their average of earnings/price ratios ("e/p"). Price is in the denominator. Earnings are expressed as so much money per dollar of investment and equal weight is given to an equal investment in each company. The arithmetic mean of the comparable companies' p/e's gives equal weight to each company's earnings and assumes that the investments in the companies are in proportion to their p/e ratios. Greater weight is given to higher p/e companies than to lower p/e companies.

     In the course of its review, RAS relied upon and assumed, without independent verification, the accuracy and completeness of the financial information provided to them. In arriving at its opinion, RAS did not perform or obtain any independent appraisal of the assets and business of EDL/STL. In arriving at its conclusion, RAS relied most heavily on the comparison of EDL/STL to its peer group of comparable companies. The peer group of comparable companies were considered to be (small capitalization public companies primarily engaged in the business of designing, developing and/or manufacturing military electronic hardware and related products).

     Based upon its foregoing review, RAS expressed its opinion that as of the date of and immediately following the closing of the Acquisition (assuming such closing takes place in July of 1998) the "fair market value" of the business and assets of EDL/STL as a going concern is substantially in excess of the consideration before the Cash Earn-Out (which may be substantial, see "The Acquisition Agreement--Cash Earn-Out") to be paid by the Company for the Acquisition.

     Based upon the Common Stock Value Opinion of $1.40-1.76 per share, the aggregate value of the 3,950,000 shares of Common Stock to be issued for the Acquisition would be $5,530,000-6,952,000 and resulting aggregate value of the Common Stock together with the $8,700,000 in cash and $4,800,000 in promissory notes, the total Acquisition consideration to paid by the Company at the Closing would be $19,030,000-20,452,000. Given the conclusion in the EDL/STL Value Opinion that the value of the business and assets of EDL/STL to be acquired is substantially in excess of the consideration, before the Cash Earn-Out (which may be substantial and would be paid from the EDL/STL earnings), to be paid by the Company, the Board of Directors of the Company has concluded that the Acquisition will be fair to the Company and its shareholders from a financial point of view.

     The opinions of RAS are directed to fairness, from a financial point of view, of the terms of the Acquisition to the Company and do not constitute a recommendation of the Acquisition over other courses of action that may be available to the Company or constitute a recommendation as to how any shareholder should vote with respect to approval of the Acquisition transaction.

     RAS is a member of NASD and the American Stock Exchange and has its principal office at 50 Broadway, New York, New York 10004.


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The amount of consideration to be paid for the Acquisition was determined by the Company.


Acquisition Financing


     The Company intends to finance the cash portion of the consideration to be paid by the Company at the Closing. The Company has received a conditional commitment from National City Bank, Dayton, Ohio for floating rate financing in an amount up to $14,000,000 (the "Acquisition Financing") under a revolving line of credit with a maturity date of December 31, 2000 convertible thereafter to five year term debt. Pursuant to the conditional commitment, the rate of interest would be determined at a rate equal to the Bank's prime rate, the federal funds rate or the LIBOR rate plus a margin which ranges from 1.5% to 2% based on the debt to tangible net worth ratio at the beginning of the applicable LIBOR rate contract period. The Company may elect among the rates based upon conditions on the dates upon which funds are drawn. The Acquisition Financing would be secured by a first security interest in accounts, contract rights, inventory, equipment and other security reasonably requested by the lender. It is anticipated that the loan agreement applicable to the Acquisition Financing will include various loan covenants and restrictions of a customary nature. Such covenants and restrictions, while the Acquisition Financing is outstanding, under certain circumstances, may limit the ability of the Company to pay cash dividends, undertake additional acquisitions, make certain changes in the Company's management, or otherwise limit obligations undertaken by, or operations of, the Company. The Company anticipates obtaining the line of credit immediately preceeding the closing of the transaction.


     The ability of the Company to close the Acquisition transaction is dependent upon the Company's obtaining the Acquisition Financing or other financing in a comparable amount from another source. Under the terms of the Acquisition Agreement, the availability of the Acquisition Financing is not a condition to the Company's obligation to close the Acquisition transaction.

Promissory Notes

     A portion of the Acquisition consideration will consist of promissory notes in the aggregate amount of $4,800,000. Each of the notes will be a subordinated note which is subordinate and junior to any indebtedness of the Company to National City Bank, Dayton, Ohio. Each of the notes will bear interest at 8% per annum based upon a 365 day year and the principal amount of each such note will be payable in 12 equal quarterly payments, together with the interest thereon, with the first such quarterly payment to be due on October 1, 1998 and subsequent quarterly payments will be payable on January 1, 1999, April 1, 1999 and July 1, 1999 and on each October 1, January 1, April 1, July 1 and October 1 thereafter until July 1, 2001, when the entire principal sum and all accrued interest will be due and payable in full. The notes may be prepaid at any time without penalty. Each of the notes also provides a right of set-off to the Company against the payee for amounts due the Company from the payee as damages under the Acquisition Agreement or of a covenant not to compete between the payee and the Company.

Resales of Common Stock

     All of the shares of Common Stock to be issued in connection with the Acquisition will be deemed to be "restricted securities" as that term is defined in Rule 144. As a consequence, such shares may not be sold, pledged or otherwise transferred by the holders thereof except in transactions permitted by the resale provisions of Rules 144 and 145 or as otherwise permitted under the federal Securities Act of 1933, as amended (the "1933 Act"). Resales of Common Stock will also be restricted by the further restrictions on transferability included in the "lock-up" provision of the Acquisition Agreement referred to in the following section of this Proxy Statement. See "Risk Factors Applicable to Acquisition - Resales of Common Stock and Market Volatility."

     In general, under Rules 144 and 145, during the first year following the closing of the Acquisition, any person receiving shares of Common Stock in the Acquisition would be able to sell or otherwise transfer such shares only pursuant to an effective registration statement under the 1933 Act or in compliance with an exemption from the registration requirements of the 1933 Act. During the second year following the receipt of such shares, such person would be entitled to sell such shares only through unsolicited "brokers' transactions" or in transactions directly with a "market maker" as such terms are defined in Rule 144. Additionally, the number of shares to be sold by such person


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(together with certain related persons) within any three-month period for the purposes of Rules 144 and 145 could not exceed the greater of one percent of the outstanding shares of Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. The Rules 144 and 145 will remain available, however, if the Company remains current with its informational filings with the SEC under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Two years after the closing of the Acquisition a person who received Common Stock in the Acquisition would be able to sell such Common Stock without such manner of sale or volume limitations, provided that the Company was then current with its 1934 Act informational filings and such person had not been an "affiliate" as defined in Rule 144, for at least three months prior to such sale. Persons who may be deemed to be affiliates of the Company generally include individuals or entities that control, are controlled by, or under common control with, the Company, and may include certain officers and directors of the Company as well as principal shareholders of the Company.

     In order to help assure compliance with Rules 144 and 145 and the 1933 Act, a provision of the Acquisition Agreement, to which each of the persons who will receive shares of Common Stock in the Acquisition is a party, includes the agreement of such persons to be bound by the transfer restrictions which are applicable to the shares as restricted securities, to also be bound by the lock-up, and to accept share certificates representing such shares bearing transfer restriction legends providing notice of such transfer restrictions.

     Under the terms of the Acquisition Agreement, the Company has agreed to file a registration statement to register the Common Stock issued for the Acquisition within 12 months of the Closing, and in no event later than the release of the "lock-up" of the shares.

Lock-up of Common Stock

     Under the terms of the Acquisition Agreement, the shares of Common Stock which are issued in the Acquisition may not be sold, transferred, hypothecated or pledged by the holder thereof for a period of eighteen months following the closing of the Acquisition unless such "lock-up" period is terminated by reason of the occurrence of a "Fundamental Event" as defined in the Acquisition Agreement. A Fundamental Event is generally defined to include certain transactions in which control of the Company might be transferred, more than twenty percent of the Company's interest in EDL or STL Ohio might be disposed of by the Company, or either UES or Mr. Joshi disposes of more than a specified number of shares of Common Stock.

Interest of Certain Persons in the Acquisition

     Beaver Creek Enterprises, an Ohio partnership among certain UES employees, including Mr. Joshi, owns the building located at 4391 Dayton-Xenia Road, Dayton, Ohio 45432 which is leased to UES. The principal executive offices of EDL and STL are located in this building and are rented under separate leases with UES. The offices of EDL are rented pursuant to a lease dated November 26, 1996 between UES and EDL for a lease term beginning December 1, 1996 and ending on November 30, 1999. On December 1, 1997 rental payments under the lease increased from $9,780 per month to $10,000 per month. From December 1, 1998 through November 30, 1999 rental payments will be $10,225 per month. For the one year period ended September 30, 1997, EDL made lease payments to the partnership in the aggregate amount of $117,360. The offices of STL are rented pursuant to a lease between UES and STL dated August 1, 1996, as amended through October 1, 1997. As amended, the lease provides for rental payments of $6,220 per month, for a lease term which continues through July 31, 1999 and includes an option to renew for an additional three year period with a maximum additional rental cost of up to 3% for the three additional years. For the one year period ended September 30, 1997, STL made lease payments to the partnership in the aggregate amount of $54,450.

     Mr. Clifford, a director, executive officer and shareholder of EDL, served as a director of Company until his resignation on December 30, 1997. See "The Acquisition - Background." Mr. Clifford is also a shareholder of EDL and a party to the Acquisition Agreement. He will be entitled to consideration paid for the Acquisition and will enter into an Employment Agreement in accordance with the terms of the Acquisition Agreement.

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     Under the terms of the Acquisition Agreement, upon the Closing, the Board of Directors of the Company shall increase the number of directors constituting the Company's Board by three directors and shall appoint Messrs. Clifford, Stefanko and Schooley as directors of the Company to fill the vacancies created by such increase. Such appointed directors shall be appointed as directors of the Company to serve until the 1999 annual meeting of the Company's shareholders. The Board of Directors of the Company shall establish the number of directors to constitute the Board of Directors to be elected at the 1999 annual meeting at eight directors and shall designate Messrs. Clifford, Stefanko and Schooley as three of the management nominees for election as directors at the 1999 annual meeting.

                            The Acquisition Agreement

General

     The Acquisition Agreement (which includes as Exhibits, the Employment Agreements and the STL Shareholder Non-Competition Agreements) is the legal document that governs the Acquisition. The Acquisition Agreement provides for the Acquisition by the Company of the EDL Common Stock, the Acquisition by the Company (through its subsidiary STL Ohio) of the STL Purchased Assets and delivery to the Company of the STL Shareholder Non-Competition Agreements, all in exchange for the assumption by the Company of certain liabilities of STL (the "Assumed Liabilities"), the delivery by the Company of the aggregate of $8,700,000 in cash, the delivery by the Company of promissory notes in the aggregate amount of $4,800,000, the issuance delivered by the Company of an aggregate of 3,950,000 shares of Common Stock, and the undertaking by the Company of the obligations in the Acquisition Agreement, including, among others, the obligation to pay the Cash Earn-Out and to enter into the Employment Agreements.


     If the Acquisition proposal is approved by the shareholders of the Company, the Closing of Acquisition transaction is expected to be consummated on August 31, 1998, but the parties may mutually agree to extend the closing date to not later than September 30, 1998 or until not later than ninety days thereafter if required to comply with the requirements of the Hart-Scott Rodino Anti-Trust Improvements Act.


Acquisition of the EDL Common Stock, the STL Purchased Assets and the STL Shareholder Non-Competition Agreements

     The EDL Common Stock will be acquired by the Company at the Closing from Messrs. Clifford, Stefanko and Lambertson., each of whom shall receive a 1/3 individual share of the EDL Common Stock Sale Consideration. The EDL Common Stock Sale Consideration shall consist of $4,650,000 in cash, promissory notes aggregating $3,238,000 and an aggregate of 2,646,500 shares of Common Stock.

     The STL Purchased Assets shall include substantially all of the assets and business of STL, including, but not limited to, fixed assets, inventory, intellectual property and goodwill, and cash and accounts receivable up to an aggregate amount of $850,000, and excluding cash in excess of the $850,000 aggregate agreed upon amount of cash and receivables, contract backlog, funded deferred compensation and other income. The STL Purchased Assets will be acquired from STL by the Company through its subsidiary STL Ohio (referred to in the Acquisition Agreement as "NewSTL") in exchange for the Company's payment to STL of the STL Purchased Assets Consideration. The STL Purchased Assets Consideration shall consist of the assumption of the Assumed Liabilities (which are expected to be nominal), the payment of $1,700,000 in cash, and the obligation, after the Closing, to pay the Cash Earn-Out to the extent, if any, that it is earned in accordance with the terms of the Acquisition Agreement. The Cash Earn-Out, if any, will be paid by the Company to STL, which may assign its right to receive the Cash Earn-Out to the shareholders of STL (which at the time of the Closing will include all of the EDL/STL Shareholders). STL's right to receive the Cash Earn-Out may be assigned to the shareholders of STL pro rata in accordance with their share ownership of STL.

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STL Shareholder Non-Competition Agreements

     At the Closing, the Company will enter into separate non-competition agreements (the "STL Shareholder Non-Competition Agreements") with Messrs. Schooley and Torresani and Dr. Oberbeck, each of whom was an individual shareholder of STL as of the date of the Acquisition Agreement. The STL Shareholder Non-Competition Agreements, in each case, preclude the agreeing party from competing for a period of 15 years from the date of the Closing with the Company or its subsidiaries throughout the United States of America or its possessions or territories or elsewhere throughout the world in the Company's business, EDL's business or the business of STL which was included in the STL Purchased Assets.

     The STL Shareholder Non-Competition Agreements will be delivered at the Closing by Messrs. Schooley and Torresani and Dr. Oberbeck for the Company's payment of the STL Shareholder Non-Competition Agreement Consideration. The STL Shareholder Non-Competition Agreement Consideration shall consist of an aggregate of $2,350,000 in cash, promissory notes in the aggregate amount of $1,562,000 and an aggregate of 1,303,500 shares of Common Stock. The STL Shareholder Non-Competition Agreement Consideration shall be paid in a 1/2 individual share to Mr. Schooley and 1/4 individual shares to each of Dr. Oberbeck and Mr. Torresani.


     In an action to seek enforcement, a court having jurisdiction over the matter may determine not to enforce, or to only partially enforce an STL shareholder Non-Competition Agreement in accordance with its terms.


Employment Agreements

     At the Closing, each of the EDL/STL Shareholders will enter into an Employment Agreement with the Company. The terms of each such Employment Agreement includes the agreement of the Company to employ such EDL/STL Shareholder (the "Employee") for a period of forty-two months and the Employee commits to be employed for a period ending no later than December 31, 2000. The Employee is entitled to terminate his employment at any time if he recommends a qualified replacement to perform his job responsibilities and the other EDL/STL Shareholders who are then employees of the Company approve, and the Company approves, such qualified replacement. If the Company's consent is unreasonably withheld, no damages would be payable, however, the Employee would be entitled to any Cash Earn-Out provided for in the Acquisition Agreement which should have been paid as a performance bonus or additional compensation. If the Employee terminates his employment prior to December 31, 2000 (other than by reason of death or disability) without approval of the Company, he will forfeit his share of the Cash Earn-Out for any Cash Earn-Out period ending after the date on which he terminates his employment. Each of the Employment Agreements provides for the employment of the Employee in the same, or a substantially similar, position to that held by him in EDL or STL prior to the Acquisition except that Mr. Clifford, who has served as President of EDL, will become Executive Vice President, Secretary and Treasurer and Chief Operating Officer of STL Ohio and Mr. Stefanko, who has served as Executive Vice President, Secretary and Treasurer of EDL, will become President and Chief Executive Officer of EDL. The salary rates and other compensation and benefits under the Employment Agreements are substantially the same as those provided to the EDL/STL Shareholders prior to the Acquisition. The salary rates payable under the Employment Agreements range from $126,700 to $169,300 per year. Each of the Employment Agreements also includes a covenant pursuant to which the Employee agrees that during the term of employment and for a period of five years thereafter, he shall not (except on behalf of the Company or a subsidiary of the Company while employed by the Company or a subsidiary, or otherwise in accordance with the Company's written consent) engage, directly or indirectly, in any business which competes in any manner within the United States of America with Company's business of design, manufacture, repair and sale of rugged and customized computer systems and medical computer assemblies or in any other business of design, development, manufacturing, sales or service engaged in or acquired by the Company or any subsidiary of the Company as of the date of the Employment Agreement or in which the Company employs the Employee during his employment under the Employment Agreement.


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     In an action to seek enforcement, a court having jurisdiction over the matter may determine not to enforce, or only partially enforce, the covenant not to compete which is contained in the Employment Agreements.


Cash Earn-Out

     The Cash Earn-Out which may be paid as part of the STL Purchased Assets Consideration will be determined for each of the Company's fiscal years beginning with the fiscal year to be ended September 30, 1999 and ending with the fiscal year ending September 30, 2003 based upon the combined pre-tax earnings of EDL and STL Ohio to be calculated and distributed as provided in the Acquisition Agreement. The combined pre-tax earnings of EDL and STL Ohio will be calculated from the operating results of EDL and STL Ohio included in the financial statements of the Company prepared in accordance with General Accepted Accounting Principals ("GAAP") and SEC Regulation S-X ("Regulation S-X") and subject to certain allocations of costs between the Company and EDL and STL Ohio agreed upon by the parties.

     Under the terms of the Acquisition Agreement, the combined pre-tax earnings of EDL and STL Ohio, to the extent they are earned, will be distributed among the Company and STL, or its assignees (in either case, referred to in the table as "STL"), as shown in the table below.



                                 Distribution of Pre-Tax Earnings
                ----------------------------------------------------------------------------------

Cash
Recipient
                Period            Period            Period            Period            Period
                Closing-          10/1/99 -         10/1/00 -         10/1/01 -         10/1/02 -
                9/30/99           9/30/00           9/30/01           9/30/02           9/30/03
--------------------------------------------------------------------------------------------------
Company         100%              First $7.5        First $7.5        First $6.8        First $8
Only                              Million           Million           Million           Million
--------------------------------------------------------------------------------------------------
STL             None              Next $2.5         Next $2.5         Next $1.7         Next $2
Only                              Million           Million           Million           Million
--------------------------------------------------------------------------------------------------
Split                             Then Split        Then Split        Then Split        Then Split
Company         None              40%               40%               50%               50%
STL                               60%               60%               50%               50%
--------------------------------------------------------------------------------------------------

     The Cash Earn-Out shall be accelerated upon the happening of a "Fundamental Event" as defined in the Acquisition Agreement. Generally, the events included within the definition of a Fundamental Event involve a change of control of the Company resulting from the sale or merger of the Company, a disposition by the Company of more than twenty percent of either EDL or STL Ohio (based upon the then fair market value thereof), or the sale by UES and/or Mr. Joshi of an aggregate of more than 800,000 shares of Common Stock prior to January 1, 2000 (excluding sales by UES to Mr. Joshi or other executive officers of the Company under presently outstanding options granted by UES to such persons). Upon the happening of a Fundamental Event, the Cash Earn-Out shall be accelerated as if the remaining Earn-Out Periods had been completed with pre-tax earnings for the year in which such acceleration occurred to be calculated as the greater of the actual pre-tax earnings to the date of acceleration or $10,000,000 paid thereafter for each of the other remaining uncompleted Earn-Out Periods, the Earn-Out shall be calculated as if such Earn-Out Period had been completed with pre-tax earnings of $10,000,000. In addition, any shares of the Company which are "locked-up" pursuant to the Lock-Up will be released from such lock-up as of the date of such acceleration. With respect to the shares of Common Stock issued as STL Purchased Assets Consideration or STL Shareholder Non-Competition Agreement Consideration, the party or parties entitled thereto, have the option prior to the Closing to elect to receive such Common Stock in its entirety at the Closing or in installments.

     Warrants for the purchase of Common Stock have been issued by the Company and are presently outstanding. If any of such warrants are called by the Company for redemption, cancellation, exercise or conversion, the Company, unless prohibited under the terms of any applicable warrant agreement or credit agreement, shall apply fifteen percent of the net proceeds, if any, received by the Company (after deduction of any directly related expenses) as a lump sum payment to reduce the principal amount of the promissory notes issued by the Company in connection with the Acquisition.

Representations and Warranties of the Parties

     The Acquisition Agreement contains certain customary comprehensive representations and warranties of EDL and its shareholders and of STL and its shareholders. Such representations and warranties include representations and warranties with respect to the corporate status, financial condition, business, operations, and assets of each of the entities and certain other matters with respect to the employees, employee benefit plans and employee relations of each of them. The liability of the shareholders of each of EDL and STL for breaches of representations and warranties given by them are subject, in each case, to the proration among such shareholders and, the further limitation of a "basket" of $66,667 below which, the case of each of EDL and STL, the parties giving such representations and warranties will have no obligations for breaches thereof. With respect to any representational warranty applicable to the STL Purchased Assets, indemnification shall also be limited to damages for which a notice of claim shall have been delivered to the Company by not later than one year after the closing of the Acquisition transaction and shall not exceed an aggregate amount (exclusive of any amount payable under the Liquidated Damages provisions of the Acquisition Agreement). With respect to all claims for indemnification other than with respect to a representation of warranty applicable to the STL Purchased Assets, indemnification shall be limited to damages for which a notice of claim shall have been delivered to the Company by not later than three years after the closing of the Acquisition transaction and shall not exceed an aggregate amount (exclusive of any amounts paid as STL Purchased Assets indemnification) of $1,500,000 and shall be recoverable solely as a set off against amounts otherwise payable to the indemnifying parties under the Cash Earn- Out or under the promissory notes given as consideration for the Acquisition. With respect to any claim against STL or any of the shareholders of STL or EDL for failure to perform an obligation to consummate the closing of the Acquisition, the Liquidated Damages provision referred to below shall be the sole and exclusive remedy available to the Company.

     The Acquisition Agreement also contains certain customary purchaser representations and warranties of the Company with respect to the corporate status, capitalization, financial condition, business, operation and assets of the Company, reliability of the Company to the shareholders of EDL and STL and to STL for damages resulting from breaches of representations, warranties and agreements for the Company contained in the Acquisition Agreement is limited to damages for which a notice of claim shall have been delivered to the Company by not later than three years after the closing of the Acquisition transaction and shall not exceed the aggregate amount of $3,000,000 for damages for which a notice of claim shall have been delivered within one year from the closing of the Acquisition transaction. Thereafter, for the balance of the period until three years after the closing of the Acquisition transaction, such limitation shall be reduced to an aggregate amount of $1,500,000 less any amount of damages previously paid by the Company.

Additional Covenants of the Parties

     The Acquisition Agreement, in addition to the covenants and agreements contained in the representations and warranties given by the parties referred to in the preceding sections of this Proxy Statement, also includes covenants of EDL, STL and the shareholders of EDL and STL to grant the Company access to the books and records, personnel and properties of EDL and STL and to cooperate with the Company in the preparation of financial statements, proxy materials and any required regulatory filings which are necessary to implement the Acquisition. These covenants also include a covenant to conduct the business of EDL and STL only in the ordinary and usual course, to use best efforts to preserve each such entity's business organization, staff and goodwill, to assure the continued accuracy of the representations and warranties given, and to refrain from negotiating with any party other than the Company for the possible acquisition of such entity during the period of time from the signing of the Acquisition Agreement until the Closing. During the same period, the Company also covenants to grant to EDL and STL and the EDL/STL Shareholders access to the books, records and property of the Company, to use its best efforts to assure that its representations and warranties continue to be true, that it will cause the incorporation of STL Ohio for the purpose of receiving the STL Purchased Assets at the Closing, and to refrain from any changes in the capitalization of the Company or the compensation of its officers and directors, except as agreed upon by the parties.

     With respect to action occurring after the Closing, the Acquisition Agreement includes covenants of the EDL/STL Shareholders, and of STL as an entity, to the effect that such parties will cooperate and use their reasonable efforts to transition existing customers, consign work in progress and transfer specified inventory, assist in the transfer of employees and the transfer of assets and technology of STL to STL Ohio. Such covenants also relate to the referral of new business to STL Ohio, the subcontracting to STL Ohio of the existing business backlog of STL at an agreed upon discount and reimbursement rate, the grant to STL of a limited license for the use of required intellectual property to complete certain orders of STL (which are not transferrable), and a covenant requiring the discontinuation, dissolution and liquidation of STL as soon as practicable after the Closing.

     The covenants of the Company to be performed after the Closing include the agreement to pay the Cash Earn-Out to the extent it may be earned under the provisions of the Acquisition Agreement to file a registration statement to register the Common Stock paid for the Acquisition within twelve months of the Closing, to appoint Messrs. Clifford, Schooley and Stefanko as directors of the Company to serve until the 1999 annual meeting of shareholders (and to designate such persons as management nominees for election as directors at the 1999 annual meeting), to provide health insurance coverage for the EDL/STL Shareholders until such persons are eligible for Medicare (which coverage is to be of equal value to the health insurance provided to such persons as employees of EDL or STL prior to the Closing) and to authorize the operation of EDL and STL Ohio as separate corporate entities with a prescribed autonomy and management until completion of the last Earn-Out Period provided for in the Acquisition Agreement.

     Generally, the autonomy and management covenants given by the Company provide that each of EDL and STL Ohio shall report to the Chief Executive Officer of the Company (the "CEO") and the Company's Board of Directors (the "BOD") and that it is not the intention of the parties that the CEO or BOD become involved in the day to day management, nor create a review and approval process for other than annual business plans of EDL and STL Ohio whereby either EDL or STL Ohio cannot conduct business in a meaningful way. Consistent with legal, regulatory, administrative and contractual requirements applicable to EDL and STL Ohio, the CEO and BOD shall periodically review the business activities and performance of EDL and STL Ohio. The Company shall make available to EDL and STL Ohio, solely for the use of EDL and STL Ohio, an operating line of credit in an aggregate total maximum amount of $1,500,000, meaning that EDL and STL Ohio would share their liquidity positions as has been the past practice of EDL and STL. In the event that EDL and STL Ohio do not maintain an acceptable annual performance minimum of $7,000,000 of pre-tax earnings per year or fail to comply with, or cause EDL or STL Ohio to fail to comply with, legal, regulatory, administrative or contractual requirements applicable to EDL and STL Ohio, the CEO and BOD may direct the management of EDL and STL Ohio to the extent required so long as such deficiency in performance or non-compliance shall continue and no provision of the autonomy and management covenants shall restrict the authority of the BOD. Such covenants of the Company also shall permit EDL and STL Ohio to retain the employee benefit plans which were available to their respective employees prior to the Closing for a minimum of three years following the Closing, preclude for a period of five years from the Closing of the moving of the aggregate principal operations of EDL and STL Ohio to any location outside a twenty mile radius from the incorporated limits of Dayton, Ohio without the consent of a majority of the EDL/STL Shareholders, permit the distribution of existing funding non-qualified executive deferred compensation plans of EDL and STL and authorize the establishment of similar plans for EDL and STL Ohio after the Closing at no less favorable terms or economic value. The Company also covenants to employ (or cause STL Ohio to employ) the employees of STL at the levels agreed upon in the Acquisition Agreement and to grant such employee's credit for time worked at STL for purposes of vacation and other "fringe benefits" as if such employees had been employed by the Company (or STL
Ohio) during such time.

Indemnification Provisions

     Under the terms of the Acquisition Agreement, the EDL/STL Shareholders and STL, as an entity (the "Company Indemnifying Parties"), have agreed to indemnify the Company in each of its subsidiaries and each of its and their respective directors, officers, employees, agents, successors and assigns against damages imposed upon any of them by reason of any breach or representation, warranty, covenant or agreement made by any of the Company Indemnifying Parties or in connection with any liability of STL which is not among the Assumed Liabilities. The representations and warranties and the covenants given by the Company Indemnifying Parties and limitations with respect to such indemnification are generally outlined above under "Representation and Warranties of the Parties." The Liquidated Damages provisions referred in a following paragraph of this section of the Proxy Statement also includes possible indemnification obligations of the Company Indemnifying Parties.

     Under the terms of the Acquisition Agreement, the Company has agreed to indemnify the EDL/STL Shareholders and STL for damages imposed upon any of them by reason of any breach or representation, warranty, covenant or agreement made by the Company. The representations and warranties and the covenants given by the Company and limitations with respect to such indemnification are generally outlined above under "Representation and Warranties of the Parties". The Liquidated Damages provisions referred in a following paragraph of this section of the Proxy Statement also includes the possible indemnification obligations of the Company.

Liquidated Damages

     If the EDL/STL Shareholders or the Company do not perform their respective obligations to consummate the Acquisition as required by the Acquisition Agreement, other than as a result of such party exercising its right to terminate the Acquisition Agreement in accordance with the terms of the Acquisition Agreement, such non-performing party or parties will be obligated to pay the other party liquidated damages in the aggregate amount of $1,000,000. The parties to the Acquisition Agreement mutually agreed that such liquidated damages would be the sole and exclusive remedy for any such possible failure of a party to perform its respective obligation to consummate the Acquisition because (i) it was not possible on the date of the Acquisition Agreement to ascertain the damages which would result from a failure to consummate the Acquisition; and (ii) any such damages might reasonably be expected to be at least $1,000,000 given the inability to predict the value on the intended Closing date of either the consideration to be given by the Company for the Acquisition or the value of EDL or of the STL Purchased Assets as of that date.

     If the Acquisition is not consummated because one or more of the EDL/STL Shareholders does not carry out his respective obligation to consummate the closing as required by the Acquisition Agreement (other than because of reason which is not within his reasonable control) then the $1,000,000 liquidated damage amount together with reasonable collection fees, costs and expenses will be payable, jointly and severally, by such non-performing EDL/STL Shareholder, or EDL/STL Shareholders, to the Company.

     If the Acquisition is not consummated because (i) the Company does not carry out his respective obligation to consummate the Closing as required by the Acquisition Agreement (other than because of reason which is not within its reasonable control) or (ii) the Acquisition shall not have been approved by the shareholders of the Company pursuant to a vote in which any of Mr. Joshi or Richard P. McNeight, William R. Craven (each of whom is an executive officer, director and shareholder of the Company) or UES, Inc. or any of its subsidiaries (which, in each case, are affiliates of Mr. Joshi) shall not have voted all of such person's or entity's shares for approval, the Company shall pay to the EDL/STL Shareholders then the aggregate $1,000,000 liquidated damage amount together with reasonable collection fees, costs and expenses. If payable by the Company, the aggregate liquidated damages amount will by payable in equal 1/6th individual shares to each of the EDL/STL Shareholders.

Termination and Waiver

     In accordance with its terms, the Acquisition Agreement may be terminated any time prior to the Closing by mutual consent of all of the parties to the Acquisition Agreement, solely by the Company if the conditions precedent to the Company's obligation to consummate the Acquisition have not been fulfilled on or prior to the required Closing date, or by EDL, STL and all of the EDL/STL Shareholders if any of the conditions precedent to their obligation to consummate the Acquisition transaction shall not have been fulfilled prior to the required Closing date. In addition, either the Company or all of the EDL/STL Shareholders may terminate the Acquisition Agreement if any legal action shall have been instituted or threatened seeking to restrain or otherwise affect the consummation of the Acquisition transaction which makes it inadvisable, in the judgment of the Company or all of the EDL/STL Shareholders, to consummate the Acquisition transaction.

     Any condition to the performance of the Company, EDL, STL or the EDL/STL Shareholders may be waived in writing at any time on or prior to the Closing by the party entitled to the benefit of such condition.

Conditions Precedent to the Obligation of the Parties to Consummate the Acquisition

     The obligation of the Company to consummate the Acquisition transaction is subject to the approval of the Acquisition by the Company's shareholders, the truth and correctness of the representations, warranties and covenants of the parties with respect to the value of certain of the STL assets, the net worth of EDL, the amount of the EDL built-in gains tax, and of the other representations and warranties, and the performance of the covenants of EDL, STL and the EDL/STL Shareholders given by them in the Acquisition Agreement. The conditions precedent to the obligation of the Company to close the Acquisition transaction also include the absence of litigation against EDL, STL or the EDL/STL Shareholders which might materially affect the right of the Company to own EDL Common Stock or utilize the STL Purchase Assets, the obtaining by EDL or STL of any third party consent required by the Acquisition Agreement, and the absence of any material change in the business, assets, financial status or prospects of either EDL or STL since December 31, 1997, except for such changes as are agreed upon between the parties. The Company's obligation to close the transaction is also subject to delivery at the Closing of the Employment Agreements and the STL Shareholder Non-Competition Agreements required by the Acquisition Agreement and the delivery of such other certificates and documents, including legal opinions, as the Acquisition Agreement shall require or as the Company or its legal counsel, may have reasonably requested.

     The conditions precedent to the obligation of EDL, STL and the EDL/STL Shareholders to consummate the Closing is subject to the continued accuracy of the representations and warranties of the Company given in the Acquisition Agreement, the performance and compliance by the Company in all material respects with all of its covenants and agreements required by the Acquisition Agreement, and the absence of litigation against the Company which might materially affect the right of the EDL/STL Shareholders to own the Common Stock to be issued in the Acquisition or which might have material adverse effect on the assets, properties and business of the Company. Such conditions precedent also require the Company to have obtained all consents, licenses and permits of third parties necessary for the Company's performance of its obligations under the Acquisition Agreement, that there shall have been no material adverse change in the business, assets, financial status or prospects of the Company since December 31, 1997, and the delivery at the Closing of the Employment Agreements and such other certificates and documents, including legal opinions, as the Acquisition Agreement shall require or as the Company or its legal counsel, may have reasonably requested.

Conditions of the Closing

     The Closing shall be subject to the following conditions, in addition to the other warranties and covenants contained in the Acquisition Agreement: (i) at the Closing STL shall transfer to STL Ohio $850,000 in aggregate amount of cash and valid receivables in addition to fixed assets, inventory and intellectual property; (ii) in the event the fair market value of the tangible assets included among the STL Purchased Assets combined with the net worth of EDL at the Closing is less than $2,000,000, Mr. Clifford will transfer to the Company such number of shares of Common Stock, at the agreed upon value of $3.50 per share, as shall be required to make up the difference between such Closing value and $2,000,000 (in such event the Company shall grant Mr. Clifford the right for a period of two years following the Closing to purchase at $3.50 per share, the same number of shares as Mr. Clifford shall have transferred to the purchaser to make up such difference); (iii) the maximum amount of indebtedness of EDL at the Closing of which shall have been incurred by EDL for the purpose of distributing to the EDL shareholders a portion of the EDL earnings which had not been previously transferred to them shall not exceed $225,000; (iv) EDL's accrued liability for built-in gains tax as a result of the distribution of the STL shares to the shareholders of EDL for purposes of the calculation of the EDL/STL Purchased Assets Closing value shall be $633,897 less any estimates paid by EDL prior to the Closing for such tax; and (v) any increase in the built-in gains tax to more than $633,897 will be reimbursed to EDL 50% by the Company and 50% by the EDL/STL Shareholders in accordance with their prorata ownership interest in STL immediately prior to the Closing. The amount of any such increase in the built-in gains tax to be born by parties other than the Company shall be taken out of any Cash Earn-Out payable to them.

                           Description of the Company

General

     The Company was incorporated as a Florida corporation on June 25, 1982. In early 1983 the Company commenced business operations offering only engineering services for computer applications, modifying computer hardware and other equipment and developing special software applications for its customers. It also served as a value-added reseller for a Japanese manufacturer of portable computers. In the mid 1980's the Company began designing and developing its first rugged computer under a special contract from the U.S. Department of Defense Small Business Innovative Research Program. Subsequently, it designed, developed and produced other computer related products.

     Currently, the Company is a manufacturer of ruggedized, portable computers and communications interfaces utilized in outdoor and medical settings. The Company also offers extensive customization services to modify its standard products to the specific needs of end users. The products of the Company are sold to U.S. and foreign military establishments, other governmental agencies and commercial enterprises.

Products

     The ruggedized, portable computers which the Company manufacturers are "ruggedized" by the selection and mounting of certain components, the design, configuration and fabrication of enclosures and electronics and the application of special seals and coatings to withstand certain environmental and operational hazards. The computers manufactured by the Company, which include two types of hand-held processors and four types of laptops, are compatible with IBM PC's, are designed with an open architecture configuration for flexibility, and are available with standard serial and parallel communications capabilities to transmit and receive electronic signals to and from other electronic systems. The Company's software is based on MS-Windows or MS-DOS operating systems. The computers may be assembled according to designs and with components and printed circuit boards specified by the customer or as designed by the Company to the customer's requirements.

     Typical military applications of the Company's computers include aircraft and shipboard diagnostic, testing and maintenance systems, controller and radar displays for missile systems, performance recorders in training exercises, mission loaders and verifiers of data and field command control systems. As of September 30, 1997, a substantial portion of the Company's military business covering its three primary applications, maintenance and support, training, and battlefield communications, resulted from laptop computer contracts with Raytheon Company (HAWK/AVENGER Air Defense Missile Systems, portable fire controller), U.S. Navy (Phalanx Gun Integrated Maintenance System, diagnostics and repair device), Raytheon-Texas Instruments (HARM Missile System, mission loading and electronic diagnostics), and Lockheed Martin (F-16 Fighter and Mission Loading, electronic diagnostics check).

     Since the market introduction of the implantable pacemaker, medical practitioners have increasingly turned to implantable devices for a wide range of applications including drug delivery devices, electroneurostimulators, defibrillators, and ventricular assist devices ("VADS"). Increasingly, such implantable devices may be reprogrammed externally via a telemetry link, to enable the physician to alter the drug delivery rate or dispensing of medication. The devices used for this are commonly called Programmers and are part of the medical support equipment market. It is believed that many manufacturers of implantable devices would prefer to outsource the design and production of these programmers, because the required skills and resources do not necessarily align with the core competencies of the company -- the implant. The Company has focused on the Programmer segment of the Medical Support Equipment market, because the technical and operations needs of the market appear to match the Company's strengths. These strengths include the ability to design and manufacture highly specialized computing devices, meet tough design requirements like EMI, strict adherence to specifications and regulations like FDA, strong documentations and configuration control allowing the Company to strictly control each component in the system and the system itself, high reliability system performance and seamless field support.

    The Company acts as a design and manufacturing subcontractor to the medical device manufacturers, who typically prefer to do final assembly and test, and assume liability for the product.

Customization Services

     The Company provides its customers and end-users with engineering services that modify or adjust its standard portable computers, related software and communication interfaces to their specific needs and requirements. Substantial portions of its product sales to the military involve varying degrees of customization while each medical customer's product is a uniquely custom product with some shared components. The range of engineering services furnished by the Company includes special rugged packaging design, miniaturization of electronics, development of ultra-low power systems and improvements in communications capabilities.

Supply and Manufacturing

     The Company designs and engineers substantially all its portable computers, purchases their components from third parties and then tests and assembles the final products. Generally, the Company is not a party to any formal written contract regarding the deliveries of its hardware, supplies and components or their fabrication. The Company relies on a few board fabricators of different sizes and capabilities located within the same geographical area as its headquarters. Certain components used in its computers are obtained from sole sources, such as Distec, Xcel and HiTech. The Company has also licensed its software from sole sources, including Microsoft, Phoenix Technology, Magnavox and JFK Associates. The Company has entered into licensing arrangements for certain hardware and software elements contained in, or used in conjunction with, its computers. These agreements are usually non-exclusive, provide for minimum fees and royalties related to sales to be paid by the Company to the particular licensor, run for a limited term and are subject to other terms, conditions and restrictions.

     The Company's manufacture of computers is done pursuant to specific purchase orders or for general inventory purposes. The Company's design, engineering and assembly facilities are located in Melbourne, Florida. These facilities comply with certain U.S. military specifications necessary for the manufacture and assembly of products supplied to it. The Company's facility has met the quality management and assurance standards of an international rating organization (ISO-9001) as of March 27, 1998. Such qualification should improve the Company's marketing opportunities in the international military markets for rugged computers. However, there is no assurance that PCS will increase such sales of its products abroad in the future even though such standards are met.

Warranty and Customer Service

     The Company usually provides one-year warranties on its products covering both parts and labor although extended warranties may be purchased by customers. At its option, the Company repairs or replaces products that are defective during the warranty period if the proper usage and preventive maintenance procedures have been followed by its customers. Generally, all servicing is done at the Company's plant, and it charges its customers a fee for those service items that are not covered by warranty. Except for its extended warranties, it does not offer its customers any formal written service contracts.

Marketing and Sales

     The Company markets and sells its computer products through an internal sales force of four individuals and several of its officers, approximately 20 manufacturers' representatives in the United States and approximately 20 distributors abroad. Its manufacturers' representatives cover approximately 28 states, including Washington, D.C., and its foreign distributors operate in nearly 30 countries, including England, France, Japan, Australia and Germany.

     The Company's relationship with its manufacturers' representatives is generally governed by a written contract, terminable on 30 days' prior notice. These contracts usually provide for exclusive territorial and product representation.

     Sales of the Company's products or services to foreign distributors are also generally made pursuant to written contracts. Under such contracts, the distributor is granted either an exclusive or non-exclusive territorial and product representation as well as discounts based on the list price depending on the type or amount of products sold. In some cases, there are minimum order requirements. The term of these agreements generally run from 1 to 3 years but are terminable on 60 days advance notice. The Company has a primary distributor for Asia and another primary distributor for Europe.

     The Company promotes its computer products through the dissemination of product literature, attendance and exhibition at trade shows, conduct of seminars and the distribution of news releases on special developments to trade magazines and newsletters to an extensive customer list.

Customers

     The Company sells its products, directly or indirectly, to the U.S. and foreign military establishments, large aerospace and military contractors supplying these establishments, government agencies regulating environmental, geologic and forestry matters, certain state departments of transportation, forest products companies, and medical device manufacturers.

     The principal customers of the Company are U.S. Department of Defense ("DoD") contractors who are subject to federal budgetary constraints. For the fiscal years ended September 30, 1997 and September 30, 1996, Raytheon's Missile Systems Division accounted for 46% and 49% of the Company's total sales, respectively. For those same periods, Lockheed Martin, and Harris, accounted for 36% and 21%, and 7% and 0% of the Company's total sales, respectively. The loss of any of these customers could have a material adverse impact on the Company's business.

Competition

     The Company competes in the rugged portable computer business with a wide variety of computer manufacturers and repackagers, many of which are larger, better known, have more resources in finance, technology, manufacturing and marketing, and are able to offer lower prices. The Company competes based on customization capabilities, performance, delivery, quality and price.

     The Company competes in its hand-held computer business with Litton Data Systems, SAIC, Tadiran and Miltope in military applications; Husky Computer Company in both military and non-military markets; and CMT, Micro Palm and DAP in non-military applications. The Company competes in its laptop computer business with SAIC, Miltope, Cyberchron and North American Industries (CODAR) in the military and non-military areas. Certain large manufacturers of commercial notebook computers such as Panasonic, Amrel and IBM have introduced commercial notebooks that have been sealed and ruggedized to some extent. Management believes that the Company's ability to increase market penetration in the commercial sector will be limited substantially by the entry of such manufacturers into the ruggedized computer market.

     Certain military procurement policies require purchases of computers for the military under Indefinite Delivery, Indefinite Quantity ("IDIQ") contracts which encourage purchases of computers amounting to many hundreds of millions of dollars. Such procurement policies clearly favor larger companies with greater resources than those of the Company. Unless the Company can form strategic alliances with larger military contractors or qualify for exceptions to IDIQ arrangements, it may suffer adverse material consequences in competition for military business. For the last five years, the Company has made military sales of its computers because they fall into product categories not currently covered by IDIQ requirements.

     In the military and government markets, the Company will often be engaged, directly or indirectly, in the process of seeking competitive bid or negotiated contracts with government departments and agencies which are subject to specific rules and regulations which are difficult for the company to meet. Occasionally the Company is one of only a few companies whose products meet the required specifications designated by such customers. Although, in most cases, the Company tends to be the high priced bidder because of its generally more rugged design criteria, use of expensive industrial or higher grade components and customer specific product refinements, certain customers are willing to pay the Company's higher price for applications in which harsh environmental and operational conditions prevail. In those less demanding circumstances, the Company's products are offered at a severe competitive disadvantage because the applications do not justify its higher prices. Since the Company sells its computer products into segments of the commercial market and has a history of resale pricing, under DoD regulations such commercial pricing information may be utilized to support the prices that it charges in the military marketplace.

Research and Development

     The Company's business requires substantial ongoing research and development to enhance its current products, and develop and introduce new products that keep pace with technological developments in response to evolving customer requirements. The Company's research and development activities involve: (i) its sole activities; (ii) joint efforts between it and another enterprise; and (iii) endeavors of third party contractors retained by it. A substantial portion of its research and development is accomplished on an in-house basis.

     The Company has designed a new rugged notebook intended to fit between its laptops and its hand-held computers in size, weight and price. As part of a continuing effort to upgrade its products, the Company is also working to develop high-speed processor boards for some of its older products. As part of the development of the medical market, significant investment was made in the development of the Medtronic medical reprogramming device which is designed to allow many of the case parts to be used in other customers' programs.

     Research and development expenditures during the fiscal years ended September 30, 1997 and 1996 were $611,295 and $382,750, respectively, and represented 4.6% and 3.7% of total sales, respectively. A substantial portion of such expenditures for those fiscal years were applied to the development of the rugged notebook, rugged laptops, and the development of a Pentium based main board for the rugged laptop line.

Intellectual Property

     Proprietary information and know-how are important to the Company's commercial success. The Company holds no patents or copyrights but has trademark protection for the Paravant name and logo. There can be no assurance that others will not either develop independently the same or similar information or obtain and use proprietary information of the Company. None of its employees has signed a confidentiality agreement regarding its proprietary information nor have any employees signed a non-competition agreement other than Messrs. McNeight and Craven.

Government Regulations and Contracts

     Due to the nature of the products designed, manufactured and sold by the Company for military applications, it is subject to certain DoD regulations. In addition, commercial enterprises engaged primarily in supplying equipment and services, directly or indirectly, to the United States government are subject to special risks. These risks include dependence on government appropriations, termination without cause, contract renegotiations and competition for the available DoD business. The Company has no material direct DoD contracts, however, that are subject to renegotiation in the foreseeable future and is not aware of any proceeding to terminate material DoD contracts in which it may be indirectly involved. In addition, many of the Company's contracts provide for the right to audit its cost records and are subject to regulations providing for price reductions if inaccurate cost information was submitted by the Company.

     Government contracts governing the Company's products are often subject to termination, negotiation or modification in the event of changes in the government's requirements or budgetary constraints. Products sold by the Company for government applications are primarily sold to companies acting as contractors or subcontractors and not directly to government entities. Agreements with such contractors or subcontractors generally are not conditioned upon completion of the contract by the prime contractor. To the extent that such contracts are so conditioned, a failure of completion may have a material adverse effect on the Company's business.

     The contracts for sale of the Company's computers are generally fixed-priced contracts, as to which the price is set in advance and generally may not be varied. Such contracts require the Company to properly estimate its costs and other factors prior to commitment in order to achieve profitability and compliance. The Company's failure to do so may result in unreimbursable cost overruns, late deliveries or other events of non-compliance.

     Under certain circumstances, the Company is also subject to certain U.S. State Department and U.S. Department of Commerce requirements involving prior clearance of foreign sales. Such export control laws and regulations either ban the sale of certain equipment to specified countries or require U.S. manufacturers and others to obtain necessary federal government approvals and licenses prior to export. As a part of this process, the Company generally requires its foreign distributors to provide documents that indicate that the equipment is not being transferred to, or used by, unauthorized parties abroad.

     The Company and its agents are also governed by the restrictions of the Foreign Corrupt Practices Act of 1977, as amended ("FCPA"), which prohibits the promise or payments of any money, remuneration or other items of value to foreign government officials, public office holder, political parties and others with regard to the obtaining or preserving commercial contracts or orders. These restrictions may hamper the Company in its marketing efforts abroad.

     The Company's manufacturing operations are subject to various federal, state and local laws, including those restricting or regulating the discharge of materials into, or otherwise relating to the protection of, the environment. The Company is not involved in any pending or threatened proceedings that would require curtailment of, or otherwise restrict its operations because of such regulations. Compliance with applicable environmental laws has not had a material effect upon its capital expenditures, financial condition or results of operations.

     Management believes that although compliance with applicable federal laws and regulations involves certain additional procedures by the Company that would not otherwise be required, such compliance has not generally inhibited or limited the Company's ability to enter into material contracts.

Employees

     As of June 5, 1998, the Company had 88 employees, all of whom were full time employees, including its officers, of whom 39 were engaged in manufacturing and repair services, 8 in administration and financial control, 28 in engineering and research and development, and 13 in marketing and sales. None of its employees is covered by a collective bargaining agreement or is represented by a labor union. The Company considers its relationship with its employees to be satisfactory.

Property

     The Company leases approximately 17,300 square feet of space located at 1615A West Nasa Blvd., Melbourne, Florida 32901. This space is utilized by the Company as its principal corporate headquarters and manufacturing plant. The lease term commenced on September 1, 1996 and expires December 31, 2001.

Legal Proceedings

     In March 1996, the Company's former counsel, Cascone & Cole, rendered an invoice to the Company in the amount of approximately $365,000 for legal fees and expenses to which such counsel claimed to be entitled in connection with its representation of the Company for both general corporate services and services relating to the IPO. As the Company had made prior payments to such counsel of $130,000, the net amount claimed to be due was approximately $235,000. The Company has contested the invoice and accrued an estimate for the payment, if any, of these fees. On March 27, 1996, Cascone & Cole filed an action in the Supreme Court of the State of New York, County of New York, entitled Cascone & Cole v. Paravant Computer Systems, Inc., Victor M. Wang, Duke & Company, Inc., Dean Petkanas and Eagle Group Incorporated (Index No. 96601634) against the Company, the Underwriter and certain other defendants, alleging, among other things, breach of contract, failure to pay attorneys fees, fraud, copyright infringement and defamation by the Company in connection with the aforementioned services, as well as claiming a finder's fee with respect to the Underwriter's relationship with the Company. Plaintiff has filed an amended complaint increasing its claim for legal services from approximately $365,000 to approximately $415,000, claiming there is a balance due of $280,882 for legal services. Plaintiff is also seeking punitive damages of $1 million and costs. The Company has filed an answer denying the allegations made by plaintiff and has asserted defenses and counterclaims against the plaintiff seeking, among other things, recovery of amounts paid to plaintiff as well as punitive damages and court costs.

     On September 18, 1996, a former controller of the Company filed an action in the Circuit Court of the State of Florida, Brevard County, entitled, Christopher R. Exley v. Paravant Computer Systems, Inc., Richard P. McNeight, William R. Craven, UES of Florida, Inc. and Krishan K. Joshi (Case No. 96-15091
CA), against the Company and certain of its officers, directors and principal stockholders, alleging, among other things, retaliatory personnel actions by the defendants. Plaintiff is seeking damages in the amount of approximately $1 million, plus punitive damages, fees and costs. Plaintiff alleges that he was improperly terminated in December 1994 as a result of his refusal to account for certain transactions in a specified manner. The Company has filed a motion to dismiss the complaint.

     The Company will vigorously defend itself in these matters. Management of the Company believes that the ultimate resolution of these matters will not have a material adverse effect on the Company.

     The Company is not a party to or involved in any other pending legal proceedings.



                           Description of EDL and STL

EDL

     General. EDL is a manufacturer of various miliary qualified avionics for U.S. and friendly foreign airborne- applications and is a fully qualified source for U.S. military avionics applications. EDL is currently operating under MIL-1-45208A/MIL-Q-9858 with an ISO 9000 pending for hardware and software and has U.S. Government oversight of all operations. Typical programs contain non-recurring engineering for hardware and software subsystems as well as associated aircraft kit installation design. The output of the first phase of the typical program is design drawings and kits for trial installation and kitproofing. The second phase of the typical program involves manufacture of production kits, spare parts and maintenance and operating technical data. The third phase is either design/delivery of field support equipment or service as contractor depot support. In order to accomplish these tasks, EDL utilizes computer aided design and drafting as well as a software development laboratory.

     In general, the EDL approach to program performance consists of all design by EDL engineers to full military standards/specifications with standards, outsourcing of sheetmetal and machine parts fabrication, in-house board stuffing/soldering of development and low rate production printed circuit cards with outsourcing of high volume production boards for auto insertion and wave flow. Final assembly and test is always maintained in house. EDL also generates all technical data (drawings, technical orders and test documents) required by the military. Further, EDL always strives to provide on site field support as well as depot maintenance functions.

     History. EDL commenced business operations in 1984. The initial focus of EDL was high resolution and multisync displays. In early 1988, Edward Stefanko and David Lambertson joined EDL as officers and major shareholders. At this juncture the primary focus was shifted to avionics modernization predominately for the U.S. Air Force Special Operations aircraft systems. The first major programs consisted of redesign and production of flight control hardware and design and production of night vision imaging modification kits for the MH-53 J Pave Low aircraft systems.

     In early 1989, Mr. Clifford came on board as President and a major shareholder. In mid 1993 the high resolution/multisync display business was spun off. This allowed total focus in the avionics modification/retrofit marketplace. By late 1994 the shareholders consisted of Mr. Clifford, President; Mr. Stefanko, Executive Vice President, Secretary and Treasurer; and Mr. Lambertson, Senior Vice President Technology, all with an equal one-third ownership which continues to the present.

     Military Market Served. Since 1988 EDL has continuously focused on the USAF Special Operations requirements. The three owners have a combined background and experience of over 60 years in this area. Additionally, the Special Operations Forces have enjoyed adequate funding levels in an otherwise reduced marketplace. Their success in this market comes from extremely detailed knowledge of the workings, interfaces and deficiencies in these platforms. Typically after they implement a solution to a deficiency in a USAF Special Operations plat form they are afforded further business opportunities on equivalent platforms in the U.S. Navy, U.S. Army and USMC as well as foreign military aircraft.


     Products. EDL is currently solicited for products and product support for altitude hold/hover stabilization systems for the H60 aircraft, 875/525 line VCR's for various rotary and fixed wing aircraft, IDAS/MATT hardware and kits for the MH-53 aircraft, hover couplers, automatic flight control system control panels, bladefold controls, refuel controls, caution/advisory panels, night vision imaging system components and solid state control modules for the H53 aircraft. EDL also produces control display unit part task trainers.


     Marketing. The key marketing of EDL is accomplished through a combination of outstanding performance and demonstrated in depth technical knowledge of the platforms they service. The marketing is technically oriented and conducted out of Dayton with a marketing presence in Warner Robins, Georgia, the contracting origin for USAF Special Operations requirements.

     Competition. The competition varies greatly depending upon the specific program. On certain requirements EDL may find itself in competition with a large prime such as Lockheed Martin or Sikorsky. On other programs EDL is a team member or subcontractor with the same large primes. In general, a significant percentage of EDL's work is sole source non-competitive.

     The Acquisition of EDL. Under the terms of the Acquisition Agreement the Company will acquire all of the EDL Common Stock. In connection with the Acquisition, EDL will be converted from an "S corporation" to a "C corporation." After the Acquisition EDL will be owned and operated as a subsidiary of the Company. It is anticipated that, as a subsidiary of the Company, the business of EDL will continue largely unaffected by the Acquisition. Continuation of certain of EDL's business relationships and certain of its contractual relationships, however, may be subject to the receipt of third party consents because of the change in ownership of EDL. Each of the EDL/STL Shareholders has agreed to use reasonable efforts to assist any transition of business to EDL as a subsidiary of the Company following the Acquisition. In addition, the Company has agreed to authorize certain autonomy with respect to the operation of EDL after the Acquisition . See "The Acquisition Agreement - Additional Covenants of the Parties."

STL

     General. STL is a designer and producer of many instruments and devices used in governmental signal collection and analysis laboratories located in the U.S. and foreign countries. Most instruments and devices are digital in nature as opposed to analog and the signals which are input are digital rather than analog. These digital signals are routed, enhanced, modified or conditioned by the instruments. These products are sold to the U.S. Government, other U.S. prime contractors, and to foreign countries within the guidelines established by Munitions Control Board.

     History. STL was established in April of 1990 by three principals, who had worked together at another defense contractor (Systems Research Laboratories, Inc.) The three individuals, Dr. Oberbeck and Messrs. Schooley and Torresani, had many years of combined experience working within a very specific group of U.S. Government and other prime contractors.

     The three founders and their positions in STL are Mr. Schooley, President, Dr. Oberbeck; Vice President Technology, and Mr. Torresani, Vice President, Programs/Development.

     The Company was incorporated under the laws of the State of Ohio in April 1990. A total of 1500 shares were authorized. The above three principals retained a total of 600 shares. An additional 765 shares were retained by EDL which had played a part in the establishment of STL. Thus, EDL has a 56% ownership in STL. STL has since its inception remained a C corporation and has had no change in ownership.

     EDL provided office space, benefit plans, and accounting services for the initial start-up phase. Mr. Stefanko filled the position of Executive Vice President and Secretary/Treasurer of STL. Mr. Stefanko is Executive Vice President of EDL.

     Industry Background. The U.S. Government has long depended upon contractors to supply needed hardware. The traditional approach was to issue a detailed set of specifications and a statement of work. Qualified contractors then bid to provide goods in accordance with these specifications and statement of work. Following a typical long period of source selection, a winning contractor was selected and awarded a contract. In the 1990's this process has undergone significant changes mandated by Congress.

     The specific customers within the U.S. Government that STL serves often have changing requirements that require quick response to either develop new equipment or modify existing products in a short time period. STL has since its inception been able to work successfully in this rather difficult environment.


     To be responsive to new and sometimes changing requirements, requires close cooperation with the government engineers and to be intimately familiar with the required signal formats. By specializing in a specific government customer, STL has met these requirements. Thus STL has developed a very high reputation for delivering a product that works properly and was delivered on schedule.


     Products. STL has designed and currently has more than 30 products on its price list. These products can generally be separated into four categories; routing, modification, conditioning and enhancement.

     Signal routing and switching systems has been among the earliest of STL products. In modern signal processing systems it is often required to reconfigure the processing chain to accommodate a different architecture. This does not involve switching a single stream of data but that of 16 bits of data and clock. STL systems have been developed and are being produced that perform this function.

     As the requirements have changed, STL has developed larger systems that perform this switching/routing function at higher speeds and with more inputs and outputs. New switches are in development to meet known government future needs.

     With the development of faster and more powerful computers some dedicated processing hardware is no longer cost effective. To use these faster computers it is often required to reformat the data to make it available to the computer in a specific format. The data formats are often not the most efficient for the computers to process. STL has in many specialized cases, developed instruments that reformat data and interface it to modern computers that in turn process the data.

     The advent of modern digital signal processing technology, which involves both specialized hardware and software, has had major impacts on signal analysis. These devices and associated software have changed signal analysis techniques. STL produces several instruments that employ modern digital signal processing techniques. These devices range from rather simple to very complex systems that cost multiple hundreds of thousands of dollars.

     STL works with other government contractors to develop these instruments. STL develops the software to control the developed instruments but in general depends on other contractors involved in the same program to develop the operational software.

     New Products. STL has by maintaining a close liaison with its customers been kept aware of new requirements. As a result of this, new products are being developed. These new developments range from modification of existing products to total new developments. In general, most new developments involve higher speed clock rates.

     New developments are in response to anticipated needs. STL maintains close relationships with the government engineers and other contractors. Some developments are funded and others are supported by internal R&D funds.

     Supply and Manufacturing. STL performs all electrical design of its products. In some cases mechanical design of cabinets and chassis is outsourced. All parts are procured by STL. Printed circuit board design is outsourced as is production of the printed circuit boards. Chassis wiring is done in house, as is all testing. Once the design is finalized, the PCB assembly is outsourced. All final test is accomplished in-house.

     Warranty and Customer Service. Normal warranty is 90 days after delivery on STL products; this includes parts and labor. If STL should determine that there is a fault due to production process this repair will be made without charge. After 90 days a return of part is authorized and an evaluation fee is established. If the cost of repair exceeds the evaluation fee, the customer is informed of the repair costs. Assuming the customer accepts the repair cost, the item is repaired and the customer billed.

     Marketing and Sales. STL does not use any outside sales force. Marketing is performed and led by the Vice President of Program Development. In many occasions assistance is provided by other executives and engineering staff. A product price list is maintained that includes all of the standard products. Delivery is adjusted to customer requirements and availability of product. Brochures have been prepared for most of STL's products. These are used to convey technical details to potential customers. STL does not exhibit at trade shows or technical symposiums nor advertises in technical publications.

     Response to customer delivery requirements and technical changes has been a major factor in STL's success. It is anticipated that with the maintenance of the current executive staff this responsiveness will be maintained.

     Customers. STL sells directly to U.S. Government customers at several different locations. Sales are also made to a number of other prime contractors, both large and small that provide services and hardware to the U.S. Government. Large prime contractors include Raytheon E-Systems, Lockheed Martin and TRW.

     The consolidation within the defense industry has not had a negative impact on the company's business. There has been a trend toward the government placing orders directly with STL. Currently a BOA (Basic Ordering Agreement) is in place that facilitates the placing of delivery orders. This agreement has four more years to run, however, consent of the contracting parties may be required to transfer this agreement to STL Ohio.

     Competition. In general, the products that STL develops and produces are used in a very specialized technical area. Consequently, the larger companies have not been interested in competing for the core business. Where interest has been shown by larger companies, STL has been able to deliver sooner and at a lower price thus winning the business. Short delivery schedules have enhanced STL's ability to win business.

     In the past, STL has bid on a small number of competitive contracts. More than half of these were won by STL. Now that a product line has been developed and a rapport established with customers, competitive bids are less frequently required.

     From time to time there is competition from other small companies. This has not caused a significant impact on STL's business. This is not to imply that in the future there will not be an impact.

     The Acquisition of the STL Purchased Assets. Under the terms of the Acquisition Agreement the Company will acquire in STL Ohio, its subsidiary, substantially all of the business and assets of STL as the STL Purchased Assets. It is anticipated that STL Ohio will be able to continue the business of STL largely unaffected by the Acquisition. Continuation of certain of STL's business relationships and certain of its contractual relationships, however, may be subject to the receipt of third party consents which may be required to permit an assignment from STL to STL Ohio. Each of the EDL/STL Shareholders has agreed to use reasonable efforts to assist any transition of business of STL to STL Ohio, however, in some cases it may not be possible to obtain the required consent with the result that some business of STL may not be directly transferable to STL Ohio. The Company has agreed to authorize certain autonomy with respect to the operation of STL Ohio after the Acquisition . See "The Acquisition Agreement - Additional Covenants of the Parties."

Exceptional Recent Earnings History of EDL and STL

     The earnings of EDL and STL have been exceptional during the periods covered by the Unaudited Pro Forma Consolidated Financial Information included in this Proxy Statement. The Company's Board of Directors, in its evaluation of the Acquisition, attempted to view such performance in the historical context of prior periods and to assume reasonable expectations for operations following the Acquisition in its decision to approve, and recommend shareholder approval of, the Acquisition under the terms of the Acquisition Agreement. Shareholders of the Company, before deciding how to vote on the Acquisition proposal, should also recognize that the pro forma financial information included in this Proxy Statement may not be fairly representative of the actual results of operations following the Acquisition and that such actual results of operation will likely be less favorable. See also "Risk Factors Applicable to the Acquisition."

                             FINANCIAL STATEMENTS

                         PARAVANT COMPUTER SYSTEMS, INC.

          INDEX TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


     Unaudited Pro Forma Consolidated Financial Information....................   37

     Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 1998.......   38

     Unaudited Pro Forma Consolidated Income Statement for the Six Months Ended
     March 31, 1998............................................................   39

     Unaudited Pro Forma Consolidated Income Statement for the Year Ended
     September 30, 1997........................................................   40

     Notes and Management's Assumptions to Unaudited Pro Forma Consolidated
     Financial Statements......................................................   41

     Management's Discussion and Analysis of Operations........................   43

                       PARAVANT COMPUTER SYSTEMS, INC.

             Unaudited Pro Forma Consolidated Financial Information


The following unaudited pro forma consolidated financial information with respect to the Company gives effect to the acquisition, and is based on estimates and assumptions set forth below in the notes to such information which include pro forma adjustments. This unaudited pro forma consolidated financial information has been prepared utilizing the historical financial statements of the Company and the historical consolidated financial information of EDL and STL (EDL) and should be read in conjunction with the accompanying pro forma notes of the Company and EDL. The pro forma consolidated financial information is based on the purchase method of accounting for the acquisition. The pro forma consolidated balance sheet and income statements assume that the acquisition occurred on March 31, 1998 and October 1, 1996, respectively.

This unaudited pro forma financial information does not purport to be indicative of the results which actually would have occurred had the acquisition been effected on the date indicated.

                                          Paravant Computer Systems, Inc.
                                 Unaudited Pro Forma Consolidated Balance Sheet
                                               As of March 31, 1998

                                                                                                                     Pro forma
                                                         Company              EDL            Pro forma               March 31,
                       Assets                           historical        historical        adjustments                1998
---------------------------------------------------------------------   ---------------   ----------------         ----------------
Current assets:
    Cash and cash equivalents                              $2,909,848         1,380,766                                  4,290,614
    Accounts receivable                                     2,803,897         4,411,486                                  7,215,383
    Costs and estimated earnings in excess
        of billings on uncompleted contracts                        0         7,932,081                                  7,932,081
    Inventory                                               3,479,473           153,889                                  3,633,362
    Prepaid expenses and other assets                         110,156            58,005                                    168,161
    Deferred income taxes                                     426,263            15,320                                    441,583
                                                     ----------------   ---------------   ----------------        ----------------
        Total current assets                                9,729,637        13,951,547                  0              23,681,184
                                                     ----------------   ---------------   ----------------        ----------------
Prepaid expenses                                              268,588                 0                                    268,588
Property and equipment, net                                   883,871           304,092                                  1,187,963
Goodwill                                                            0                 0          6,427,119 (d)           6,427,119
Intangible assets, net                                         50,625                 0          5,867,250 (d)           5,917,875
Demonstration pool and custom molds                           255,407                 0                                    255,407
Other assets                                                  578,369            88,492           (246,984)(b)             419,877
Investment in subsidiary                                            0                 0         21,255,881 (a)(b)(c)             0
                                                                                               (21,255,881)(d)
                                                     ----------------   ---------------   ----------------        ----------------
        Total assets                                      $11,766,497        14,344,131         12,047,385              38,158,013
                                                     ================   ===============   ================        ================

           Liabilities and Stockholders' Equity
------------------------------------------------------
Current liabilities:
    Accounts payable                                       $  816,129           355,474            950,000 (b)           2,121,603
    Accrued payroll and other liabilities                   1,394,274           519,050                                  1,913,324
    Current maturities of long-term debt                       64,149                 0                                     64,149
    Current maturities of capital lease obligations            82,001                 0                                     82,001
    Billings in excess of costs and estimated
        earnings on uncompleted contracts                           0         1,048,631                                  1,048,631
    Income taxes payable                                      285,524         3,352,400            633,897 (c)           4,271,821
                                                     ----------------   ---------------   ----------------        ----------------
    Total current liabilities                               2,642,077         5,275,555          1,583,897               9,501,529
                                                     ----------------   ---------------   ----------------        ----------------

Promissory notes                                                    0                 0          4,800,000 (a)           4,800,000
Notes payable to bank                                               0                 0          8,700,000 (a)           8,700,000
Capital lease obligations, less current maturities             46,867                 0                                     46,867
Deferred compensation                                               0           105,180                                    105,180
Deferred income taxes                                          78,820             1,884                                     80,704
                                                     ----------------   ---------------   ----------------        ----------------
        Total Liabilities                                   2,767,764         5,382,619         15,083,897              23,234,280
                                                     ----------------   ---------------   ----------------        ----------------
Minority interest in equity of subsidiary                           0         3,197,576         (3,197,576)(d)                   0
                                                     ----------------   ---------------   ----------------        ----------------

Stockholders' Equity
    Common stock                                              122,249             1,200             59,250 (a)             181,499
                                                                                                    (1,200)(d)
    Additional paid in capital                              5,325,806           177,395          5,865,750 (a)          11,191,556
                                                                                                  (177,395)(d)
    Retained earnings                                       3,550,678         5,993,452         (5,993,452)(d)           3,550,678
    Treasury stock                                                  0          (408,111)           408,111 (d)                   0
                                                     ----------------   ---------------   ----------------        ----------------
        Total stockholders' equity                          8,998,733         5,763,936            161,064              14,923,733
                                                     ----------------   ---------------   ----------------        ----------------
        Total liabilities and stockholders' equity        $11,766,497        14,344,131         12,047,385              38,158,013
                                                     ================   ===============   ================        ================


                                        Paravant Computer Systems, Inc.
                              Unaudited Pro Forma Consolidated Income Statement
                                For the six month period ended March 31, 1998

                                                                                                                   Pro forma
                                                   Company               EDL                Pro forma              March 31,
                                                 historical           historical           adjustments               1998
                                              -----------------   ------------------    -----------------      -----------------
Contract revenues                                    $7,648,353           21,613,907                                  29,262,260



Costs of contract revenues                            4,003,313            9,245,642                                  13,248,955
                                              -----------------   ------------------    -----------------      -----------------

        Gross profit                                  3,645,040           12,368,265                                  16,013,305

General and administrative expenses                   2,883,933            2,032,063              581,222 (a)          5,497,218
                                              -----------------   ------------------    -----------------      -----------------

        Income from operations                          761,107           10,336,202             (581,222)            10,516,087

Other income, net                                        42,190              201,730             (561,750)(b)           (317,830)
                                              -----------------   ------------------    -----------------      -----------------
        Income before income taxes                      803,297           10,537,932           (1,142,972)            10,198,257

Income taxes                                           (274,969)          (3,694,064)             217,302 (a)         (3,946,890)
                                                                                                  219,083 (b)
                                                                                                 (414,242)(c)
                                              -----------------   ------------------    -----------------      -----------------

        Net income                                      528,328            6,843,868           (1,120,829)             6,251,367
                                              =================   ==================    =================      =================


Basic earnings per share                         $        0.066                                                   $        0.522
                                              =================                                                =================

Diluted earnings per share                       $        0.046                                                   $        0.403
                                              =================                                                =================

Weighted average number of common
    shares outstanding                                8,035,012                                 3,950,000 (d)         11,985,012

Plus incremental shares from assumed
    conversion of options and warrants                3,520,639                                         0              3,520,639
                                              -----------------                         -----------------      -----------------

Weighted average number of common
    shares outstanding and dilutive
    potential common shares
    outstanding                                      11,555,651                                 3,950,000 (d)         15,505,651
                                              =================                         =================      =================



                                         Paravant Computer Systems, Inc.
                              Unaudited Pro Forma Consolidated Income Statement
                                     For the year ended September 30, 1997

                                                  Company                EDL                Pro forma             September 30,
                                                 historical           historical            adjustments                1997
                                             -----------------    -----------------     -----------------       -----------------

Contract revenues                                   13,209,541           28,525,537                                    41,735,078


Costs of contract revenues                           6,774,076           12,083,661                                    18,857,737
                                             -----------------    -----------------     -----------------       -----------------

        Gross profit                                 6,435,465           16,441,876                     -              22,877,341

General and administrative expenses                  4,629,122            3,387,000            1,162,444 (a)            9,178,566
                                             -----------------    -----------------     -----------------       -----------------

        Income from operations                       1,806,343           13,054,876           (1,162,444)              13,698,775

Other income, net                                      (70,323)              90,187           (1,123,500)(b)           (1,103,636)
                                             -----------------    -----------------     -----------------       -----------------
        Income before income taxes                   1,736,020           13,145,063           (2,285,944)              12,595,139

Income taxes                                          (594,229)          (4,442,620)             434,606 (a)           (4,846,177)
                                                                                                 438,165 (b)
                                                                                                (682,099)(c)
                                             -----------------    -----------------     -----------------       -----------------

        Net income                                   1,141,791            8,702,443           (2,095,272)               7,748,962
                                             =================    =================     =================       =================

Basic earnings per share                        $        0.143                                                     $        0.648
                                             =================                                                  =================

Diluted earnings per share                      $        0.093                                                     $        0.477
                                             =================                                                  =================

Weighted average number of common
    shares outstanding                               7,990,872                                 3,950,000 (d)           11,940,872

Plus incremental shares from assumed
    conversion of options and warrants               4,292,494                                         0                4,292,494
                                             -----------------                          -----------------       -----------------

Weighted average number of common
    shares outstanding and dilutive
    potential common shares
    outstanding                                     12,283,366                                 3,950,000 (d)           16,233,366
                                             =================                          =================       =================



                         PARAVANT COMPUTER SYSTEMS, INC.

                 Notes and Management's Assumptions to Unaudited

                   Pro Forma Consolidated Financial Statements


       (1)          Basis of Presentation

           The pro forma consolidated balance sheet as of March 31, 1998 and the pro forma consolidated income statements for the six months ended March 31, 1998 and for the year ended September 30, 1997 have been prepared to reflect the pro forma effects of the acquisition as set forth in this proxy statement. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of the Company and the historical financial statements of EDL and STL (EDL) and should be read in conjunction with the historical financial statements and accompanying notes of the Company and EDL. The pro forma consolidated balance sheet and pro forma consolidated income statements were prepared as if the acquisition occurred on March 31, 1998 and October 1, 1996, respectively. The pro forma information is unaudited and is not necessarily indicative of the consolidated operating results which would have occurred if the acquisition had been consummated as of March 31, 1998, or October 1, 1996 nor does it purport to represent the future financial position or results of operations for future periods. In management's opinion, all adjustments necessary to reflect the effects of the acquisition have been made.


       (2)          Method of Accounting

           Assets acquired, liabilities assumed and costs incurred in connection with the acquisition are recorded using the purchase method of accounting. The amounts allocated to the assets acquired and liabilities assumed are based on management's estimate of their fair values with the excess of purchase price over fair value of net assets allocated to goodwill.

           All significant intercompany balances and transactions between the Company and EDL have been eliminated in the pro forma consolidated financial statements.

       (3)          Adjustments to Pro Forma Consolidated Balance Sheet

           The following describes the pro forma adjustments made to arrive at the pro forma consolidated balance sheet as of March 31, 1998 as if the acquisition was consummated on such date.

           (a) Represents issuance of 3,950,000 shares of common stock at the estimated share price of $1.50, payment of $8,700,000 in cash, and issuance of $4,800,000 in promissory notes.

           (b) Represents accrual of $950,000 of estimated additional transaction costs and amortization of $246,984 of transaction costs incurred to date.

           (c) Represents accrual of $633,897 built in gains tax resulting from the distribution of STL shares to EDL shareholders.

           (d) Represents allocation of purchase price to tangible assets acquired, goodwill and non-competition agreements and the elimination of Paravant's investment in EDL and the minority interest in STL.




                                                                     (Continued)

                          PARAVANT COMPUTER SYSTEMS, INC.

                Notes and Management's Assumptions to Unaudited

              Pro Forma Consolidated Financial Statements--(Continued)




       (4)          Adjustments to Pro Forma Consolidated Income Statements

           The following describes the pro forma adjustments to the pro forma consolidated income statement for the six months ended March 31, 1998 and for the year ended September 30, 1997 as if the acquisition was consummated as of October 1, 1996.

           (a) Represents amortization of goodwill and intangible non-competition agreements over a 15 year period and the related income tax benefit of deductible amortization of goodwill and non-competition agreements associated with STL only.

           (b) Represents interest expense incurred in connection with promissory notes issued and additional draws on the Company's line of credit in connection with financing the acquisition and the related income tax benefit of deducting interest expense. Interest expense on the promissory notes and line of credit has been calculated using interest rates of 8.0% and 8.5%, respectively.

           (c) Represents additional income tax incurred as a result of EDL changing from an S corporation to a C corporation.

           (d) Represents issuance of 3,950,000 shares of common stock upon consummation of the acquisition.

Management's Discussion and Analysis of
Operations

RESULTS OF OPERATIONS
Six Months ended March 31, 1998 - Pro Forma vs. Historical

          The results of operations of the Company are significantly impacted by the addition of the revenues and costs directly related to the results of operations of EDL/STL. Furthermore, the Company will be impacted by the assumption of additional costs related to the financing of this acquisition and the related amortization of goodwill and intangible assets. The following discussion and analysis primarily addresses those items which reflect the impact of this acquisition beyond the simple combination of revenues, cost of goods sold and expenses.

          Pro forma other income (expense) for the six months ended March 31, 1998 would be ($714,177), a decrease of $756,367 over the historical other income (expense) of $42,190. This decrease is due partly to the amortization of goodwill over fifteen years with an expense of $581,222 incurred in the six months ended March 31, 1998. An additional decrease is due to interest expense of $376,875 incurred as a result of the anticipated increase in the Company's revolving line of credit to $8,700,000 from $-0-, on an historical basis, and the promissory notes payable of $4,800,000 to the previous stockholders of EDL and STL. The remaining decrease is due to the other income of $201,730 brought with EDL/STL upon consolidation. See LIQUIDITY AND CAPITAL RESOURCES for further discussion of the increase in debt associated with the acquisition.


          Pro forma income tax expense for the six months ended March 31, 1998 would be $4,018,991 an increase of $3,744,022 over the historical expense of $274,969 for the six months ended March 31, 1998. This increase is due primarily to the significant increase in income before income taxes provided by the acquisition and consolidation of EDL/STL, which results in income tax expense of $3,694,064. The remaining increase is due primarily to additional income tax expense of approximately $414,242 incurred as a result of changing EDL from an S-corporation to a C-corporation. This increase is offset by additional deductions of $146,982 and $217,302 for interest expense and amortization expense, respectively, as discussed above.


          Pro forma income tax expense as a percentage of pro forma income before income taxes is 38.7% compared to historical income tax expense, which is 34.2% of historical income before income taxes. The increase in income tax is due to the increase in income and the effect of Ohio income tax vs. Florida income tax and will remain at levels comparable to the combined federal and state tax rates. The additional interest expense discussed in relation to other income (expense) is related primarily to the increased debt incurred to complete the acquisition and as the debt decreases the corresponding interest expense will decrease.

Year ended September 30, 1997 - Pro Forma vs. Historical


          The results of operations of the Company are significantly impacted by the addition of the revenues and costs directly related to the results of operations of EDL/STL. Furthermore, the Company will be impacted by the assumption of additional costs related to the financing of this acquisition and the related amortization of goodwill and intangible assets. The following discussion and analysis primarily addresses those items which reflect the impact of this acquisition beyond the simple combination of revenues, cost of goods sold and expenses.


          Pro forma other expense for the year ended September 30, 1997 would be $1,896,330, an increase of $1,826,007 over the historical other expense of $70,323. This increase is due partly to the amortization of goodwill over fifteen years with an expense of $1,162,444 incurred in the year ended September 30, 1997. An additional increase is due to interest expense of $753,750 incurred as a result of the anticipated increase in the Company's revolving line of credit to $8,700,000 from $-0-, on an historical basis, and the promissory notes payable of $4,800,000 to the previous stockholders of EDL and STL. These increases are offset by the other income of $90,187 brought with EDL/STL upon consolidation. See LIQUIDITY AND CAPITAL RESOURCES for further discussion of the increase in debt associated with the acquisition.

          Pro forma income tax expense for the year ended September 30, 1997 would be $4,990,379 an increase of $4,396,150 over the historical expense of $594,229 for the year ended September 30, 1997. This increase is due primarily to the significant increase in income before income taxes provided by the acquisition and consolidation of EDL/ STL, which results in income tax expense of $4,442,620. The remaining increase is due primarily to additional income tax expense of approximately $682,099 incurred as a result of changing EDL from an S-corporation to a C-corporation. This increase is offset by additional deductions for interest expense of $293,963 and amortization expense of $434,606, as discussed above.


          Pro forma income tax expense as a percentage of pro forma income before income taxes is 38.5% compared to historical income tax expense, which is 34.2% of historical income before income taxes. The increase in income tax expense is due to the increase in income and the effect of Ohio income tax vs. Florida income tax and will remain at levels comparable to the combined federal and state tax rates. The additional interest expense discussed in relation to other income (expense) is related primarily to the increased debt incurred to complete the acquisition and as the debt decreases the corresponding interest expense will decrease.

          LIQUIDITY AND CAPITAL RESOURCES

          The Company's historical financial position as of March 31, 1998 is significantly impacted on a pro forma basis by the acquisition of EDL/STL. The initial, non-contingent purchase price due at closing is $19,425,000 determined as follows: 3,950,000 shares of common stock at $1.50 per share for a total of $5,925,000, cash of $8,700,000, which is represented by notes payable to bank, and promissory notes of $4,800,000. Additionally, the Company will have incurred expenses associated with the acquisition of approximately $1,196,894 which are disclosed as an increase to accounts payable of $950,000 and reclassification from other assets to investment in subsidiary of $246,984. The remaining item, which makes up the investment in subsidiary of $21,255,881, is income taxes payable of $633,897 for the built-in gains on the investment in subsidiary which are incurred as a result of EDL switching from a S-corporation status (tax pass-through entity) back to a C-corporation status (taxable entity) within ten years of changing their designation to an S-corporation.

          To properly report the financial position as of March 31, 1998, on a consolidated basis, an elimination adjustment is recorded which reduces the investment in subsidiary to $-0- from $21,255,881 by eliminating the EDL common stock of $1,200, additional paid in capital of $177,395, retained earnings of $5,993,452, treasury stock of $408,111 and EDL's minority investment in subsidiary (STL) of $3,197,576. Additionally, the portion of the investment related to the non-competition agreements of $5,867,250 must be reclassified to intangible net assets, and the remaining balance of $6,227,119 must be reclassified to goodwill.

       The primary effect on the Company's current and future liquidity and capital resources is the additional debt incurred in completing this transaction. The Company has received a conditional commitment from National City Bank, Dayton, Ohio for floating rate financing which would increase the Company's revolving line of credit to $14,000,000 with a maturity date of December 31, 2000 convertible thereafter to five year term debt. The interest rate on the line of credit is equal to the Bank's prime rate, the federal funds rate or the LIBOR rate plus a margin which ranges from 1.5% to 2.0% based on the debt to tangible net worth ratio at the beginning of the applicable LIBOR rate contract period. The Company may elect among the rates based upon conditions on the dates upon which funds are drawn. The line of credit would be secured by a first security interest in accounts receivable, contract rights, inventory, equipment and other security reasonably requested by the lender.
The Company plans to use $8,700,000 of this line of credit to complete the acquisition.

       The Company will also have promissory notes, payable to the stockholders of the companies being acquired, in the aggregate amount of $4,800,000. Each of these notes will be a subordinated note which is subordinate and junior to any indebtedness of the Company to National City Bank, Dayton, Ohio. Each of the notes will bear interest at 8% per annum and the principal amount of each such note will be payable in 12 equal quarterly payments, together with the interest thereon, with the first payment due on October 1, 1998. Subsequent quarterly payments will be made through July 1, 2001, when the entire principal sum and all accrued interest will be payable in full. Because of the increase in the revolving line of credit, discussed above, and these promissory notes the Company will incur additional interest expense for the life of these loans.


       In addition to the non-contingent purchase price and the associated pro forma adjustments to the consolidated financial statements discussed above, the terms of the acquisition agreement include a cash earn-out. The cash earn-out, which may be paid as part of the STL purchased assets consideration, will be determined for each of the Company's fiscal years beginning with the fiscal year ended September 30, 1999 and ending with the fiscal year ended September 30, 2003 based upon the combined pre-tax earnings of EDL and STL Ohio to be calculated from the operating results included in the financial statements of the Company prepared in accordance with generally accepted accounting principals and SEC Regulation S-X and subject to certain cost allocations between the Company and EDL and STL of Ohio. The combined pre-tax earnings of EDL and STL Ohio, to the extent, they are earned, will be distributed among the Company and STL as shown in the following table:

------------------------------------------------------------------------------------------------------
                      PERIOD           PERIOD           PERIOD           PERIOD           PERIOD
      CASH           CLOSING -         10/1/99-         10/1/00-         10/1/01-         10/1/02-
    RECIPIENT         9/30/99          9/30/00          9/30/01          9/30/02          9/30/03
------------------------------------------------------------------------------------------------------
  Company Only          100%          First $7.5       First $7.5       First $6.8        First $8
                                       Million           Million          Million          Million
------------------------------------------------------------------------------------------------------
       STL              None          Next $2.5         Next $2.5        Next $1.7         Next $2
      Only                             Million           Million          Million          Million
------------------------------------------------------------------------------------------------------
      Split             None          Then Split       Then Split       Then Split       Then Split
     Company &                           40%               40%              50%              50%
       STL                               60%               60%              50%              50%
------------------------------------------------------------------------------------------------------

                        PARAVANT COMPUTER SYSTEMS, INC.
                              FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1997 AND 1996
                   WITH INDEPENDENT AUDITORS' REPORT THEREON






                                                                                                             PAGE
                                                                                                         ------------

Independent Auditors' Report..........................................................................             47
Financial Statements:
     Balance Sheets...................................................................................             48
     Statements of Income.............................................................................             49
     Statements of Changes in Stockholders' Equity....................................................             50
     Statements of Cash Flows.........................................................................             51
Notes to Financial Statements.........................................................................             52
Management's Discussion and Analysis of Operations....................................................             62


                          INDEPENDENT AUDITORS' REPORT

Board of Directors:
PARAVANT COMPUTER SYSTEMS, INC.:

     We have audited the accompanying balance sheets of Paravant Computer Systems, Inc. as of September 30, 1997 and 1996, and the related statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Paravant Computer Systems, Inc. as of September 30, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                              KPMG Peat Marwick LLP


Orlando, Florida

December 3, 1997

                        PARAVANT COMPUTER SYSTEMS, INC.
                                 BALANCE SHEETS
                          SEPTEMBER 30, 1997 AND 1996

                                      ASSETS                                             1997           1996
                                                                                      -----------    -----------
Current assets:
     Cash and cash equivalents.....................................................   $ 1,612,627    $    65,069
     Accounts receivable, net (notes 6, 8 and 18)..................................     4,082,915      7,161,192
     Employee receivables and advances.............................................        28,121         73,502
     Inventory, net (notes 2, 6 and 8).............................................     3,461,773      2,503,892
     Prepaid expenses..............................................................        97,585        141,191
     Deferred income taxes (note 14)...............................................       426,263        139,727
                                                                                      -----------    -----------
          Total current assets.....................................................     9,709,284     10,084,573
                                                                                      -----------    -----------
Property, plant and equipment, net (notes 3, 6, 8 and 9)...........................       914,439        517,515
Intangible assets, net (note 4)....................................................        64,875         89,125
Demonstration pool and custom molds, net (note 5)..................................       262,522        281,309
Other assets.......................................................................       318,980         16,136
                                                                                      -----------    -----------
          Total assets.............................................................   $11,270,100    $10,988,658
                                                                                      -----------    -----------
                                                                                      -----------    -----------
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Notes payable to bank (note 6)................................................   $   --         $   540,000
     Other notes payable (note 7)..................................................       --             100,000
     Current maturities of long-term debt (note 8).................................       110,004        110,004
     Current maturities of capital lease obligations (note 9)......................       124,839         99,346
     Accounts payable..............................................................       595,367      1,043,731
     Accrued commissions...........................................................       570,559        449,251
     Accrued expenses..............................................................       739,258        430,900
     Accrued incentive compensation................................................       262,286        140,000
     Income taxes payable..........................................................       498,955        334,993
                                                                                      -----------    -----------
          Total current liabilities................................................     2,901,268      3,248,225
                                                                                      -----------    -----------
Long-term debt, less current maturities (note 8)...................................         9,147        619,151
Capital lease obligations, less current maturities (note 9)........................        71,352         67,781
Deferred income taxes, net (note 14)...............................................        78,820          7,657
                                                                                      -----------    -----------
          Total liabilities........................................................     3,060,587      3,942,814
                                                                                      -----------    -----------
Stockholders' equity:
     Preferred stock, par value $.01 per share. Authorized 2,000,000 shares, none
      issued.......................................................................       --             --
     Common stock, par value $.015 per share. Authorized 30,000,000 shares; issued and outstanding 7,993,652 shares at September 30, 1997 and 7,956,038 shares
      at September 30, 1996 (notes 10, 11 and 12)..................................       119,905        119,341
     Additional paid-in capital....................................................     5,067,258      5,045,944
     Retained earnings.............................................................     3,022,350      1,880,559
                                                                                      -----------    -----------
          Total stockholders' equity...............................................     8,209,513      7,045,844
                                                                                      -----------    -----------
 Commitments and contingencies (notes 7, 9, 10 and 17)
          Total liabilities and stockholders' equity...............................   $11,270,100    $10,988,658
                                                                                      -----------    -----------
                                                                                      -----------    -----------

                See accompanying notes to financial statements.

                        PARAVANT COMPUTER SYSTEMS, INC.
                              STATEMENTS OF INCOME
                FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1996

                                                                                         1997           1996
                                                                                      -----------    -----------

Revenues (note 18).................................................................   $13,209,541    $10,495,063
Cost of revenues...................................................................     6,774,076      5,818,010
                                                                                      -----------    -----------
     Gross profit..................................................................     6,435,465      4,677,053
Selling and administrative expense (note 13).......................................     4,629,122      3,247,385
                                                                                      -----------    -----------
          Income from operations...................................................     1,806,343      1,429,668
Other income (expense):
     Interest expense..............................................................      (101,262)      (362,956)
     Miscellaneous income..........................................................        30,939         11,257
                                                                                      -----------    -----------
          Income before income taxes...............................................     1,736,020      1,077,969
Income tax expense (note 14).......................................................       594,229        375,816
                                                                                      -----------    -----------
          Net income...............................................................   $ 1,141,791    $   702,153
                                                                                      -----------    -----------
                                                                                      -----------    -----------
Weighted average number of shares and common share equivalents outstanding.........    13,247,815      7,652,320
                                                                                      -----------    -----------
                                                                                      -----------    -----------
Earnings per share.................................................................          $.10           $.10
                                                                                             ----           ----
                                                                                             ----           ----

                See accompanying notes to financial statements.

                        PARAVANT COMPUTER SYSTEMS, INC.
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1996

                                                                     COMMON STOCK
                                                                 --------------------   ADDITIONAL                    TOTAL
                                                                  NUMBER       PAR       PAID-IN      RETAINED    STOCKHOLDERS'
                                                                 OF SHARES    VALUE      CAPITAL      EARNINGS       EQUITY
                                                                 ---------   --------   ----------   ----------   -------------

Balances, September 30, 1995...................................  4,500,000   $ 67,500   $  761,265   $1,178,406    $ 2,007,171
Issuance of common stock, net of offering costs................  3,450,000     51,750    4,283,324       --          4,335,074
Exercise of common stock options...............................      6,038         91        1,355       --              1,446
Net income for the year ended September 30, 1996...............     --          --          --          702,153        702,153
                                                                 ---------   --------   ----------   ----------   -------------
Balances, September 30, 1996...................................  7,956,038    119,341    5,045,944    1,880,559      7,045,844
Exercise of common stock options...............................     37,614        564       21,314       --             21,878
Net income for the year ended September 30, 1997...............     --          --          --        1,141,791      1,141,791
                                                                 ---------   --------   ----------   ----------   -------------
Balances, September 30, 1997...................................  7,993,652   $119,905   $5,067,258   $3,022,350    $ 8,209,513
                                                                 ---------   --------   ----------   ----------   -------------
                                                                 ---------   --------   ----------   ----------   -------------

                See accompanying notes to financial statements.

                        PARAVANT COMPUTER SYSTEMS, INC.
                            STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1996

                                                                                          1997           1996
                                                                                       -----------    -----------
Cash flows from operating activities:
     Net income.....................................................................   $ 1,141,791    $   702,153
     Adjustments to reconcile net income to net cash provided by (used in) operating activities:
          Depreciation and amortization.............................................       348,233        266,714
          Deferred income taxes.....................................................      (215,373)        29,059
          Increase (decrease) in cash caused by changes in:
               Accounts receivable..................................................     3,078,277     (1,866,086)
               Employee receivables and advances....................................        45,381         (7,795)
               Inventory............................................................      (957,881)       (92,058)
               Costs and estimated earnings in excess of billings on uncompleted
                  contracts.........................................................       --             322,071
               Prepaid expenses.....................................................        43,606        (89,750)
               Other assets.........................................................      (302,844)         9,194
               Accounts payable.....................................................      (448,364)      (290,900)
               Amounts due to affiliate.............................................       --             (87,294)
               Accrued commissions..................................................       121,308        (64,989)
               Accrued expenses.....................................................       308,358       (413,737)
               Accrued incentive compensation.......................................       122,286        140,000
               Income taxes payable.................................................       163,962         17,328
                                                                                       -----------    -----------
                    Net cash provided by (used in) operating activities.............     3,448,740     (1,426,090)
                                                                                       -----------    -----------
Cash flows from investing activities:
     Acquisitions of property, plant and equipment..................................      (443,066)      (127,352)
     Acquisitions of intangible assets and demonstration pool and custom molds......       (67,826)      (254,979)
                                                                                       -----------    -----------
                    Net cash used in investing activities...........................      (510,892)      (382,331)
                                                                                       -----------    -----------
Cash flows from financing activities:
     Net repayments on notes payable to bank........................................      (540,000)    (2,420,000)
     Repayments on other notes payable..............................................      (100,000)      (300,000)
     Repayments on long-term debt...................................................      (610,004)      (110,004)
     Repayments on capital lease obligations........................................      (162,164)      (102,264)
     Proceeds from sale of common stock.............................................        21,878      5,103,161
     Payment of offering costs......................................................       --            (508,829)
                                                                                       -----------    -----------
                    Net cash provided by (used in) financing activities.............    (1,390,290)     1,662,064
                                                                                       -----------    -----------
                    Net increase (decrease) in cash and cash equivalents............     1,547,558       (146,357)
Cash and cash equivalents at beginning of year......................................        65,069        211,426
                                                                                       -----------    -----------
Cash and cash equivalents at end of year............................................   $ 1,612,627    $    65,069
                                                                                       -----------    -----------
                                                                                       -----------    -----------
Supplemental disclosures of cash flow information:
     Cash paid during the year for:
          Interest..................................................................   $   103,270    $   385,748
                                                                                       -----------    -----------
                                                                                       -----------    -----------
          Income taxes..............................................................   $   644,106    $   358,488
                                                                                       -----------    -----------
                                                                                       -----------    -----------
Supplemental disclosure of noncash investing and financing activities:
     The Company entered into capital lease agreements for office equipment totaling
      $191,228 and $124,473 for the years ended September 30, 1997 and 1996, respectively.

                See accompanying notes to financial statements.

                        PARAVANT COMPUTER SYSTEMS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1997 AND 1996

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) BUSINESS

     Paravant Computer Systems, Inc., (the 'Company') is engaged in the design, development, production and sales of computer and communication systems, specializing in rugged, hand-held and laptop computer products. The principal customers of the Company are United States Department of Defense contractors who are subject to federal budgetary implications. The work is performed under general fixed price purchase orders and on a general production basis.

(B) CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include all highly liquid debt instruments purchased with a maturity of three months or less.

(C) ACCOUNTS RECEIVABLE

     Management has provided an allowance for doubtful accounts receivable in the amount of $141,497 and $12,353 as of September 30, 1997 and 1996, respectively.

(D) INVENTORY

     Inventory is stated at the lower of cost or market using the weighted average cost method. The Company provides an obsolescence reserve for inventory as it becomes unusable or obsolete.

(E) DEPRECIATION AND AMORTIZATION

     The cost of property, plant and equipment is depreciated over the estimated useful lives of the related assets ranging from 5 to 7 years using the straight-line method. Intangible assets include exclusive rights to a printed circuit board and certain software and are being amortized over the estimated useful lives of the technology of five to ten years using the straight-line method. Demonstration pool assets are being amortized over their estimated useful lives of three years using the straight-line method. The Company also has custom molds which are amortized over their estimated useful lives of ten years using the straight-line method.

(F) REVENUE AND COST RECOGNITION

     The Company recognizes revenues on product sales when the customer accepts title, which typically occurs upon shipment. At September 30, 1997 and 1996, the Company had product sales of $1,241,111 and $4,144,207, respectively, for which title had been transferred to a customer although physical product remained on Company premises at the convenience of the customer. The Company allows customers to return products under warranty for up to one year for repair and accrues a reserve for future warranty costs at the time of product sales. The warranty reserve was $75,000 and $54,505 as of September 30, 1997 and 1996, respectively.

(G) INCOME TAXES

     The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                        PARAVANT COMPUTER SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                          SEPTEMBER 30, 1997 AND 1996

(H) STOCK OPTION PLAN

     Prior to October 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ('APB') Opinion No. 25, 'Accounting for Stock Issued to Employees', and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On October 1, 1996, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 123, 'Accounting for Stock-Based Compensation', which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in the first fiscal year beginning after December 15, 1994 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

(I) EARNINGS PER SHARE

     Earnings per share have been computed by dividing adjusted net income by the weighted average number of common shares and share equivalents outstanding. The adjustment to net income assumes the investment of excess proceeds received from the assumed exercise of common stock equivalents, net of related income taxes, using the modified treasury stock method. Common equivalent shares included in the computation represent shares issueable upon assumed exercise of stock options and warrants. Common stock authorized, issued and outstanding as of September 30, 1997 and 1996 reflects the effects of a 3-for-1 common stock split authorized on July 25, 1996 by the Board of Directors.

     Fully diluted earnings per common share amounts did not differ from amounts computed under the primary computation for the years ended September 30, 1997 and 1996.

(J) USE OF ESTIMATES

     The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(K) FUTURE APPLICATION OF ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, 'Earnings Per Share.' SFAS No. 128 supersedes APB Opinion No. 15, 'Earnings Per Share,' and specifies the computation, presentation, and disclosure requirements for earnings per share ('EPS') for entities with publicly held common stock or potential common stock. SFAS No. 128 was issued to simplify the computation of EPS. It requires dual presentation of basic and diluted EPS on the face of the statements of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

     SFAS No. 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. After adoption, all prior period EPS data presented shall be restated to conform to SFAS No. 128.

                        PARAVANT COMPUTER SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                          SEPTEMBER 30, 1997 AND 1996

(2) INVENTORY

     The following is a summary of inventory at September 30, 1997 and 1996:

                                                              1997          1996
                                                           ----------    ----------

Raw materials...........................................   $2,149,401    $1,835,286
Work in process.........................................    1,490,621       474,940
Finished goods..........................................      263,516       269,243
                                                           ----------    ----------
                                                            3,903,538     2,579,469
Reserve for obsolete inventory..........................     (441,765)      (75,577)
                                                           ----------    ----------
                                                           $3,461,773    $2,503,892
                                                           ----------    ----------
                                                           ----------    ----------

(3) PROPERTY, PLANT AND EQUIPMENT

     The following is a summary of property, plant and equipment at September 30, 1997 and 1996:

                                                              1997          1996
                                                           ----------    ----------

Office equipment........................................   $1,305,028    $  930,332
Factory equipment.......................................      271,403       209,833
Leasehold improvements..................................      199,945        14,307
                                                           ----------    ----------
          Total cost....................................    1,776,376     1,154,472
Less accumulated depreciation...........................     (861,937)     (636,957)
                                                           ----------    ----------
                                                           $  914,439    $  517,515
                                                           ----------    ----------
                                                           ----------    ----------

     Depreciation and amortization expense on these assets amounted to $237,370 and $196,757 for the years ended September 30, 1997 and 1996, respectively.

(4) INTANGIBLE ASSETS

     These assets consist of exclusive rights to a printed circuit board and certain software. Cost and accumulated amortization of these assets at September 30, 1997 and 1996 are as follows:

                                                               1997         1996
                                                             ---------    ---------

Cost......................................................   $ 272,500    $ 267,500
Accumulated amortization..................................    (207,625)    (178,375)
                                                             ---------    ---------
                                                             $  64,875    $  89,125
                                                             ---------    ---------
                                                             ---------    ---------

     Total amortization expense on these assets was $29,250 and $28,500 for the years ended September 30, 1997 and 1996, respectively.

(5) DEMONSTRATION POOL AND CUSTOM MOLDS

     These assets consist of equipment held in the demonstration pool and custom molds. Cost and accumulated amortization of these assets at September 30, 1997 and 1996 are as follows:

                                                               1997         1996
                                                             ---------    ---------

Cost......................................................   $ 762,549    $ 699,723
Accumulated amortization..................................    (500,027)    (418,414)
                                                             ---------    ---------
                                                             $ 262,522    $ 281,309
                                                             ---------    ---------
                                                             ---------    ---------

     Total amortization expense on these assets was $81,613 and $41,457 for the years ended September 30, 1997 and 1996, respectively.

                        PARAVANT COMPUTER SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                          SEPTEMBER 30, 1997 AND 1996

(6) NOTES PAYABLE TO BANK

     The Company has a line of credit with a bank totaling $4,000,000 which is due on demand and, at September 30, 1997, bears interest at the prime rate for secured borrowings under prescribed levels or the 30 or 60 day LIBOR rates plus 2.70% and the prime rate plus .50% for other borrowings. Secured borrowings are collateralized by accounts receivable, inventory and equipment. The amount outstanding under these credit agreements at September 30, 1997 and 1996 was $-0- and $540,000, respectively. The credit agreements do not contain any material financial covenants.

(7) OTHER NOTES PAYABLE

     In August 1995, the Company issued subordinated, convertible promissory notes payable ('Notes') in the principal amount of $400,000. The Notes also had 480,000 warrants attached for $.003 per warrant exercisable at $2.00 per share. A portion of these notes totaling approximately $98,000 were manditorily convertible into 120,000 shares of the Company's common stock at a conversion price of $.82 in the event the Company completed a public offering of its common stock prior to January 1, 1996. The Company did not complete the public offering prior to January 1, 1996 and the conversion feature expired. The Notes, which bore interest at 6%, had an outstanding balance of $-0- and $100,000 at September 30, 1997 and 1996, respectively.

     In regard to the above financing, the Company may be deemed to have incurred a technical violation of a provision of the Securities Act of 1933, as amended. Accordingly, there may be a contingent liability associated with such matter. The maximum amount of such liability is estimated at the amount of converted debt in such financing of $98,000. However, management believes that there was no such violation and the possibility of such related liability is remote.

(8) LONG-TERM DEBT

     The following is a summary of long-term debt at September 30, 1997 and 1996:

                                                                         1997         1996
                                                                       ---------    ---------

Note payable to bank bearing an initial interest rate of 7.25%;
  interest rate adjusted monthly to 1.50% above the prime rate;
  interest and principal due in sixty monthly installments including principal of $9,167 per payment; final payment due October of
  1998; secured by accounts receivable, inventory and equipment.....   $ 119,151    $ 229,155
Note payable to bank bearing interest at the prime rate; interest due monthly, principal balance due March 31, 1998; secured by
  accounts receivable, inventory and equipment......................      --          500,000
Less current maturities.............................................    (110,004)    (110,004)
                                                                       ---------    ---------
     Long-term debt, less current maturities........................   $   9,147    $ 619,151
                                                                       ---------    ---------
                                                                       ---------    ---------

     Scheduled principal payments for future periods are as follows:

YEAR ENDING SEPTEMBER 30,
-------------------------
1998..........................................................   $110,004
1999..........................................................      9,147
                                                                 --------
                                                                 $119,151
                                                                 --------
                                                                 --------

     The carrying amount of the Company's long-term debt approximates its fair value because the debt bears interest at borrowing rates currently available to the Company for bank loans with similar terms and maturities.

                        PARAVANT COMPUTER SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                          SEPTEMBER 30, 1997 AND 1996

(9) LEASES

     The Company is obligated under various capital leases for office equipment and building improvements. At September 30, 1997 and 1996, respectively, property, plant and equipment included net capital lease assets of $293,096 and $197,423.

     The Company also has several noncancellable operating leases. Under these arrangements, the Company leases its current office facilities at a rate of $9,176 per month. In addition, the Company leases a residential unit from a related partnership under a month-to-month lease at a rate of $1,000 per month. The Company also leases automobiles and equipment with lease terms into June of 1999. Rent expense under operating lease agreements totaled $185,306 and $151,924 for the years ended September 30, 1997 and 1996, respectively.

     The following is a schedule by years of future minimum lease payments under capital and operating leases together with the present value of the net minimum lease payments as of September 30, 1997:

                                                                         CAPITAL     OPERATING
YEAR ENDING SEPTEMBER 30,                                                LEASES       LEASES
------------------------                                                ---------    ---------

1998.................................................................   $ 137,340    $ 137,960
1999.................................................................      60,229      126,619
2000.................................................................      14,675      116,946
2001.................................................................      --          110,117
2002.................................................................      --           27,529
                                                                        ---------    ---------
          Total minimum lease payments...............................     212,244    $ 519,171
                                                                                     ---------
                                                                                     ---------
Less amounts representing interest...................................     (16,053)
                                                                        ---------
          Present value of net minimum lease payments................     196,191
Less current maturities..............................................    (124,839)
                                                                        ---------
Capital lease obligations............................................   $  71,352
                                                                        ---------
                                                                        ---------

     The carrying value of the Company's capital lease obligations approximates its fair value because the leases bear interest at borrowing rates currently available to the Company for leases with similar terms and maturities.

(10) STOCKHOLDERS' EQUITY

     Common stock authorized, issued and outstanding as of September 30, 1997 and 1996 reflects the effects of a 3-for-1 common stock split effected on July 25, 1996 by the Board of Directors.

     The Company entered into an agreement with an underwriter in connection with its initial public offering ('IPO') which was consummated in June 1996. The agreement provides for monthly consulting fees for the underwriter of $3,500 per month. The agreement also provides a 5.00% fee of the cost of an acquisition to be paid to the underwriter on any merger or acquisition for a period extending two years subsequent to the IPO date.

(11) STOCK OPTIONS

     Common stock options and related exercise prices have been adjusted below, where applicable, to reflect the effects of the aforementioned 3-for-1 common stock split effected on July 25, 1996.

     On December 22, 1993, the Company granted options under a nonqualified stock option plan ('nonqualified plan') to employees to purchase 74,799 shares of the Company's common stock at an exercise price of $.24 per share. The terms of these options provide that the options may be exercised during a period beginning December 22, 1994 and ending six years from the date the options were granted. The Company terminated the nonqualified plan on November 22, 1994.

                        PARAVANT COMPUTER SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                          SEPTEMBER 30, 1997 AND 1996

     On November 22, 1994, the Company granted options to a key officer to purchase 182,977 shares of the Company's common stock at an exercise price of $.72 per share. The terms of these options provide that the options are exercisable through November 22, 2004.

     On November 22, 1994, the Company reserved 900,000 shares of common stock for its qualified incentive stock option plan ('qualified plan'). On March 14, 1996 the Company increased the options reserved under the qualified plan from 900,000 to 1,455,000. The terms of these options provide that the options are exercisable at 33% per year and expire ten years after the date of grant. The qualified plan is administered by the Company's Board of Directors or a committee thereof. The qualified plan gives broad powers to the Board of Directors to administer and interpret the Plan, including the authority to select the individuals to be granted options and to prescribe the particular form and conditions of each option granted. All options are granted at an exercise price equal to the fair market value or 110 percent of the fair market value of the Company's common stock on the date of the grant. Awards may be granted pursuant to the qualified plan through November 22, 2004. The qualified plan may be terminated earlier by the Board of Directors at its sole discretion.

     On March 14, 1996, the Company reserved 45,000 shares under a plan to benefit the nonemployee directors under terms similar to the qualified plan ('directors nonqualified plan'). The terms of these options provide that the options are exercisable on the date of grant and expire ten years after the date of grant. The directors nonqualified plan provides that each nonemployee director be granted options to purchase 7,500 shares at the fair market value on the date of the director's election to the Board.

     At September 30, 1997, there were 519,357 and 15,000 additional shares available for grant under the qualified plan and directors nonqualified plan, respectively. Using the Black Scholes option-pricing model, the per share weighted-average fair value of stock options granted during 1997 where exercise price equals the market price of the stock on the grant date was $4.85. The per share weighted-average fair value of stock options granted during 1996 where exercise price equals the market price of the stock on the grant date or exercise price is greater than the market price of the stock on the grant date was $1.30 and $1.21 respectively.

     The following weighted average assumptions were used:

                                                                        1997           1996
                                                                     ----------      ---------

Exercise price equal to market price on grant date
     Expected risk-free interest rate.............................         6.13%          5.58%
     Expected life................................................    8.0 years      8.0 years
     Expected volatility..........................................       122.72%        113.38%
     Expected dividend yield......................................         0.00%          0.00%
Exercise price greater than market price on grant date
     Expected risk-free interest rate.............................       --               5.58%
     Expected life................................................       --          8.0 years
     Expected volatility..........................................       --             113.38%
     Expected dividend yield......................................       --               0.00%

     The Company applies APB Opinion No. 25 in accounting for its option plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements for stock options granted. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                        PARAVANT COMPUTER SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                          SEPTEMBER 30, 1997 AND 1996

                                                                                 1997         1996
                                                                              ----------    --------

Net income           As reported...........................................   $1,141,791    $702,153
                     Pro forma.............................................   $  629,758    $571,507
Earnings per share   As reported...........................................   $     0.10    $   0.10
                     Pro forma.............................................         0.06        0.09

     Pro forma net income reflects only options granted in 1997 and 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of 3 years and compensation cost for options granted prior to October 1, 1995 is not considered.

     Stock option activity during the periods indicated is as follows:

                                                                            NUMBER OF    WEIGHTED- AVERAGE
                                                                             SHARES       EXERCISE PRICE
                                                                            ---------    ----------------

Outstanding at September 30, 1995........................................     639,777         $  .68
     Granted.............................................................     381,000           1.45
     Exercised...........................................................      (6,038)           .31
     Forfeited...........................................................     (14,763)           .78
                                                                            ---------
Outstanding at September 30, 1996........................................     999,976            .98
     Granted.............................................................     223,000           5.18
     Exercised...........................................................     (37,614)           .60
     Forfeited...........................................................     (15,608)          3.16
                                                                            ---------
Outstanding at September 30, 1997........................................   1,169,754           1.76
                                                                            ---------
                                                                            ---------

     At September 30, 1997, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $.24 to $.72 for 467,504 shares; $.72 to $.79 for 120,000 shares; and $1.33 to $6.00 for 582,250 shares at 5.17 years, 7.15 years and 8.54 years, respectively.

     At September 30, 1997 and 1996, the number of options exercisable was 597,754 and 365,628, respectively, and the weighted-average exercise price of those options was $.97 and $.65, respectively.

(12) WARRANTS

     In connection with the Company's IPO of common stock in June of 1996, the Company issued 4,830,000 warrants exercisable for a period of five years commencing November 30, 1997 at an exercise price of $2.00 per share, subject to adjustment in certain circumstances. The Company, at its option during the exercise period of the warrants, may redeem the warrants, after November 30, 1997, upon notice of not less than 30 days, at a price of $.0167 per warrant provided that the last sale price of the Company's common stock on the Nasdaq National Market has exceeded $2.83 per share (subject to adjustment) for a period of 30 consecutive trading days. As of September 30, 1997, no warrants have been exercised. In addition, in connection with the IPO, the Company issued warrants to the underwriter to purchase up to 300,000 shares of common stock at $2.00 per share and up to 420,000 warrants at $.04 per warrant. The underwriter's warrants are exercisable during the four-year period commencing June 3, 1997.

(13) RESEARCH AND DEVELOPMENT

     Research and development costs are expensed when incurred and are included in selling and administrative expense. The amounts charged to expense were $611,295 and $382,750 for the years ended September 30, 1997 and 1996, respectively.

                        PARAVANT COMPUTER SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                          SEPTEMBER 30, 1997 AND 1996

(14) INCOME TAXES

     The components of income tax expense (benefit) for the years ended September 30, 1997 and 1996 are as follows:

                                                           CURRENT     DEFERRED      TOTAL
                                                           --------    ---------    --------
1997:
     Federal............................................   $683,579    $(184,143)   $499,436
     State..............................................    126,023      (31,230)     94,793
                                                           --------    ---------    --------
                                                           $809,602    $(215,373)   $594,229
                                                           --------    ---------    --------
                                                           --------    ---------    --------
1996:
     Federal............................................   $292,008    $  26,620    $318,628
     State..............................................     54,749        2,439      57,188
                                                           --------    ---------    --------
                                                           $346,757    $  29,059    $375,816
                                                           --------    ---------    --------
                                                           --------    ---------    --------

     Following is a reconciliation of the expected income tax expense computed by applying the U.S. federal income tax rate of 34% to income before income taxes and the actual income tax provision for the years ended September 30, 1997 and 1996:

                                                                           1997        1996
                                                                         --------    --------
Computed 'expected' tax expense.......................................   $590,247    $366,509
Increase (decrease) in income taxes resulting from:
     State income taxes, net of federal income tax benefit............     52,358      36,134
     Nondeductible meals and entertainment expense....................      7,200       6,270
     Research and experimentation credit..............................    (31,951)    (12,372)
     Other, net.......................................................    (23,625)    (20,725)
                                                                         --------    --------
                                                                         $594,229    $375,816
                                                                         --------    --------
                                                                         --------    --------

     Deferred income taxes as of September 30, 1997 and 1996 reflect the impact of 'temporary differences' between amounts of assets and liabilities for financial statement purposes and such amounts as measured by tax laws. The temporary differences give rise to deferred tax assets and liabilities which are summarized below as of September 30, 1997 and 1996:

                                                                          1997         1996
                                                                        ---------    --------
Gross deferred tax liabilities:
     Capitalized costs...............................................   $ (36,392)      --
     Accumulated depreciation........................................     (81,342)   $(46,426)
                                                                        ---------    --------
          Total gross deferred tax liabilities.......................    (117,734)    (46,426)
                                                                        ---------    --------
Gross deferred tax assets:
     Inventory.......................................................     255,166      61,972
     Accounts receivable.............................................      53,245       --
     Warranty expense................................................      28,223      20,510
     Accrued vacation and sick leave.................................      54,996      45,956
     Accrued incentive compensation..................................      26,341      11,289
     Deferred revenue................................................       8,292       --
     Net operating loss carryforwards................................      --           1,554
     Research credits................................................      38,914      37,215
                                                                        ---------    --------
          Total gross deferred tax assets............................     465,177     178,496
                                                                        ---------    --------
          Total net deferred tax assets..............................   $ 347,443    $132,070
                                                                        ---------    --------
                                                                        ---------    --------

     A valuation allowance for deferred tax assets is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Realization is dependent upon the

                        PARAVANT COMPUTER SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                          SEPTEMBER 30, 1997 AND 1996

generation of future taxable income or the reversal of deferred tax liabilities during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. As of September 30, 1997 and 1996, no valuation allowance has been recognized in the accompanying financial statements for the deferred tax assets because the Company believes that sufficient projected future taxable income will be generated to fully utilize the benefits of these deductible amounts.

(15) RETIREMENT PLAN

     The Company has a defined contribution retirement plan covering substantially all employees who have completed 1,000 hours of service. Retirement expense incurred was $53,597 and $19,098 for the years ended September 30, 1997 and 1996, respectively.

(16) RELATED PARTY TRANSACTIONS

     In March 1996, prior to the 3-for-1 common stock split authorized on July 25, 1996 by the Board of Directors, certain stockholders of the Company sold an aggregate of 308,581 shares of common stock to private investors at a purchase price of $4 per share. A portion of the proceeds from these sales totaling $802,294 was advanced to the Company in April 1996 pursuant to promissory notes having an interest rate of 6% per annum. Such amounts, plus accrued interest thereon, were due and payable on the earlier of April 15, 1997 or the date which is ten days after the consummation of the Company's IPO. All amounts borrowed by the Company under these promissory notes were repaid prior to September 30, 1996.

(17) CONTINGENCIES

     In March 1996, the Company's former counsel rendered an invoice to the Company totaling approximately $365,000 for legal fees and expenses representing both general corporate services as well as services relating to the Company's IPO. The Company contested the invoice and accrued an estimate for the settlement, if any, of these fees. In March 1996, the Company's former counsel filed an action against the Company, its current underwriter and certain other defendants, alleging, among other things, breach of contract, failure to pay attorneys fees, fraud, copyright infringement and defamation by the Company in connection with the aforementioned services as well as claiming a finder's fee with respect to the underwriter's relationship with the Company. In September 1997, the plaintiff filed an amended complaint increasing his claim for legal services from approximately $365,000 to approximately $415,000. The plaintiff is also seeking punitive damages of $1,000,000 from the Company. The Company filed an answer denying the claims asserted by plaintiff and has asserted defenses and counterclaims against the plaintiff seeking recovery of amounts paid to the plaintiff, punitive damages and court costs.

     In September 1996, a former Company employee filed an action against the Company and certain other defendants alleging retaliatory personnel actions instituted by the defendants against the plaintiff. The Plaintiff is seeking from the defendants an amount of $950,000 plus interest, related costs and attorneys fees. The Company has filed a motion to dismiss the plaintiff's amended complaint and intends to vigorously defend this lawsuit.

     Management, after consultation with counsel, is of the opinion that the ultimate resolution of these matters will not have a material adverse effect on future operations of the Company. Management has not accrued any liability relating to the tortious portion of these lawsuits as it believes the Company will prevail. In the event a court finds in favor of the plaintiffs, additional costs will be incurred.

                        PARAVANT COMPUTER SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                          SEPTEMBER 30, 1997 AND 1996

(18) CONCENTRATION OF CREDIT RISK

     The Company has a high concentration of sales to a few customers who accounted for 89% and 95% of revenue for the years ended September 30, 1997 and 1996, respectively. A summary of sales and accounts receivable to the customers that exceed 10% of sales or accounts receivable for the years ended September 30, 1997 and 1996 are as follows:

                                                                  1997                     1996
                                                          ---------------------    ---------------------
                                                            SALES       % TOTAL      SALES       % TOTAL
                                                          ----------    -------    ----------    -------

Customer A.............................................   $6,094,617       46%     $5,094,104       49%
Customer B.............................................    4,684,013       36       2,255,433       21
Customer C.............................................      871,468        7          --         --
Customer D.............................................       --         --         1,609,725       15
Customer E.............................................       --         --         1,079,408       10

                                                           ACCOUNTS                 ACCOUNTS
                                                          RECEIVABLE    % TOTAL    RECEIVABLE    % TOTAL
                                                          ----------    -------    ----------    -------

Customer A.............................................   $1,556,040       37%     $4,982,408       70%
Customer B.............................................    1,663,296       39       1,009,630       14
Customer C.............................................      657,596       16          --         --
Customer D.............................................       --         --           906,966       13

(19) FOURTH QUARTER RESULTS

     Adjustments were made to increase inventory during the fourth quarter of the years ended September 30, 1997 and 1996 in the amounts of $195,975 and $433,000, respectively, before related income taxes. These adjustments were made to adjust perpetual records to physical counts. The Company was not able to determine the amount of the adjustments that related to the fourth quarter or the prior quarters.

     In addition, another adjustment was made in the fourth quarter of the year ended September 30, 1996 to record accrued incentive compensation in the amount of $140,000 before related taxes. The accrued compensation was discretionary and was substantially related to fourth quarter sales.

(20) SUBSEQUENT EVENT

     On November 20, 1997, the Company granted options under its qualified plan to employees to purchase 226,000 shares of the Company's common stock at an exercise price of $4.25 per share which was the market price of the shares at the date of issuance.

     On November 20, 1997, the Company granted special options to the three nonemployee directors (1997 special option plan) exercisable for ten years from the date of issuance for the purchase of an aggregate of up to 24,000 shares at an exercise price of $4.25 per share, the market price of the shares at the date of issuance. Although not granted under the existing directors' nonqualified plan, the 1997 special option plan is subject to terms substantially similar to those applicable to options granted under the directors' nonqualified plan. The 1997 special options are evidenced by stock option agreements between the Company and the subject directors.

     In October of 1997, the Company announced that it entered into negotiations related to an acquisition. The terms of the acquisition, including price and acquisition date, have not yet been determined.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
  OF OPERATION

     The following discussion and analysis of the Company's results of operations, liquidity and financial condition should be read in conjunction with the Financial Statements of the Company and related notes thereto.

RESULTS OF OPERATIONS

FISCAL YEAR ENDED SEPTEMBER 30, 1997 VS. SEPTEMBER 30, 1996

     Revenues for fiscal 1997 were $13,209,541, an increase of $2,714,478 or 26% over 1996 revenues of $10,495,063. This increase is primarily due to Paravant's strong backlog ($15,242,745 at September 30, 1997) and continued full scale production deliveries to Raytheon in support of the U.S. Marine Corps HAWK/AVENGER Air Defense missile system upgrade and additional requirements of Lockheed Martin's Enhanced Diagnostic Aid ('EDNA') systems for use by the U.S. Air Force on F-16 Fighter Aircraft and the F-117A Stealth Fighter.

     Gross profit was $6,435,465 in 1997, or 49% of sales, compared to $4,677,053 or 45% in 1996, a total increase of $1,758,412 or 38%. This increase in gross profitability results primarily from the increased revenues discussed above.

     Selling and administrative expenses of $4,629,122 in 1997, increased by $1,381,737 or 43% from 1996 expenses of $3,247,385. As a percentage of sales, selling and administrative expenses were 35% and 31% in 1997and 1996, respectively. The increased selling and administrative costs are due primarily to increased employee benefit expenditures, increased professional fees and increased expenditures for Research and Development.

     Income from operations grew to $1,806,343 for 1997 from $1,429,668 in 1996, an improvement of $376,675 or 26%. As a percentage of sales, income from operations remained unchanged at 14% in 1997 and 1996. The improvement in income from operations overall, resulted primarily from increased revenues and gross profits, offset in part by increased selling and administrative expenses as discussed above.

     Interest expense for 1997 was reduced by $261,694 or 72% to $101,262 compared to $362,956 in 1996. As a percentage of sales, interest expense decreased to 1% in 1997 from 3% in 1996. This decrease is due to a significant decline in outstanding credit balances made possible by the proceeds of the Company's initial public offering of securities in June 1996.

     As a result, the Company's net income improved by 63% to $1,141,791 in 1997 when compared to $702,153 in 1996, an increase of $439,638 in total. Net income as a percentage of sales were 9% in 1997 and 7% in 1996. The improvement in net income overall, resulted primarily from increased revenue, gross profits and reduced interest expense, offset in part by increased selling and administrative expenses as discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     In June 1996, the Company completed its IPO, resulting in aggregate net proceeds of $4,594,332 to the Company after deducting certain commissions, expenses and offering costs. The Company used a portion of the net proceeds of the IPO to repay certain loans referred to below in the aggregate principal amount of $1,102,294, and paid approximately $88,000 of the net proceeds of the IPO to reimburse UES, Inc., an affiliate of the Company which is controlled by Krishan K. Joshi, the Company's Chairman ('UES'), for certain health insurance and other expenses paid on the Company's behalf. Substantially all of the remaining balance of the net proceeds of the IPO were utilized to reduce indebtedness then outstanding under the Company's revolving credit arrangement with National City

Bank in Dayton, Ohio described below, resulting in increased availability under the credit arrangement for working capital needs and general corporate purposes.

     The Company has a secured revolving credit arrangement with National City Bank in Dayton, Ohio (the 'Bank') for a credit line of up to $4,000,000 that is due on demand and bears interest at the prime rate, or 30 or 60 day LIBOR rates plus 2.70%. All borrowings are collateralized by accounts receivable, inventory and equipment. As of September 30, 1997, there were no borrowings outstanding under this arrangement. The Company intends to maintain this arrangement with the Bank for the foreseeable future, although there can be no assurance that the Bank will not in the future demand repayment of any amounts then outstanding under its loan arrangement. The Company also has a secured term loan provided by the Bank bearing interest at a rate adjusted monthly to prime plus 1.5% at September 30, 1997. Monthly principal payments of $9,167 are due through October 1998. All borrowings thereunder are secured by a lien on accounts receivable, inventory and equipment. As of September 30, 1997, there was $119,151 outstanding under this arrangement with the Bank. The Company also has capital lease obligations of $196,191 at September 30, 1997. These capital lease obligations bear interest rates of 1.25% to 1.50% over the prime rate and are expected to be satisfied within 3 years.

     On April 22, 1997, the Company retired a note payable to the Bank in an aggregate principal amount of $500,000, bearing interest at the prime rate, which note was due and payable in March 1998.

     In August 1995, the Company borrowed $400,000 pursuant to bridge notes ('Notes') from a group of private investors at an annual interest rate of 6%. In addition, the Company sold to the same investors warrants to purchase 480,000 shares of Common Stock, exercisable until June 3, 2001 at an exercise price of $2.00 per share. The Notes were paid in full on August 8, 1997.

     In connection with certain sales of shares of Common stock in March 1996 by UES Florida, Inc. (a subsidiary of UES), Richard P. McNeight, the President and Chief Operating Officer of the Company, William R. Craven, the Vice President of Marketing of the Company, and another shareholder, loaned to the Company in April 1996, for working capital purposes, the sums of $646,294; $78,000; $26,000 and $52,000, respectively, or an aggregate of $802,294 of the proceeds realized from such sales, at an interest rate of 6% per annum. Such loans, plus accrued interest thereon in an aggregate amount of $8,681, were repaid in June 1996 in accordance with their terms from a portion of the net proceeds of the IPO.

     The Company has, and continues to have, a dependence upon a few major customers for a significant portion of its revenues. This dependence for revenues has not been responsible for any unusual fluctuations in operating results in the past, and management does not believe this concentration will generate fluctuations in operating results in the future. However, the potential impact of losing a major customer without securing offsetting and equivalent orders could result in a significant negative impact to the operating results of the Company. The gross margin contributions of the Company's major customers are not generally different than those from its other customers as a whole.

     The Company's operating cash flow was $3,448,740 for 1997. The improvement in the Company's operating cash flow results primarily from improved net income as more fully described in Management's Discussion and Analysis of Operations for the fiscal year ended September 30, 1997 and improved working capital as more fully presented in the Condensed Statements of Cash Flows for the same period. Negative cash flows for the years ended September 30, 1996 and 1995, $(1,426,090) and $(298,577), respectively, were primarily associated with general increases in inventory levels and temporary increases associated with accounts receivable, all in support of the Company's rapid increase in operations reflected by the growth in annual revenues from $4,621,527 in fiscal 1993 to $10,495,063 in fiscal 1996, an increase of almost 127%. In addition, the Company invested $443,066 in fiscal 1997, $127,352 in fiscal 1996 and $60,350 in fiscal 1995 to acquire manufacturing equipment and complete leasehold improvements, also in support of these expanded operating levels.

     Due to the Company's orders related to U.S. Department of Defense procurements, the operations of the Company have been cyclical and generally result in a significant increase in deliveries and revenues in the fourth quarter of its fiscal year ending on September 30. Due to the Company's strong backlog and increased revenues, this cycle is less significant in the current fiscal year, resulting in a significant improvement in cash provided from operations, as discussed earlier herein and less significant changes in inventory levels than the prior period. This change is evidenced by a decrease in fourth quarter revenues to 38% from 65% of total revenues for the years ended September 30, 1997 and 1996, respectively.

     As of September 30, 1997, management believes inventory balances are not in excess of requirements for deliveries and normal minimum stocking levels.

     Generally, accounts receivable at the end of each quarter are collected within the following quarter. However, the Company's major customer, Raytheon, has traditionally averaged approximately 80 to 100 days in satisfaction of outstanding accounts receivable balances. This situation is improving through negotiation with Raytheon, and Management believes that average outstanding balances will be reduced to more traditional levels approximating 45 days, in the future although there can be no assurance of such. The Company's total outstanding accounts receivable balance of $4,082,915 at September 30, 1997 has been subsequently reduced by approximately $3,180,358 in cash collections. In 1997, the Company provided a reserve for certain older balances of $141,497. This reserve is believed to be more than sufficient to address any uncollectible balances outstanding as of September 30, 1997.

     As of September 30, 1997 and 1996, the Company's backlog was $15,242,745 and $14,617,253, respectively, consisting of firm fixed price purchase orders. All of these purchase orders are expected to generate profits within the Company's historical levels. The Company believes that the completion of the orders comprising its backlog, and any new orders which may be accepted by the Company in the future, should not result in additional liquidity pressures that cannot be addressed in a manner consistent with the Company's past practices. The Company presently expects to manufacture and deliver $9,724,270 of the products in backlog within the next 12 months. The remaining $5,518,475 of products in backlog will be completed over the next 4 years.

     The Company anticipates, based on its currently proposed plans and assumptions relating to its operations, that the proceeds of the IPO and ongoing stock offerings, together with the Company's existing working capital and anticipated cash flows from the Company's operations, will be sufficient to satisfy the Company's cash requirements for at least twelve months. As the Company continues to grow, additional bank borrowings, other debt placements and equity offerings may be considered, in part or in combination, as the situation warrants. In addition, in the event the Company's plans change or its assumptions change or prove to be inaccurate, or if projected cash flow otherwise proves insufficient to fund operations, the Company might need to seek other sources of financing to conduct its operations. There can be no assurance that any such other sources of financing would be available when needed, on commercially reasonable terms, or at all.

     The Company has conducted a comprehensive review of its computer systems to identify any systems that could be affected by the 'Year 2000' issue. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any programs that have time-sensitive software may recognize a date using '00' as the year 1900 rather than the year 2000. This could result in a major systems failure or miscalculations. The Company has determined the Year 2000 problem will not pose any operational problems for the Company's computer systems or result in any material expense for the Company, as all programs currently being used have already been modified or converted.

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, 'Earnings Per Share,' SFAS No. 128 supersedes APB Opinion No. 15, 'Earnings Per Share,' and specifies the computation, presentation, and disclosure requirements for earnings per share ('EPS') for entities with publicly held common stock or potential common stock. SFAS No. 128 was issued to simplify the computation of EPS. It requires dual presentation of basic and diluted EPS on the face of the statements of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

     SFAS No. 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. After adoption, all prior period EPS data presented shall be restated to conform to SFAS No. 128.

                         PARAVANT COMPUTER SYSTEMS, INC.


                    Unaudited Condensed Financial Statements
                             for the Quarters Ended
                             March 31, 1998 and 1997



                                                                            PAGE

Condensed Balance Sheet - March 31, 1998 ...................................  66

Condensed Statements of Operations for the three months ended March 31,
1998 and 1997 ..............................................................  67

Condensed Statements of Operations for the six months ended March 31,
1998 and 1997 ..............................................................  68

Condensed Statements of Cash Flows for the six months
ended March 31, 1998 and 1997 ..............................................  69

Notes to Condensed Financial Statements ....................................  70

Management's Discussion and Analysis of Operations .........................  72

                         PARAVANT COMPUTER SYSTEMS, INC.

                             Condensed Balance Sheet

                                 March 31, 1998

                                     Assets

                                                                             (Unaudited)
Current assets:
   Cash and cash equivalents                                                 $ 2,909,848
   Accounts receivable, net                                                    2,803,897
   Employee receivables and advances                                              16,950
   Inventory, net (note 2)                                                     3,479,473
   Prepaid expenses                                                               93,206
   Deferred income taxes                                                         426,263
                                                                             -----------

      Total current assets                                                     9,729,637

Prepaid expenses                                                                 268,588

Property, plant and equipment, net                                               883,871

Intangible assets, net                                                            50,625

Demonstration pool and custom molds, net                                         255,407

Other assets                                                                     578,369
                                                                             -----------

      Total assets                                                           $11,766,497
                                                                             ===========

                      Liabilities and Stockholders' Equity

Current liabilities:
   Current maturities of long-term debt                                      $    64,149
   Current maturities of capital lease obligations                                82,001
   Accounts payable                                                              816,129
   Accrued commissions                                                           550,714
   Accrued expenses                                                              721,674
   Accrued incentive compensation                                                121,886
   Income taxes payable                                                          285,524
                                                                             -----------

      Total current liabilities                                                2,642,077

Capital lease obligations, less current maturities                                46,867
Deferred income taxes, net                                                        78,820
                                                                             -----------
      Total liabilities                                                        2,767,764
                                                                             -----------
Stockholders' equity:
   Preferred stock, par value $.01 per share. Authorized 2,000,000 shares,
      none issued                                                                     --
   Common stock, par value $.015 per share. Authorized 30,000,000 shares,
      issued and outstanding 8,149,938 shares                                    122,249
   Additional paid-in capital                                                  5,325,806
   Retained earnings                                                           3,550,678
                                                                             -----------
      Total stockholders' equity                                               8,998,733
                                                                             -----------
Commitments (note 4)

   Total liabilities and stockholders' equity                                $11,766,497
                                                                             ===========




See accompanying notes to condensed financial statements

                         PARAVANT COMPUTER SYSTEMS, INC.

                       Condensed Statements of Operations

               For the three months ended March 31, 1998 and 1997


                                                                1998           1997
                                                                ----           ----
                                                                  (Unaudited)
Revenues                                                $  4,050,388       3,196,218

Cost of revenues                                           2,028,044       1,665,762
                                                        ------------    ------------

      Gross profit                                         2,022,344       1,530,456

Selling and administrative expense                         1,537,713       1,169,938
                                                        ------------    ------------

      Income from operations                                 484,631         360,518

Other income (expense):
   Interest expense                                           (5,098)        (21,080)
   Miscellaneous                                              25,765          18,121
                                                        ------------    ------------

      Income before income taxes                             505,298         357,559

Income tax expense                                          (174,129)       (124,651)
                                                        ------------    ------------

      Net income                                        $    331,169         232,908
                                                        ============    ============

Basic earnings per share                                $       .041            .030
                                                        ============    ============

Diluted earnings per share                              $       .029            .024
                                                        ============    ============

Weighted average number of common shares outstanding       8,035,012       7,968,375
                                                        ============    ============
Weighted average number of common shares and dilutive
      potential common shares outstanding                 11,555,651      12,752,652
                                                        ============    ============

See accompanying notes to condensed financial statements.


                         PARAVANT COMPUTER SYSTEMS, INC.

                       Condensed Statements of Operations

                For the six months ended March 31, 1998 and 1997


                                                                1998         1997
                                                                ----         ----
                                                                 (Unaudited)
Revenues                                                $  7,648,353       5,127,310

Cost of revenues                                           4,003,313       2,719,889
                                                        ------------    ------------

      Gross profit                                         3,645,040       2,407,421

Selling and administrative expense                         2,883,933       2,167,921
                                                        ------------    ------------

      Income from operations                                 761,107         239,500

Other income (expense):
   Interest expense                                          (11,461)        (65,293)
   Miscellaneous                                              53,651          18,223
                                                        ------------    ------------

      Income before income taxes                             803,297         192,430

Income tax expense                                          (274,969)        (67,081)
                                                        ------------    ------------

      Net income                                        $    528,328         125,349
                                                        ============    ============

Basic earnings per share                                $       .066            .016
                                                        ============    ============

Diluted earnings per share                              $       .046            .010
                                                        ============    ============

Weighted average number of common shares outstanding       8,035,012       7,968,375
                                                        ============    ============
Weighted average number of common shares and dilutive
      potential common shares outstanding                 11,555,651      12,752,652
                                                        ============    ============

See accompanying notes to condensed financial statements.

                         PARAVANT COMPUTER SYSTEMS, INC.

                       Condensed Statements of Cash Flows

                For the six months ended March 31, 1998 and 1997



                                                                  1998            1997
                                                                  ----            ----
                                                                    (Unaudited)
Cash flows from operating activities:
   Net income                                               $    528,328         125,349
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Depreciation and amortization                           225,539         224,898
         Writedown on leasehold improvements                      11,311              --
         Deferred income taxes                                        --         (27,320)
         Increase (decrease) in cash caused by changes in:
            Accounts receivable                                1,279,018       2,118,717
            Employee receivables and advances                     11,171          60,052
            Inventory                                            (17,700)     (1,048,398)
            Prepaid expenses                                       4,379          21,314
            Other assets                                        (527,977)        (20,228)
            Accounts payable                                     220,762        (264,903)
            Accrued commissions                                  (19,845)       (132,141)
            Accrued expenses                                     (17,584)         68,746
            Accrued incentive compensation                      (140,400)        (48,512)
            Income taxes payable                                (213,431)       (267,912)
                                                            ------------    ------------

               Net cash provided by operating activities       1,343,571         809,662
                                                            ------------    ------------
Cash flows fiom investing activities:
   Acquisitions of property, plant and equipment                (164,432)       (281,109)
   Acquisitions of demonstration pool and custom molds           (20,485)       (101,904)
   Acquisitions of rights                                             --          (5,000)
                                                            ------------    ------------

               Net cash used in investing activities            (184,917)       (388,013)
                                                            ------------    ------------

Cash flows from financing activities:
   Net repayments on notes
      payable to bank                                                 --        (240,000)
   Repayments on other notes payable                                  --         (50,000)
   Repayments on long-term debt                                  (55,002)        (55,002)
   Repayments on capital lease obligations                       (67,323)        (91,143)
   Proceeds from issuance of common stock                         24,520          14,113
   Proceeds from issuance of warrants                            236,372              --
                                                            ------------    ------------

       Net cash provided by (used in) financing
          activities                                             138,567        (422,032)
                                                            ------------    ------------

       Net increase (decrease) in cash and cash
         equivalents                                           1,297,221            (383)

Cash and cash equivalents at beginning of the period           1,612,627          65,069
                                                            ------------    ------------

Cash and cash equivalents at end of the period              $  2,909,848          64,686
                                                            ============    ============

Supplemental disclosures of cash flow information:
     Cash paid during the period for:
         Interest                                           $     11,873          65,495
                                                            ============    ============
         Income taxes                                       $    488,400         315,000
                                                            ============    ============



                         PARAVANT COMPUTER SYSTEMS, INC

                     Notes to Condensed Financial Statements

                             March 31, 1998 and 1997

(1)   Basis of Presentation

      The accompanying unaudited condensed financial statements of Paravant Computer Systems, Inc. (the "Company"), have been prepared in accordance with the instructions and requirements of Regulation S-B and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. In the opinion of management, such financial statements, reflect all adjustments (consisting of normal recurring accruals) considered necessary for a fair statement of financial position, results of operations and cash flows for the interim periods presented. Operating results for the interim periods are not necessarily indicative of the results that may be expected for the full fiscal years.

      These condensed financial statements and footnotes should be read in conjunction with the Company's audited financial statements for the fiscal years ending September 30, 1997 and 1996 included in the Company's Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission. The accounting principles used in preparing these condensed financial statements are the same as those described in such statements.

(2)   Inventory

      The following is a summary of inventory at March 31, 1998:

           Raw materials                    $ 2,789,162
           Work in progress                   1,045,832
           Finished goods                        86,244
                                            -----------

                                              3,921,238
           Reserve for obsolete inventory      (441,765)
                                            -----------

                                            $ 3,479,473
                                            ===========


                                                                (Continued)

                                       -2

                        PARAVANT COMPUTER SYSTEMS, INC.

                     Notes to Condensed Financial Statements

(3)   Basic and Diluted Earnings Per Share

      On October 1, 1997, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share". SFAS No. 128 superseded APB Opinion No. 15, "Earnings Per Share", and specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock. It also requires that prior period earnings per share be restated to conform to the requirements of SFAS No. 128.

      Basic earnings per share for the three and six months ended March 31, 1998 and 1997 have been computed by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share for the three and six months ended March 31, 1998 and 1997 have been computed by dividing net income by the weighted average number of common shares and dilutive potential common shares outstanding.

(4)   Commitment

      On March 31, 1998, the Company entered into an acquisition agreement to purchase the common stock of Engineering Development Laboratories, Incorporated (EDL) and substantially all of the business and operating assets of Signal Technology Laboratories, Inc. (STL). Under the terms of the agreement, the Company would pay approximately $8.5 million in cash, 8%, three year notes aggregating $4.8 million, 3,950,000 shares of the Company's common stock and a cash earn-out payable over five years based on EDL/STL's future profits. The agreement is subject to the approval of the Company's shareholders and certain other conditions.

Management's Discussion and Analysis of Operations
RESULTS OF OPERATIONS
Three Months ended March 31, 1998 vs. March 31, 1997


      Revenues for the quarter ended March 31, 1998 were $4,050,388, an increase of $854,170 or 27% over the quarter ended March 31, 1997 revenues of $3,196,218. This increase is primarily due to Paravant's strong backlog ($10,107,826 at March 31, 1998) and continued full scale production deliveries to Raytheon in support of the U.S. Marine Corps AVENGER Air Defense missile system upgrade and additional requirements of Lockheed Martin's Enhanced Diagnostic Aid ("EDNA") systems for use by the U.S. Air Force on F-16 Fighter Aircraft and the F-117A Stealth Fighter.

      Gross profit was $2,022,344 for the quarter ended March 31, 1998 or 50% of sales, compared to $1,530,456 or 48% of sales in the quarter ended March 31, 1997, a total increase of $491,888 or 32%. This increase in gross profitability results primarily from the increased revenues discussed above.

      Selling and administrative expenses of $1,537,713 in the quarter ended March 31, 1998, increased by $367,775 or 31% from the quarter ended March 31, 1997 expenses of $1,169,938. As a percentage of sales, selling and administrative expenses were 38% and 37% in the quarters ended March 31, 1998 and 1997, respectively. The increased selling and administrative expenses are due primarily to increased sales commissions directly attributable to the increased sales discussed earlier herein and on-going research and development projects.

      Income from operations was $484,631 for the quarter ended March 31, 1998 compared to $360,518 in the quarter ended March 31, 1997, an improvement of $124,113. As a percentage of sales, income from operations improved to 12% in the quarter ended March 31, 1998 from 11% in the quarter ended March 31, 1997. The improvement to income from operations overall resulted primarily from increased revenues and gross profits, offset in part by increased selling and administrative expenses as discussed above.

      Interest expense for the quarter ended March 31, 1998 was reduced by $15,982 or 76% to $5,098 compared to $21,080 in the quarter ended March 31, 1997. As a percentage of sales, interest expense decreased to 0.1% in the quarter ended March 31, 1998 from .7% in the quarter ended March 31, 1997. This decrease is due to a continued decline in outstanding credit balances made possible by continued growth in revenues and gross profits, offset in part by increased selling and administrative expenses as discussed above.

      As a result, the Company's net income improved by 42% to $331,169 in the quarter ended March 31, 1998 compared to $232,908 in 1997. Net income as a percentage of sales was 8% in the quarter ended March 31, 1998 compared to 7% in the quarter ended March 31, 1997. The improvement in net income overall, resulted primarily from increased revenues and gross profits, offset in part by increased selling and administrative expenses as discussed above.

Six Months ended March 31, 1998 vs. March 31, 1997

      Revenues for the six months ended March 31, 1998 were $7,648,353, an increase of $2,521,043 or 49% over the six months ended March 31, 1997 revenues of $5,127,310. This increase is primarily due to Paravant's strong backlog ($10,107,826 at March 31, 1998) and continued full scale production deliveries to Raytheon in support of the U.S. Marine Corps AVENGER Air Defense missile system upgrade and additional requirements of Lockheed Martin's Enhanced Diagnostic Aid ("EDNA") systems for use by the U.S. Air Force on F-16 Fighter Aircraft and the F-117A Stealth Fighter.

      Gross profit was $3,645,040 for the six months ended March 31, 1998 or 48% of sales, compared to $2,407,421 or 47% in the six months ended March 31, 1997, a total increase of $1,237,619 or 51%. This increase in gross profitability results primarily from the increased revenues discussed above.

      Selling and administrative expenses of $2,883,933 in the six months ended March 31, 1998, increased by $716,012 or 33% from the six months ended March 31, 1997 expenses of $2,167,921. As a percentage of sales, selling and administrative expenses were 38% and 42% in the six months ended March 31, 1998 and 1997, respectively. The increased selling and administrative expenses are due primarily to increased sales commissions directly attributable to the increased sales discussed earlier herein and on-going research and development projects.

      Income from operations was $761,107 for the six months ended March 31, 1998 compared to $239,500 in the six months ended March 31, 1997, an improvement of $521,607. As a percentage of sales, income from operations improved to 10% in the six months ended March 31, 1998 from 5% in the six months ended March 31, 1997. The improvement to income from operations overall resulted primarily from increased revenues and gross profits, offset in part by increased selling and administrative expenses as discussed above.

      Interest expense for the six months ended March 31, 1998 was reduced by $53,832 or 82% to $11,461 compared to $65,293 in the six months ended March 31, 1997. As a percentage of sales, interest expense decreased to 0.1% in the six months ended March 31, 1998 from 1% in the six months ended March 31, 1997. This decrease is due to a significant decline in outstanding credit balances made possible by continued growth in revenues and gross profits, offset in part by increased selling and administrative expenses as discussed above.

      As a result, the Company's net income improved by 321% to $528,328 in the six months ended March 31, 1998 compared to $125,349 in 1997. Net income as a percentage of sales was 7% in the six months ended March 31, 1998 compared to 2% in the six months ended March 31, 1997. The improvement in net income overall, resulted primarily from increased revenues and gross profits, offset in part by increased selling and administrative expenses as discussed above.

LIQUIDITY AND CAPITAL RESOURCES

      In June 1996, the Company completed its IPO, resulting in aggregate net proceeds of $4,594,332 to the Company after deducting certain commissions, expenses and offering costs. The Company used a portion of the net proceeds of the IPO to repay certain loans referred to below in the aggregate principal amount of $1,102,294, and paid approximately $88,000 of the net proceeds of the IPO to reimburse UES, Inc., an affiliate of the Company which is controlled by Krishan K. Joshi, the Company's Chairman ("UES"), for certain health insurance and other expenses paid on the Company's behalf. Substantially all of the remaining balance of the net proceeds of the IPO were utilized to reduce indebtedness then outstanding under the Company's revolving credit arrangement with National City Bank in Dayton, Ohio described below, resulting in increased availability under the credit arrangement for working capital needs and general corporate purposes.

      The Company has a secured revolving credit arrangement with National City Bank in Dayton, Ohio (the "Bank") for a credit line of up to $4,000,000 that is due on demand and bears interest at the prime rate for secured borrowings and prime rate plus 0.5% for undersecured borrowings. All borrowings are collateralized by accounts receivable, inventory and equipment. Such arrangement is subject to a borrowing base formula involving certain accounts receivable, inventory and equipment. As of March 31, 1998, there were no borrowings outstanding under this arrangement. The Company intends to maintain this arrangement with the Bank for the foreseeable future, although there can be no assurance that the Bank will not in the future demand repayment of any amounts then outstanding under its loan arrangement. The Company also has a secured term loan provided by the Bank bearing interest at a rate adjusted monthly to prime plus 1.5% at March 31, 1998. Monthly principal payments of $9,167 are due through October 1998. All borrowings thereunder are secured by a lien on accounts receivable, inventory and equipment. As of March 31, 1998, there was $64,149 outstanding under this arrangement with the Bank. The Company also has capital lease obligations of $128,868 at March 31, 1998. These capital lease obligations bear interest rates of 1.25% to 1.50% over the prime rate and are expected to be satisfied within 3 years.

      On April 22, 1997, the Company retired a note payable to the Bank in an aggregate principal amount of $500,000, bearing interest at the prime rate, which note was due and payable in March 1998.

      In August 1995, the Company borrowed $400,000 pursuant to bridge notes ("Notes") from a group of private investors at an annual interest rate of 6%. In addition, the Company sold to the same investors warrants to purchase 480,000 shares of Common Stock, exercisable until June 3, 2001 at an exercise price of $2.00 per share. The Notes were paid in full on August 8, 1997.

      The Company has, and continues to have, a dependence upon a few major customers for a significant portion of its revenues. This dependence for revenues has not been responsible for any unusual fluctuations in operating results in the past, and management does not believe this concentration will generate fluctuations in operating results in the future. However, the potential impact of losing a major customer without securing offsetting and equivalent orders could result in a significant negative impact to the operating results of the Company. The gross margin contributions of the Company's major customers are not generally different than those from its other customers as a whole.

      The Company's operating cash flow was $1,343,571 and $809,662 for the six months ended March 31, 1998 and 1997, respectively, $3,448,740 for fiscal 1997, and negative $(1,426,090) in fiscal 1996. The improvement in the Company's operating cash flow results primarily from improved net income as discussed above and improved working capital as more fully presented in the Condensed Statements of Cash Flows for the six months ended March 31, 1998. Negative cash flow for the year ended September 30, 1996 was primarily associated with general increases in inventory levels and temporary increases associated with accounts receivable, all in support of the Company's rapid increase in operations reflected by the growth in annual revenues from $4,621,527 in fiscal 1993 to $13,209,541 in fiscal 1997, an increase of almost 186%.

      Due to the Company's orders related to U.S. Department of Defense procurements, the operations of the Company have been cyclical and generally result in a significant increase in deliveries and revenues in the fourth quarter of its fiscal year ending on September 30. Due to the Company's strong backlog and increased revenues, this cycle is less significant in the current and prior quarters, resulting in a significant improvement in cash provided from operations, as discussed earlier herein and less significant changes in inventory levels than the prior period. This change is evidenced by an increase in both first and second quarter revenues and operating cash flows.

      Generally, accounts receivable at the end of each quarter are collected within the following quarter. However, the Company's major customer, Raytheon, has traditionally averaged approximately 80 to 100 days in satisfaction of outstanding accounts receivable balances. This situation is improving through negotiation with Raytheon, and Management believes that average outstanding balances will be reduced to more traditional levels approximating 45 days, in the future although there can be no assurance of such. The Company's total outstanding accounts receivable balance of $2,803,897 at March 31, 1998 has been subsequently reduced by approximately $976,800 in cash collections. We recently have provided a reserve for certain older balances of $150,497. This reserve is believed to be more than sufficient to address any uncollectible balances outstanding as of March 31, 1998.

As of March 31, 1998 and 1997, the Company's backlog was $10,107,826 and $11,046,871, respectively, consisting of firm fixed price purchase orders. All of these purchase orders are expected to generate profits within the Company's historical levels and the Company believes that the completion of the orders comprising its backlog, and any new orders which may be accepted by the Company in the future, should not result in additional liquidity pressures which cannot be addressed in a manner consistent with the Company's past practices. The Company presently expects to manufacture and deliver $4,608,463 of the products in backlog within the next 12 months. The remaining $5,499,363 of products in backlog will be completed over the next 36 months.

      The Company anticipates, based on its currently proposed plans and assumptions relating to its operations, that the proceeds of the IPO and ongoing stock offerings, together with the Company's existing working capital and anticipated cash flows from the Company's operations, will be sufficient to satisfy the Company's cash requirements for at least twelve months. As the Company continues to grow, additional bank borrowings, other debt placements and equity offerings may be considered, in part or in combination, as the situation warrants. In addition, in the event the Company's plans change or its assumptions change or prove to be inaccurate, or if projected cash flow otherwise proves insufficient to fund operations, the Company might need to seek other sources of financing to conduct its operations. There can be no assurance that any such other sources of financing would be available when needed, on commercially reasonable terms, or at all.

      On March 31, 1998 the Company signed a definitive agreement to acquire two privately-held, affiliated companies, Engineering Development Laboratories, Incorporated ("EDL"), in a stock sale, and Signal Technology Laboratories, Inc. ("STL"), in an asset sale, for approximately $8.5 million in cash, 8%, three-year notes aggregating $4.8 million, 3,950,000 shares of the Company's common stock and a cash earn-out payable over five years based on EDL-STL's future profits. The Company intends to finance the cash portion of the consideration to be paid by the Company at the closing. The Company has received a conditional commitment from National City Bank, Dayton, Ohio for floating rate financing which would increase the Company's revolving line of credit to $14,000,000 with a maturity date of December 31, 2000 convertible thereafter to five year term debt. The line of credit would be secured by a first security interest in accounts, contract rights, inventory, equipment and other security reasonably requested by the lender.

            ENGINEERING DEVELOPMENT LABORATORIES, INC. AND SUBSIDIARY

                      Consolidated Financial Statements
                  for the Nine Months Ended October 4, 1997
                     and the Year Ended December 28, 1996



                                                                           PAGE
                                                                           ----

Independent Auditors' Report...........................................      77
Financial Statements:
    Consolidated Balance Sheet.........................................      78
    Consolidated Statements of Income..................................      79
    Consolidated Statements of Changes in Stockholders' Equity.........      80
    Consolidated Statements of Cash Flows..............................      81
Notes to Consolidated Financial Statements.............................      82
Management's Discussion and Analysis of Operations.............      92


                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


Board of Directors
Engineering Development Laboratories, Inc.:

We have audited the accompanying consolidated balance sheet of Engineering Development Laboratories, Inc. and subsidiary as of October 4, 1997, and the consolidated statements of income, changes in stockholders' equity and cash flows for the nine month period ended October 4, 1997 and for the year ended December 28, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Engineering Development Laboratories, Inc. and subsidiary at October 4, 1997 and the results of their operations and their cash flows for the nine month period ended October 4, 1997 and the year ended December 28, 1996 in conformity with generally accepted accounting principles.


                                                           KPMG Peat Marwick LLP





Orlando, Florida
May 22, 1998

            ENGINEERING DEVELOPMENT LABORATORIES, INC. AND SUBSIDIARY

                           Consolidated Balance Sheet

                                 October 4, 1997






                                     ASSETS
                                     -----

Current assets:

  Cash and cash equivalents                                                     $   609,475
  Accounts receivable (notes 5 and 8)                                             2,628,722
  Costs and estimated earnings in excess of billings on
     uncompleted contracts (notes 2 and 5)                                        7,188,830
  Inventory (note 5)                                                                 86,228
  Prepaid expenses and other assets                                                  25,806
  Deferred income taxes (note 7)                                                     15,320
                                                                                -----------
         Total current assets                                                    10,554,381

Investments (note 3)                                                                356,605

Property and equipment, net (notes 4 and 5)                                         249,299

Deferred income taxes, net (note 7)                                                  29,807

Other assets                                                                          1,660
                                                                              -------------
                                                                              $  11,191,752
                                                                              =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current liabilities:
    Accounts payable                                                          $   1,330,228
    Accrued liabilities                                                             276,617
    Accrued incentive compensation                                                  529,093
    Billings in excess of costs and estimated earnings on
       uncompleted contracts (note 2)                                             1,632,615
    Income taxes payable                                                          2,625,898
                                                                              -------------
           Total current liabilities                                              6,394,451

Deferred compensation (note 9)                                                      344,696
                                                                              -------------
           Total liabilities                                                      6,739,147

                                                                              -------------
Minority interest in equity of subsidiary                                         1,668,357
                                                                              -------------

Stockholders' equity (note 10):
    Common stock, at stated value; 750 shares authorized, issued
       and outstanding                                                                1,200
    Additional paid-in capital                                                      177,395
    Retained earnings                                                             2,991,803
    Net unrealized holding gains on investments available for sale                   21,961
    Treasury stock, 258 shares, at cost                                            (408,111)
                                                                              -------------
           Total stockholders' equity                                             2,784,248

Commitments and contingencies (notes 5, 6 and 14)
                                                                              -------------
                                                                              $  11,191,752
                                                                              =============



See accompanying notes to consolidated financial statements.

            ENGINEERING DEVELOPMENT LABORATORIES, INC. AND SUBSIDIARY

                        Consolidated Statements of Income

                 For the nine month period ended October 4, 1997
                    and for the year ended December 28, 1996

                                                                         1997                     1996
                                                                         ----                     ----
Contract revenues (note 8)                                          $ 23,453,050               22,783,815

Cost of contract revenues                                             10,142,620                9,441,976
                                                                    ------------             ------------
        Gross profit                                                  13,310,430               13,341,839

General and administrative expenses                                    2,573,632                2,929,852
                                                                    ------------             ------------
        Income from operations                                        10,736,798               10,411,987

Other income (expense)                                                   (44,777)                 164,928
                                                                    ------------             ------------
        Income before income taxes and minority interest              10,692,021               10,576,915

Income taxes (note 7)                                                  3,742,778                3,508,765
                                                                    ------------             ------------
        Income before minority interest                                6,949,243                7,068,150

Minority interest in income of consolidated subsidiary                (2,428,523)              (2,582,102)
                                                                    ------------             ------------
        Net income                                                  $  4,520,720                4,486,048
                                                                    ============             ============


See accompanying notes to consolidated financial statements.

           ENGINEERING DEVELOPMENT LABORATORIES, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE NINE MONTH PERIOD ENDED OCTOBER 4, 1997 AND FOR THE YEAR ENDED

                             DECEMBER 28, 1996


                                                                                    NET
                                                                                UNREALIZED
                                  COMMON STOCK      ADDITIONAL                    HOLDING
                                ----------------     PAID-IN       RETAINED      GAINS ON      TREASURY
                                SHARES    AMOUNT     CAPITAL       EARNINGS     INVESTMENTS      STOCK        TOTAL
                                ------    ------    ----------    ----------    -----------    ---------    ----------

Balances at December 30, 1995     750     $1,200      177,395      3,043,535       32,046       (408,111)    2,846,065
Net income                         --        --            --      4,486,048           --             --     4,486,048
Distributions to stockholders      --        --            --     (5,014,500)          --             --    (5,014,500)
Unrealized holding losses on
  investment securities
  available for sale, net of
  deferred income taxes            --        --            --             --      (29,996)            --       (29,996)
                                ------    ------    ----------    ----------    -----------    ---------    ----------
Balances at December 28, 1996     750      1,200      177,395      2,515,083        2,050       (408,111)    2,287,617
Net income                         --        --            --      4,520,720           --             --     4,520,720
Distributions to stockholders      --        --            --     (4,044,000)          --             --    (4,044,000)
Unrealized holding gains on
  investment securities
  available for sale, net of
  deferred income taxes            --        --            --             --       19,911             --        19,911
                                ------    ------    ----------    ----------    -----------    ---------    ----------
Balances at October 4, 1997       750     $1,200      177,395      2,991,803       21,961       (408,111)    2,784,248
                                ======    ======    ==========    ==========    ===========    =========    ==========


See accompanying notes to consolidated financial statements.

            ENGINEERING DEVELOPMENT LABORATORIES, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                 For the nine month period ended October 4, 1997
                    and for the year ended December 28, 1996



                                                                                          1997                     1996
                                                                                          ----                     ----
Cash flows from operating activities:
  Net income                                                                          $ 4,520,720               4,486,048
  Adjustments to reconcile net income
     to net cash provided by operating activities:
        Depreciation                                                                       56,071                  74,599
        Minority interest in income of consolidated subsidiary                          2,428,523               2,582,102
        Deferred income taxes                                                              76,149                  88,100
        Gains on investments                                                                 --                  (139,084)
        Loss on disposal of property and equipment                                           --                    21,711
        Increase (decrease) in cash caused by changes in:
           Accounts receivable                                                           (254,607)                  1,854
           Contracts in progress                                                       (2,990,174)             (1,582,652)
           Inventory                                                                      (48,462)                (37,766)
           Prepaid expenses and other assets                                               20,748                  (8,132)
           Accounts payable                                                               613,751                 265,379
           Accrued liabilities and incentive compensation                                 232,770                 356,320
           Income taxes payable                                                         1,369,628                 722,642
           Deferred compensation                                                          323,983                (524,688)
                                                                                      -----------             -----------
               Net cash provided by operating activities                                6,349,100               6,306,433
                                                                                      -----------             -----------
Cash flows from investing activities:
  Proceeds from sales of investments                                                         --                   596,734
  Purchases of investments                                                               (307,421)                   --
  Purchases of property and equipment                                                    (125,574)                (93,358)
  Other, net                                                                                 --                     5,719

                                                                                      -----------             -----------
               Net cash provided by (used in) investing activities                       (432,995)                509,095
                                                                                      -----------             -----------

Cash flows from financing activities:
  Distributions to stockholders                                                        (4,044,000)             (5,014,500)
  Dividends paid relating to minority interests                                        (2,400,000)             (1,980,000)
                                                                                      -----------             -----------
           Net cash used in financing activities                                       (6,444,000)             (6,994,500)
                                                                                      -----------             -----------
           Net decrease in cash and cash equivalents                                     (527,895)               (178,972)

Cash and cash equivalents, beginning of period                                          1,137,370               1,316,342
                                                                                      -----------             -----------
Cash and cash equivalents, end of period                                              $   609,475               1,137,370
                                                                                      ===========             ===========
Supplemental disclosures of cash flow information:
 Cash paid during the period for:

     Interest                                                                         $     1,941                   2,618
                                                                                      ===========             ===========
     Income taxes                                                                     $ 2,297,000               2,692,295
                                                                                      ===========             ===========


            ENGINEERING DEVELOPMENT LABORATORIES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                      October 4, 1997 and December 28, 1996

(1)   DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      (a)   BUSINESS

            Engineering Development Laboratories, Inc. ("EDL" or "Company") designs, develops and produces military electronic hardware, primarily related to airborne and avionics systems for the United States Department of Defense.

            Signal Technology Laboratories, Inc. ("STL"), a consolidated subsidiary, designs, develops, and produces hardware, primarily related to electronic signal conditioning and analysis, for foreign and domestic intelligence agencies.

            The principal customers of the Company are United States Government agencies and contractors who are subject to federal budgetary implications.

            The Company's fiscal year ends on the Saturday nearest to December 31 using a 52-53 week year.

      (b)   PRINCIPLES OF CONSOLIDATION

            The accompanying consolidated financial statements include the accounts of EDL and its 56% owned subsidiary STL. Intercompany transactions and balances have been eliminated in consolidation.

      (c)   CASH AND CASH EQUIVALENTS

            For purposes of the statements of cash flows, all highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents.

      (d)   REVENUE RECOGNITION

            The Company uses the percentage-of-completion method of accounting for fixed price contracts in progress. Accordingly, revenues are recognized in the ratio that contract costs incurred are to estimated total contract costs. Losses expected to be incurred on contracts are charged to operations in the period such losses are determined.

                                                                     (Continued)

            ENGINEERING DEVELOPMENT LABORATORIES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

            Federal government contracts costs, including indirect expenses, are subject to audit and adjustment by the Defense Contract Audit Agency ("DCAA"). Contract revenues have been recorded in amounts which are expected to be realized upon final settlement. In management's opinion, adjustments resulting from any DCAA audit for 1997 or years prior to 1997 will not have a material adverse effect on the Company's financial position or the results of its future operations.

      (e)   INVENTORY

            Inventory is stated at the lower of cost or market using the first-in, first-out (FIFO) cost method.

      (f)   INVESTMENTS

            The Company's investments are classified into one of three categories which determines their carrying value. These categories are as follows:

                    Held-to-maturity - securities which the Company has the positive intent and ability to hold to maturity are carried at amortized cost.

                    Trading - securities that are purchased and held for the purpose of selling in the near term and generating profits on short-term differences in price are carried at estimated fair value and any unrealized gains and losses are recognized in the consolidated statements of income.

                    Available-for-sale - all other securities not classified as held-to-maturity or trading securities are carried at estimated fair value and any unrealized holding gains and losses are recorded as a net amount in a separate component of equity, net of related deferred income taxes, until realized.

               As of October 4, 1997, the Company classified its investments as available-for-sale.

                                                                     (Continued)

            ENGINEERING DEVELOPMENT LABORATORIES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

      (g)   PROPERTY AND EQUIPMENT

            Property and equipment are stated at cost and are depreciated over the estimated useful lives of the assets using the straight-line method.

      (h)   INCOME TAXES

            EDL has elected treatment as a small business corporation under the S-Corporation provisions of the Internal Revenue Code. No provision for income taxes has been included in the accompanying balance sheet for the operations of EDL since the S-Corporation earnings are included in the individual income tax returns of the Company's stockholders. However, STL is taxed as a Subchapter C corporation and therefore accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      (i)   USE OF ESTIMATES

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                                                     (Continued)

            ENGINEERING DEVELOPMENT LABORATORIES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(2)   COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

      Contracts in progress and advance billings on such contracts consist of the following as of October 4, 1997:

      Costs incurred on uncompleted contracts                         $ 19,067,734
      Estimated earnings thereon                                        13,474,007
                                                                      ------------
                                                                        32,541,741

      Billings to date                                                 (26,985,526)
                                                                      ------------
                                                                      $  5,556,215
                                                                      ============


      The above amount is included in the accompanying consolidated balance sheet under the following captions:

      Costs and estimated earnings in excess of billings on
          uncompleted contracts                                        $ 7,188,830
      Billings in excess of costs and estimated earnings on
          uncompleted contracts                                         (1,632,615)
                                                                       -----------
                                                                       $ 5,556,215
                                                                       ===========

(3)   INVESTMENTS

      Investments at October 4, 1997 are as follows:

                                                                          UNREALIZED         ESTIMATED
                                                          COST          HOLDING GAINS        FAIR VALUE
                                                          ----          -------------        ----------
Mutual funds                                           $182,001              28,184             210,185
Money market funds                                      146,420                --               146,420
                                                       --------            --------            --------
       Total                                           $328,421              28,184             356,605
                                                       ========            ========            ========

                                                                     (Continued)

            ENGINEERING DEVELOPMENT LABORATORIES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

      The Company had net realized gains of approximately $130,000 for the year ended December 28, 1996. The cost of investments sold was determined using the average cost method. These investments are intended to fund the Company's deferred compensation liability (note 9).

(4)   PROPERTY AND EQUIPMENT

      Property and equipment consists of the following at October 4, 1997:

                                                                                          ESTIMATED
                                                                                         USEFUL LIVES
                                                                                          ----------
            Laboratory equipment                                      $    55,479          5 years
            Phase locked oscillator equipment                             140,867          5 years
            Test equipment                                                177,689          5 years
            Demonstration equipment                                        42,876          3 years
            Computer equipment                                            302,544          5 years
            Office furniture and equipment                                 70,603        5-7 years
                                                                          -------
                     Total property and equipment                         790,058

            Less accumulated depreciation                                (540,759)
                                                                          -------
                     Net property and equipment                       $   249,299
                                                                          =======

(5)   LINE OF CREDIT

      The Company has a secured $1,500,000 revolving line of credit available with a bank. Unpaid balances bear interest at .25% above the bank's prime rate. Collateral related to this line of credit includes accounts receivable, inventory, equipment, furniture and fixtures and intangibles. The agreement contains restrictive covenants and reporting requirements which include net worth and debt to equity ratio minimums. As of October 4, 1997, there were no borrowings outstanding under this line of credit.

                                                                     (Continued)

                     ENGINEERING DEVELOPMENT LABORATORIES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(6)   LEASE OBLIGATIONS

      The Company has operating leases for a building with terms of three years. Total rent expense under operating leases was approximately $186,000 and $169,000 for the nine month period ended October 4, 1997 and the year ended December 28, 1996, respectively. Future minimum lease payments under the operating leases are as follows:

                YEAR ENDING DECEMBER 31,
                -----------------------
                            1998                        $    193,065
                            1999                             154,965
                                                             -------
                                                        $    348,030
                                                             =======

(7)   INCOME TAXES

      Income tax expense for the nine month period ended October 4, 1997 and the year ended December 28, 1996 consist of the following:

                       CURRENT                DEFERRED               TOTAL
                       -------                --------              -------
1997:
   Federal            $2,815,482                58,382             2,873,864
   State                 851,147                17,767               868,914
                      ----------            ----------            ----------
                      $3,666,629                76,149             3,742,778
                      ==========            ==========            ==========
1996:
   Federal             3,006,664                77,437             3,084,101
   State                 414,001                10,663               424,664
                      ----------            ----------            ----------
                      $3,420,665                88,100             3,508,765
                      ==========            ==========            ==========

                                                                     (Continued)

            ENGINEERING DEVELOPMENT LABORATORIES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

      Following is a reconciliation of the expected income tax expense computed by applying the U.S. federal income tax rate of 34% to income before income taxes and minority interest and the actual income tax provision for the nine month period ended October 4, 1997 and the year ended December 28, 1996:

                                                                           1997           1996
                                                                           ----           ----
         Computed "expected" tax expense                              $   3,635,287      3,596,151
         Increase (decrease) in income taxes resulting from:
             State income taxes, net of federal income tax benefit          573,483        280,278
             S-Corporation earnings not subject to income taxes            (486,158)      (409,858)
             Other, net                                                      20,166         42,194
                                                                          ---------      ---------
                                                                      $   3,742,778      3,508,765
                                                                          =========      =========

      Deferred income taxes as of October 4, 1997 reflect the impact of "temporary differences" between amounts of assets and liabilities for financial statement purposes and such amounts as measured by tax laws. The temporary differences give rise to deferred tax assets and liabilities which are summarized below as of October 4, 1997:

            Gross deferred tax assets:
               Accrued vacation                                                        $   15,320
               Deferred compensation                                                       54,812
                                                                                           ------
                   Total gross deferred tax assets                                         70,132
                                                                                           ------
            Gross deferred tax liabilities:
               Investments                                                                 (6,224)
               Accumulated depreciation                                                   (18,781)
                                                                                           ------
                   Total gross deferred tax liabilities                                   (25,005)
                                                                                           ------
                   Total net deferred tax assets                                       $   45,127
                                                                                           ======

                                                                     (Continued)

            ENGINEERING DEVELOPMENT LABORATORIES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

      A valuation allowance for deferred tax assets is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Realization is dependent upon the generation of future taxable income or the reversal of deferred tax liabilities during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. As of October 4, 1997, no valuation allowance has been recognized in the accompanying financial statements for the deferred tax assets because the Company believes that sufficient projected future taxable income will be generated to fully utilize the benefits of these deductible amounts.

      Deferred income taxes are included in the accompanying consolidated balance sheet as follows:

                  Current assets                        $  15,320
                  Net long-term assets                     29,807
                                                           ------
                                                        $  45,127
                                                           ======

(8)   CONCENTRATION OF CREDIT RISK


      The Company has a high concentration of revenues from a few customers who accounted for 71% and 67% of revenues for the nine month period ended October 4, 1997 and the year ended December 28, 1996, respectively. A summary of revenues from the customers exceeding 5% of revenues for the nine month period ended October 4, 1997 and the year ended December 28, 1996 is as follows:


                                                  1997                                1996
                                       ------------------------------     -------------------------
                                         REVENUES        % TOTAL            REVENUES       % TOTAL
                                       -----------       ------------     ------------    ---------
         Customer A                  $  6,783,589         29%            $  1,648,574         7%
         Customer B                     6,323,101         27%               6,206,108        27%
         Customer C                     2,248,928         10%                -                -
         Customer D                     1,118,246          5%               1,774,779         8%
         Customer E                      -                 -                2,641,164        12%
         Customer F                      -                 -                1,569,025         7%
         Customer G                      -                 -                1,318,148         6%

                                                                     (Continued)

            ENGINEERING DEVELOPMENT LABORATORIES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



      A summary of accounts receivable exceeding 5% of accounts receivable as of October 4, 1997 is as follows:



                            ACCOUNTS RECEIVABLE        % TOTAL
                            -------------------        --------
         Customer A         $1,382,403                 53%
         Customer B            554,510                 21%
         Customer E            311,103                 12%
         Customer H            133,885                  5%

(9)   BENEFIT PLANS

      The Company has a defined contribution 401(k) plan that covers all full-time employees 18 years or older. The Company currently matches employee contributions on a 1 to 2 basis (50% match) up to 10% of compensation. The Company provided matching contributions of approximately $73,000 and $86,000 for the nine month period ended October 4, 1997 and the year ended December 28, 1996, respectively.


      The Company has also established deferred compensation plans for certain employees. EDL has two plans whose provisions provide deferred compensation equal to 50% of base salary for employee-owners and 12% to 30% of base salary for certain other employees. No employee contributions are required for EDL plans. STL has a plan whereby the employees can defer up to 10% of their base salary. The Company will then match any deferrals on a 3 for 1 basis. The amount expensed by the Company was approximately $289,000 and $354,000 for the nine month period ended October 4, 1997 and the year ended December 28, 1996, respectively. Amounts are payable upon retirement, termination of employment, death or disability.


(10)  STOCK REDEMPTION AGREEMENT

      The Company has a stock redemption agreement with its stockholders whereby if the stockholder desires to sell their stock the stock must first be offered for sale to the Company. The agreement provides for a price based upon book value as stated in the latest interim financial report. The Company, however, may decide not to purchase the stock and the holder may then offer it to any potential buyer.

                                                                     (Continued)

            ENGINEERING DEVELOPMENT LABORATORIES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(11)  ROYALTY AGREEMENT


      The Company is entitled to 5% of product sales made by the buyer of a prior business of the Company through February, 1998, up to a maximum of $250,000. During the nine month period ended October 4, 1997, the royalty agreement was modified to defer royalty payments for a period of nine months from April 1, 1997 through December 31, 1997. Royalties and interest are payable to the Company on January 1, 1998 and no royalty income for the nine month period ended October 4, 1997 has been accounted for in the accompanying consolidated financial statements. Through October 4, 1997, total royalty income earned by the Company amounted to $168,560.


(12)  PRODUCT WARRANTIES

      The Company has warranted certain items in its contracts with the United States Government. The Company believes it has sufficient residual material available to provide any needed parts and an employee is available on site to provide needed service. The Company has provided for estimated future warranty costs as part of contract costs.

(13)  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying amounts of the Company's receivables, current liabilities and deferred compensation approximates their fair value because of the short maturity of those instruments.

(14)  SUBSEQUENT EVENTS


      On March 31, 1998, the Company entered into an agreement to sell the common stock of EDL and substantially all of the business and operating assets of STL to Paravant Computer Systems, Inc. ("Paravant"). Under the terms of the agreement, the shareholders of EDL/STL would receive approximately $8.7 million in cash, an 8%, three year, $4.8 million note, 3,950,000 shares of Paravant's common stock and a cash earn-out payable over five years based on EDL/STL's future profits. The agreement is subject to the approval of Paravant's shareholders.

Management's Discussion and Analysis of Operations
RESULTS OF OPERATIONS
Nine Months ended October 4, 1997 vs. Fiscal year ended December 28, 1996

Revenues for nine months ended October 4, 1997 were $23,453,050, an increase of $669,235 or 3% over revenues for the fiscal year ended December 28, 1996 of $22,783,815. On an annualized basis the increase in revenues is projected to be approximately 37%. This projected increase is primarily due to accelerated delivery requirements by the government customer. These accelerated delivery requirements are not anticipated to continue into the future.

Gross profit was $13,310,430 in the nine months ended October 4, 1997, or 57% of revenues, compared to $13,341,839 or 59% of revenues for the fiscal year ended December 28, 1996, a total decrease of $(31,409) or 0%. On an annualized basis there is a projected increase of approximately 33%. Selling and administrative expenses were 11% of revenues or $2,573,632 in the nine months ended October 4, 1997, versus expenses for the fiscal year ended December 28, 1996 of 13% of revenues or $2,929,852, a decrease of $356,220 or 12%. However, on an annualized basis the expenses are anticipated to increase by approximately 17%. The projected increase in selling and administrative costs are due primarily to increased expenditures required to meet the accelerated delivery requirements discussed above.

Income from operations grew to $10,736,798 for the nine months ended October 4, 1997 compared to $10,411,987 for the fiscal year ended December 28, 1996, an improvement of $324,811 or 3%. On an annualized basis, income from operations is projected to increase by approximately 37%. As a percentage of revenues, income from operations remained unchanged at 46% in 1997 and 1996. The projected improvement in income from operations overall, results primarily from the projected increase in revenues, as discussed above.

As a result, the Company's net income improved to $4,520,720 for the nine months ended October 4, 1997 when compared to $4,486,048 for the fiscal year ended December 28, 1996, an increase of $34,672 or .7%. On an annualized basis, the increase in net income is projected to be approximately 34%. Net income, as a percentage of revenues were 19% in 1997 and 1996. The improvement in net income overall, resulted primarily from increased revenues, as discussed above.


LIQUIDITY AND CAPITAL RESOURCES

The Company has a secured revolving credit arrangement with Star Bank in Dayton, Ohio (the "Bank") for a credit line of up to $1,500,000 that is renewed annually and bears interest at the prime rate plus 0.25%.

The Company's have, and continue to have, a dependence on a few major customers for a significant portion of its revenues. This dependence for revenues has not been responsible for any unusual fluctuations in operating results in the past, and management does not believe this concentration will generate fluctuations in operating results in the future. However, the potential impact of losing a major customer without securing offsetting and equivalent orders could result in a significant negative impact to the operating results of the Company. The gross margin contributions of the Company's major customers are not generally different from those of its other customers as a whole.

The Company's operating cash flow was $6,349,100 and $6,306,433 for the nine months ended October 4, 1997 and fiscal year ended December 28, 1996, respectively.

Generally, accounts receivable at the end of the period are collected within the following month. Management feels there is no need for a bad debt reserve.

As of October 4, 1997 and December 28, 1996, the Company's backlog was $23,191,702 and $9,449,719, respectively, consisting of firm fixed price purchase orders. All of these purchase orders are expected to generate profits within the Company's historical levels and the Company believes that the completion of the orders comprising its backlog, and any new orders which may be accepted by the Company in the future, should not result in additional liquidity pressures which cannot be addressed in a manner consistent with the Company's past practices. The Company presently expects to manufacture and deliver all of the products in the backlog at October 4, 1997 within the next twelve months.

On March 31, 1998, the Company entered into a definitive agreement to sell the common stock of EDL and substantially all of the business and operating assets of STL to Paravant Computer Systems, Inc. ("Paravant"). Under the terms of the agreement, the shareholders of EDL/STL would receive approximately $8.7 million in cash, 8%, three-year notes aggregating $4.8 million, 3,950,000 shares of Paravant's common stock and a cash earn-out payable over five years based on EDL-STL's future profits. The agreement is subject to the approval of Paravant's shareholders.

          ENGINEERING DEVELOPMENT LABORATORIES, INC. AND SUBSIDIARY


            Unaudited Consolidated Condensed Financial Statements
                        for the Six Months Ended
                    March 21, 1998 and March 22, 1997



                                                                            PAGE

Condensed Consolidated Balance Sheet - March 31, 1998 ......................  95

Condensed Consolidated Statements of Income for the six months ended March 21, 1998 and March 22, 1997 ....................................  96

Condensed Consolidated Statements of Cash Flows for the six months ended March 21, 1998 and March 22, 1997 ....................................  97

Notes to Condensed Consolidated Financial Statements .......................  98

Management's Discussion and Analysis of Operations .........................  99

            ENGINEERING DEVELOPMENT LABORATORIES, INC. AND SUBSIDIARY

                      Condensed Consolidated Balance Sheet


                                                                      MARCH 21,
          ASSETS                                                       1998
          ------                                                       -----
                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents                                        $ 1,380,766
  Accounts receivable                                                4,411,486
  Costs and estimated earnings in excess of billings on
     uncompleted contracts                                           7,932,081
  Inventory                                                            153,889
  Prepaid expenses and other assets                                     58,005
  Deferred income taxes                                                 15,320
                                                                   -----------
         Total current assets                                       13,951,547

Property and equipment, net                                            304,092
Other assets                                                            88,492
                                                                   -----------
                                                                   $14,344,131
                                                                   ===========

   LIABILITIES AND STOCKHOLDERS' EQUITY
   ------------------------------------

Current liabilities:
    Accounts payable                                               $   355,474
    Accrued liabilities                                                519,050
    Billings in excess of costs and estimated earnings on
       uncompleted contracts                                         1,048,631
    Income taxes payable                                             3,352,400
                                                                   -----------
           Total current liabilities                                 5,275,555

Deferred compensation                                                  105,180
Deferred income taxes                                                    1,884
                                                                   -----------
           Total liabilities                                         5,382,619
                                                                   -----------
Minority interest in equity of subsidiary                            3,197,576
                                                                   -----------
Stockholders' equity:
    Common stock, at stated value. 750 shares authorized,
       issued and outstanding                                            1,200
    Additional paid-in capital                                         177,395
    Retained earnings                                                5,993,452
    Treasury stock, 258 shares, at cost                               (408,111)
                                                                   -----------
           Total stockholders' equity                                5,763,936
                                                                   -----------
                                                                   $14,344,131
                                                                   ===========





See accompanying notes to condensed consolidated financial statements.

            ENGINEERING DEVELOPMENT LABORATORIES, INC. AND SUBSIDIARY

                   Condensed Consolidated Statements of Income

                                                                                  SIX MONTHS ENDED
                                                                        ------------------------------------
                                                                          MARCH 21,              MARCH 22,
                                                                            1998                    1997
                                                                            ----                    ----
                                                                        (UNAUDITED)              (UNAUDITED)
Contract revenues                                                      $ 21,613,907                8,726,445
Cost of contract revenues                                                 9,245,642                4,452,326
                                                                       ------------             ------------
        Gross profit                                                     12,368,265                4,274,119

General and administrative expenses                                       2,032,063                1,426,442
                                                                       ------------             ------------
        Income from operations                                           10,336,202                2,847,677

Other income                                                                201,730                  181,500
                                                                       ------------             ------------
        Income before income taxes and minority interest                 10,537,932                3,029,177

Income taxes                                                              3,694,064                  810,809
                                                                       ------------             ------------
        Income before minority interest                                   6,843,868                2,218,368


Minority interest in income of consolidated subsidiary                   (2,249,219)                (773,778)
                                                                       ------------             ------------
        Net income                                                     $  4,594,649                1,444,590
                                                                       ============             ============



See accompanying notes to condensed consolidated financial statements.

            ENGINEERING DEVELOPMENT LABORATORIES, INC. AND SUBSIDIARY

                 Condensed Consolidated Statements of Cash Flows


                                                                                              SIX MONTHS ENDED
                                                                                   -------------------------------------
                                                                                     MARCH 21,               MARCH 22,
                                                                                       1998                     1997
                                                                                       ----                     ----
                                                                                    (UNAUDITED)              (UNAUDITED)

Cash flows from operating activities:
  Net income                                                                       $ 4,594,649               1,444,590
  Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation                                                                    41,034                   8,738
        Minority interest in income of consolidated subsidiary                       2,249,219                 773,778
        Deferred income taxes                                                           37,914                (769,565)
        Gains on investments                                                           (28,184)                  2,049
        Increase (decrease) in cash caused by changes in:
              Accounts receivable                                                   (1,782,764)                (93,739)
              Contracts in progress                                                 (1,327,235)              2,212,272
              Inventory                                                                (67,661)                 20,546
              Prepaid expenses and other assets                                        (32,199)                 (7,930)
              Accounts payable                                                        (974,754)                (17,123)
              Accrued liabilities                                                     (286,660)               (113,525)
              Income taxes payable                                                     726,502                  87,221
              Deferred compensation                                                   (239,516)                100,075
                                                                                   -----------             -----------
              Net cash provided by operating activities                              2,910,345               3,647,387
                                                                                   -----------             -----------
Cash flows from investing activities:

  Proceeds from sales of investments                                                   356,605                 780,703
  Purchases of property and equipment                                                  (95,827)                   --
  Proceeds from sale of property and equipment                                            --                    32,996
  Purchases of other assets                                                            (86,832)                (12,506)
  Sale of other assets                                                                    --                     5,719
                                                                                   -----------             -----------
               Net cash provided by investing activities                               173,946                 806,912
                                                                                   -----------             -----------

Cash flows from financing activities:
  Distributions to stockholders                                                     (1,593,000)             (2,545,500)
  Dividends paid relating to minority interests                                       (720,000)             (1,741,000)
                                                                                      --------               ---------
               Net cash used in financing activities                                (2,313,000)             (4,286,500)
                                                                                      --------               ---------
               Net increase in cash and cash equivalents                               771,291                 167,799

Cash and cash equivalents, beginning of period                                         609,475                  65,646
                                                                                      --------               ---------
Cash and cash equivalents, end of period                                           $ 1,380,766                 233,445
                                                                                      ========               =========
Supplemental disclosures of cash flow information:
 Cash paid during the period for:

     Interest                                                                      $    19,315                     149
                                                                                      ========               =========
     Income taxes                                                                  $ 2,940,342                 624,216
                                                                                      ========               =========



See accompanying notes to condensed consolidated financial statements.


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


            ENGINEERING DEVELOPMENT LABORATORIES, INC. AND SUBSIDIARY

              Notes to Condensed Consolidated Financial Statements

                        March 21, 1998 and March 22, 1997

(1)   BASIS OF PRESENTATION

      The accompanying unaudited condensed consolidated financial statements of Engineering Development Laboratories, Inc. ("EDL" or "Company") include the accounts of EDL and its 56% owned subsidiary Signal Technology Laboratories, Inc. ("STL"). The statements have been prepared in accordance with instructions and requirements of Regulation S-B and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. In the opinion of management, such financial statements, reflect all adjustments (consisting of normal recurring accruals) considered necessary for a fair statement of financial position, results of operations and cash flows for the interim periods presented. Operating results for the interim periods are not necessarily indicative of the results that may be expected for the full fiscal years.

      These condensed consolidated financial statements and footnotes should be read in conjunction with the Company's audited financial statements for the nine month period ended October 4, 1997 and the fiscal year ended December 28, 1996. The accounting principles used in preparing these condensed consolidated financial statements are the same as those described in such statements.

(2)   SUBSEQUENT EVENT


      On March 31, 1998, the Company entered into an agreement to sell the common stock of EDL and substantially all of the business and operating assets of STL to Paravant Computer Systems, Inc. ("Paravant"). Under the terms of the agreement, the shareholders of EDL/STL would receive approximately $8.7 million in cash, an 8% three year, $4.8 million note, 3,950,000 shares of Paravant's common stock and a cash earn-out payable over five years based on EDL/STL's future profits. The agreement is subject to the approval of Paravant's shareholders.

Management's Discussion and Analysis of Operations
RESULTS OF OPERATIONS
Six Months ended March 21, 1998 vs. March 22, 1997

Revenues for the six months ended March 21, 1998 were $21,613,907, an increase of $12,887,462 or 148% over the six months ended March 22, 1997 revenues of $8,726,445. This increase is primarily due to accelerated delivery requirements by the government customer. These accelerated delivery requirements are not anticipated to continue into the future.

Gross profit was $12,368,265 for the six months ended March 21, 1998 or 57% of revenues, compared to $4,274,119 or 49% in the six months ended March 22, 1997, a total increase of $8,094,146 or 189%. This increase in gross profitability results primarily from the increased revenues discussed above. As volume has increased, efficiencies in both production cycle time and fixed costs have been attained.

Selling and administrative expenses of $2,032,063 in the six months ended March 21, 1998 increased by $605,621 or 42% from the six months ended March 22, 1997 expenses of $1,426,442. As a percentage of revenues, selling and administrative expenses were 9% and 16% in the six months ended March 21, 1998 and March 22, 1997, respectively. As the volume has increased, efficiencies in selling and administrative expenses as a percentage of revenues have been attained.

Income from operations was $10,336,202 for the six months ended March 21, 1998 compared to $2,847,677 in the six months ended March 22, 1997, an improvement of $7,488,525. As a percentage of revenues, income from operations improved to 48% in the six months ended March 21, 1998 from 33% in the six months ended March 22, 1997. The improvement to income from operations overall resulted primarily from increased revenues and gross profits offset in part by increased selling and administrative expenses as discussed above.

As a result, the Company's net income improved by 218% to $4,594,649 in the six months ended March 21, 1998 compared to $1,444,590 in 1997. Net income as a percentage of revenues was 21% in the six months ended March 21, 1998 compared to 17% in the six months ended March 22, 1997. The improvement in net income overall resulted primarily from increased revenues and gross profits, offset in part by increased selling and administrative expenses as discussed above.

LIQUIDITY AND CAPITAL RESOURCES

The Company has a secured revolving credit arrangement with Star Bank in Dayton, Ohio (the 'Bank') for a credit line of up to $1,500,000 that is renewed annually and bears interest at the prime rate plus 0.25% for secured borrowings.

The Company's have, and continue to have, a dependence on a few major customers for a significant portion of its revenues. This dependence for revenues has not been responsible for any unusual fluctuations in operating results in the past, and management does not believe this concentration will generate fluctuations in operating results in the future. However, the potential impact of losing a major customer without securing offsetting and equivalent orders could result in a significant negative impact to the operating results of the Company. The gross margin contributions of the Company's major customers are not generally different from those of its other customers as a whole.

The Company's operating cash flow was $2,910,345 and $3,647,387 for the six months ended March 21, 1998 and March 22, 1997, respectively. The decrease in the Company's operating cash flow for six months ended March 21, 1998 results primarily from an increase in accounts receivable and unbilled receivables, along with a decrease in accounts payable, offset in part by the increased net income, more fully presented in the Condensed Statements of Cash Flows for the six months ended March 21, 1998.

Generally, accounts receivable at the end of the period are collected within the following month. Management feels no bad debt reserve is required.

As of March 21, 1998 and March 22, 1997, the Company's backlog was $8,419,233 and $14,443,376, respectively, consisting of firm fixed price purchase orders. All of these purchase orders are expected to generate profits within the Company's historical levels and the Company believes that the completion of the orders comprising its backlog, and any new orders which may be accepted by the Company in the future, should not result in additional liquidity pressures which cannot be addressed in a manner consistent with the Company's past practices. The Company presently expects to manufacture and deliver all of the products in the backlog at March 21, 1998 within the next nine months.

On March 31, 1998, the Company entered into a definitive agreement to sell the common stock of EDL and substantially all of the business and operating assets of STL to Paravant Computer Systems, Inc. ('Paravant'). Under the terms of the agreement, the shareholders of EDL/STL would receive approximately $8.7 million in cash, 8%, three-year notes aggregating $4.8 million, 3,950,000 shares of Paravant's common stock and a cash earn-out payable over five years based on EDL-STL's future profits. The agreement is subject to the approval of Paravant's shareholders.

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



                             ADDITIONAL INFORMATION

Cautionary Statement Concerning Forward-Looking Statements


      This Proxy Statement contains forward-looking statements that are subject to known and unknown risks and uncertainties. Forward-looking statements include the information concerning the possible or assumed future results of operations of the Company when combined with EDL and STL set forth under the caption "Proposal 2: Approval of the Acquisition" and sub captions thereunder including, but not limited to, "Reasons for the Proposal," "Recommendation of the Company's Board of Directors, "Pro Forma Book Values and Earnings Per Share," "Summary of the Acquisition - Risk Factors Applicable to the Acquisition," The Acquisition - Reasons for the Acquisition," "The Acquisition - Fairness Opinion," "The Acquisition Agreement - Cash Earn-Out," "The Acquisition Agreement - Liquidated Damages," "The Acquisition Agreement - Description of the Company,"
"The Acquisition Agreement - Description of EDL and STL - Exceptional Recent Earnings History of EDL and STL,"Financial Statements," and those preceded by, followed by, or that include the words "believes", "expects", "anticipates", or similar expressions. Such statements reflect the current views of the Company and/or EDL, STL and/or the EDL/STL Shareholders with respect to future events. For those statements as they relate to the Company only, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, to the extent provided by applicable law. This safe harbor does not apply to forward-looking statements of EDL or STL as neither of such entities has ever registered its securities with the SEC. It should be understood that the factors set forth below, in addition to those set forth elsewhere in this Proxy Statement and in the documents incorporated by reference herein, could affect the future results of the Company and could cause results to differ materially from those expressed or implied in the forward-looking statements in this Proxy Statement. The Company's management believes that their expectations of future performance are based on the assumption which, to the best of their knowledge, are reasonable, however, there can be no assurance that actual results will not differ materially from such expectations. The factors which could cause actual results to differ from these expectations include, among others, those factors referred to under "risk factors" in this Proxy Statement, and other factors described in this Proxy Statement and in other documents filed by the Company with the SEC.


Additional Information About the Company

      The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the Company files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Additional information concerning the SEC's public reference rooms may be obtained by telephone from the SEC by calling 1-800-SEC-0330. The Company's SEC filings are also available to the public from commercial document retrieval services and at the Internet Website maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information should also be available for inspection at the offices of the NASD.


      SHAREHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE ON THE PROPOSAL RELATING TO THE ACQUISITION. THE COMPANY HAS NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION THAT IS DIFFERENT FROM THAT WHICH IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JULY 23, 1998. DO NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS NOR THE ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE ACQUISITION SHALL CREATE ANY IMPLICATION TO THE CONTRARY.


                   INFORMATION CONCERNING INDEPENDENT AUDITORS

      The Company has selected the firm of KPMG Peat Marwick LLP to serve as the independent auditors for the Company for the current fiscal year ending September 30, 1998. That firm served as the Company's independent auditors for its fiscal year ended September 30, 1997. Representatives of KPMG Peat Marwick LLP are expected to attend the Special Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

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




                              SHAREHOLDER PROPOSALS

      Shareholder proposals intended to be presented at the next annual meeting of shareholders, to be held in 1999, must be received by the Company at 1615A West Nasa Boulevard, Melbourne, Florida 32901, Attention: Secretary, by September 30, 1998 to be included in the proxy statement and form of proxy relating to that meeting.

                                  OTHER MATTERS

      The Board of Directors is aware of no other matters that are to be presented to shareholders for formal action at the Special Meeting. If, however, any other matters properly come before the Special Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

                                             By Order of the Board of Directors,



                                             William R. Craven
                                             Secretary

Dated:  Melbourne, Florida
        July 23, 1998

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


                                   APPENDIX 1

PROXY                     PARAVANT COMPUTER SYSTEMS, INC.

  PROXY SOLICITED BY THE BOARD OF DIRECTORS OF PARAVANT COMPUTER SYSTEMS, INC.

            FOR THE SPECIAL MEETING OF SHAREHOLDERS--AUGUST 20, 1998

      The undersigned hereby appoints Richard P. McNeight, William R. Craven and Kevin J. Bartczak, and each of them, as Proxies, each with full power of substitution and resubstitution, to represent and to vote, as designated below, all shares of Common Stock of Paravant Computer Systems, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of the Company to be held at the Melbourne Beach Hilton Oceanfront Hotel, 3003 U.S. Highway A1A, Indialantic, Florida 32903 at 10:00 A.M. (local time) on August 20, 1998, and at any adjournment or postponement thereof.


1.    Approval of Name Change to Paravant Inc.:

           [ ] FOR                 [ ] AGAINST                   [ ] ABSTAIN

2. Approval of Acquisition Agreement and related acquisitions:

           [ ] FOR                 [ ] AGAINST                   [ ] ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

   IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

      TO BE VALID, THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.


                                        Please sign exactly as name appears at
                                        left. When shares are held by joint
                                        tenants, both should sign. When signing
                                        as attorney, executor, administrator,
                                        trustee or guardian, please give your
                                        full title as such. If a corporation,
                                        please sign in full corporate name by
                                        president or other authorized officer.
                                        If a partnership, please sign in
                                        partnership name by authorized person.

                                        Date:
                                             ----------------------------------

                                        ---------------------------------------
                                        Signature

                                        ---------------------------------------
                                        Signature


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.



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